UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.     )
Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under § 240.14a-12
SJW Group
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Notice of Annual Meeting of Stockholders

March 8, 2022

To Our Stockholders:
Notice is hereby given that the 2022 Annual Meeting of Stockholders of SJW Group will be held virtually on Wednesday, April 27, 2022 at 9:00 AM Central Time (the "Annual Meeting"), for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

Company Proposals

1	To elect nine (9) directors to serve on the Board of Directors of SJW Group;

2	To approve, on an advisory basis, the compensation of the named executive officers as disclosed in this Proxy Statement;

3	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of SJW Group for the fiscal year ending December 31, 2022; and

4	To act upon such other business as may properly come before the virtual Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has set the close of business on Wednesday, March 2, 2022 as the record date for determining the stockholders entitled to notice of, and to vote at the Annual Meeting and at any adjournment or postponement thereof.
You are cordially invited to attend the virtual Annual Meeting. Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. In light of the public health impact of the COVID-19 pandemic, the Corporation will hold the Annual Meeting in a virtual meeting format only. You will not be able to attend the Annual Meeting in person. In order to attend the Annual Meeting at www.virtualshareholdermeeting.com/SJW2022, you must enter the control number found on your proxy card or voting instruction form. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. You may also vote prior to the Annual Meeting by telephone, via the Internet or by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled "Voting Procedure" on page 2 of the Proxy Statement. You may revoke a previously delivered proxy at any time prior to the Annual Meeting by following the procedures set forth in this Proxy Statement. If you attend the virtual Annual Meeting and wish to change your proxy vote, you may do so during the Annual Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 27, 2022: A COPY OF THE PROXY STATEMENT, THE FORM OF PROXY, AND THE ANNUAL REPORT FOR THE YEAR ENDED ON DECEMBER 31, 2021 ARE AVAILABLE AT https://www.proxydocs.com/SJW.

Sincerely,
Eric W. Thornburg
President, Chief Executive Officer and
Chairman of the Board

SJW Group
110 W. Taylor Street
San Jose, California 95110

Proxy Statement for the 2022 Annual Meeting of Stockholders
To Be Held Virtually on April 27, 2022

The enclosed proxy is solicited on behalf of the Board of Directors of SJW Group, a Delaware corporation ("SJW Group" or the "Corporation"), for use at SJW Group's Annual Meeting of Stockholders to be held virtually on Wednesday, April 27, 2022 at 9:00 AM Central Time and at any adjournment or postponement thereof. The Annual Meeting will be held virtually at www.virtualshareholdermeeting.com/SJW2022.
These proxy solicitation materials are being mailed on or about March 15, 2022, to all stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders. SJW Group's 2021 Annual Report, which includes its Form 10-K for the year ended December 31, 2021, accompanies these proxy solicitation materials.
PURPOSE OF MEETING
The Board of Directors has called the Annual Meeting of Stockholders for the following purposes:

Proposal 1	Proposal 2	Proposal 3	Proposal 4
To elect nine (9) directors to serve on the Board of Directors of SJW Group;	To approve, on an advisory basis, the compensation of the named executive officers as disclosed in this Proxy Statement;	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of SJW Group for the fiscal year ending December 31, 2022; and	To act upon such other business as may properly come before the virtual Annual Meeting or any adjournment or postponement thereof.
The Board of Directors asks for your proxy to vote "FOR" for each of the foregoing proposals, and in the case of Proposal 1, to vote "FOR" each of the director nominees.
VOTING RIGHTS AND SOLICITATION
Voting and Virtual Annual Meeting
Only stockholders of record on March 2, 2022, the record date, will be entitled to notice of, and to vote at the Annual Meeting. As of the close of business on March 2, 2022, there were 30,236,551 shares of common stock of SJW Group issued and outstanding. Each share of common stock is entitled to one (1) vote on each proposal presented at the meeting.
In light of the public health impact of the COVID-19 pandemic, the Corporation will hold the Annual Meeting in a virtual meeting format only. This format will enable stockholders to attend the meeting and participate from any location at no cost, and stockholders will be able to listen to the meeting live, submit questions, and vote online during the meeting. You will be able to attend the Annual Meeting online at www.virtualshareholdermeeting.com/SJW2022. To participate in the Annual Meeting, you will need the control number included on your proxy card or voting instruction card (if your shares are held through a stockbroker or another nominee). We encourage you to access the Annual Meeting prior to the start time and allow ample time to log in to the Annual Meeting and test your computer audio system.

Quorum and Votes Required
A majority of the Corporation's voting power of all shares of common stock issued and outstanding and entitled to vote must be present at the Annual Meeting or represented by proxy at the Annual Meeting in order to constitute a quorum.  Abstentions and broker non-votes (shares held of record by brokers for which the required voting instructions are not provided by the beneficial owners of those shares) are included in the number of shares present for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. If a broker or other nominee holds shares in its name on behalf of a stockholder who is a beneficial owner of such shares, the broker or nominee is not permitted to vote those shares on Proposal 1 and Proposal 2 in the absence of voting instructions from that stockholder, and therefore broker non-votes will occur if no such instructions are given. The broker or nominee is permitted to vote on Proposal 3 in the absence of voting instructions from the stockholders who are beneficial owners of such shares, therefore the Corporation does not expect any broker non-votes for Proposal 3.
For Proposal 1, each director nominee is elected by a majority of the votes cast with respect to the director, i.e., the number of votes “for” the director exceeds the number of votes “against” the director. Our Amended and Restated Bylaws (the “Bylaws”) provide that any incumbent director who does not receive the required majority votes at the Annual Meeting will promptly tender their resignation to the Board, and the Board, after considering the recommendation of the Nominating & Governance Committee regarding such resignation, shall determine whether to accept or reject the resignation. For a more detailed description of the majority voting process, see "Proposal 1-Election of Directors-General." Abstentions and broker non-votes are not considered votes cast and will not be counted for Proposal 1.
Proposal 2 requires for approval the affirmative vote of a majority of stockholders present at the Annual Meeting or represented by proxy at the meeting and entitled to vote. As a result, abstentions will have the same effect as voting against Proposal 2. For Proposal 2, broker non-votes will not be included in the calculation of votes because they are not considered as shares "entitled to vote" on the proposal. In addition, the stockholder vote on executive compensation in Proposal 2 is an advisory vote only and it is not binding on the Corporation. Although the vote is non-binding, the Board of Directors and the Executive Compensation Committee will consider the outcome of the vote when making future compensation decisions affecting the Corporation’s named executive officers.
Proposal 3 requires for approval the affirmative vote of a majority of stockholders present at the Annual Meeting or represented by proxy at the meeting and entitled to vote. As a result, abstentions will have the same effect as voting against Proposal 3. As discussed above, we do not expect broker non-votes for Proposal 3.
Voting Procedure
Stockholders of record may vote via:

:	(	*	C
Internet	Telephone	Mailing a completed proxy card prior to the Annual Meeting	Live during our virtual Annual Meeting
Instructions for voting via the Internet, by telephone, and during the virtual Annual Meeting are set forth on the enclosed proxy card. The Internet and telephone voting facilities will close at 11:59 PM Eastern Time on April 26, 2022. If the enclosed form of proxy is properly signed, dated and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified by the stockholder. If voting instructions are not specified on the proxy, the shares represented by that proxy (if that proxy is not revoked) will be voted at the Annual Meeting FOR the election of each of the director nominees listed in Proposal 1; FOR the advisory resolution to approve the compensation of the named executive officers as disclosed in this Proxy Statement in Proposal 2; and FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2022, as described in Proposal 3, and as the proxy holder may determine in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournment or postponement thereof.

YOUR VOTE IS IMPORTANT PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING
You may revoke your proxy at any time before it is actually voted at the virtual Annual Meeting by:
•Delivering written notice of revocation to the Corporate Secretary at SJW Group, 110 W. Taylor Street, San Jose, California 95110;
•Submitting a later dated proxy; or
•Attending and voting at the virtual Annual Meeting.
Your attendance at the virtual Annual Meeting will not, by itself, constitute a revocation of your proxy.
You may also be represented by another person present at the meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in the stock transfer records of the Corporation. If you are a beneficial owner of shares, but those shares are held of record by another person such as a stock brokerage firm or bank, then you must provide voting instructions to the appropriate record holder so that such person can vote those shares. In the absence of such voting instructions from you, the record holder may not be entitled to vote those shares.
Proxy Solicitation Costs
The Corporation will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional solicitation materials that the Corporation may provide to stockholders. Copies of solicitation materials will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. The Corporation will reimburse the brokerage firms, fiduciaries and custodians holding shares in their names for reasonable expenses incurred by them in sending solicitation materials to its beneficial stockholders. The solicitation of proxies will be made by regular or first class mail and may also be made by telephone, telegraph, facsimile, electronic mail or personally by directors, officers and employees of the Corporation who will receive no extra compensation for such services. In addition, the Corporation has retained Georgeson LLC to act as a proxy solicitor in conjunction with the Annual Meeting. The Corporation has agreed to pay that firm $11,000, plus expenses, for proxy solicitation services.

PROPOSAL 1 ELECTION OF DIRECTORS
General
Nine (9) directors, which will constitute the entire Board of Directors of SJW Group (the "Board") following the Annual Meeting, are to be elected at the Annual Meeting to hold office until the next annual meeting or until a successor for such director is elected and qualified, or until the death, resignation or removal of such director. In December 2021, the Board appointed Rebecca A. Klein as a director of the Corporation, and she is a nominee for director at the Annual Meeting. Katharine Armstrong, a current member of the Board, was not nominated for reelection and her term will expire after the Annual Meeting. Ms. Armstrong has faithfully served the Corporation for 13 years as a member of the Board. Her service to the Corporation has been exemplary and is greatly appreciated.
The Corporation's Bylaws provide a majority voting standard for the election of directors in uncontested elections. The election of directors at the Annual Meeting is uncontested, therefore under the Bylaws, each of the nine (9) nominees set forth in this Proxy Statement will be elected by the majority of the votes cast with respect to such nominee. If an incumbent director does not receive the required majority vote, the director shall promptly tender their resignation to the Board. Within 90 days after the Annual Meeting, the Nominating & Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation. The Board will act by taking into account such committee’s recommendation. If the Board does not accept the resignation, the Board is required to publicly disclose its decision and the rationale behind the decision. For more detail about the majority voting standard, see our Bylaws which were filed with the Securities and Exchange Commission (the "SEC").
Unless individual stockholders specify otherwise, each returned proxy will be voted FOR the election of each of the nine (9) nominees whose biographies are provided below, each of whom has been nominated by the existing Board of Directors upon the recommendation of the Nominating & Governance Committee. In the unanticipated event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for any nominee named by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, SJW Group is not aware of any nominee who is unable or will decline to serve as a director.
Key Experience, Qualifications, Attributes and Skills of Board Nominees
The following biographies describe the particular experience, qualifications, attributes and skills that led the Board of Directors to conclude that each continuing director and nominee should serve as a director of SJW Group at this time, in light of the Corporation's business and structure, and in addition to any past experience on the Board of Directors of SJW Group and its subsidiaries. No nominee or current director has any family relationship with any other current director, nominee or with any executive officer. Other than Eric W. Thornburg, whose employment relationships with SJW Group and its subsidiaries which are described below, no nominee is or has been employed by SJW Group or its subsidiaries during the past five (5) years.

Walter J. Bishop

Position with the Corporation: Director

Business Experience

Principal in Walter Bishop Consulting, a firm dedicated to utility management, leadership development, and strategic and business planning since 2010.  Mr. Bishop was the General Manager and acted as the Chief Executive Officer of the Contra Costa Water District (the "District") from September 1992 until 2010. The District serves approximately 500,000 customers in Contra Costa County in Northern California.  From 1983 until 1992, he worked for the East Bay Municipal Utility District in Northern California, including serving as its General Manager. Mr. Bishop has served as a Board Member, Chairman and Officer of numerous water industry organizations dedicated to water supply and utility management.  Mr. Bishop is a registered civil engineer in the State of California and holds a Bachelor of Science in Civil Engineering from Duke University and a Master’s Degree in Public Administration from Pepperdine University.

Age: 70	Committees
Director Since: 2012	● Finance Committee
● Nominating & Governance Committee
● Sustainability Committee (Chair)

Key Experience, Qualifications, Attributes and Skills
The principal experience, qualifications and skills that Mr. Bishop brings to the Board of Directors contribute to the Board's oversight of the Corporation's operations in a heavily-regulated industry, its management of its water supply, and its commitment to community involvement. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:
●	Extensive experience leading and managing major water utilities in the United States with over one million customers
●	Nationally recognized leader and engineer in the water and wastewater industry for over 40 years and received awards from numerous organizations for his commitment to water issues and policy
●	Former member of the American Water Works Association's ("AWWA") Board of Directors and Executive Committee and served on the Water Utility Council, International Council and Strategic Planning Committee
●	Past Chair of the Water Research Foundation and member of the Board of Trustees for 12 years
●	Two-term member of the National Drinking Water Advisory Council which is chartered by Congress to advise the U.S. Environmental Protection Agency on national drinking water policy

Carl Guardino

Position with the Corporation: Director

Business Experience
Executive Vice President, Government Affairs and Policy at Bloom Energy since August 2020. Mr. Guardino served as a director on the board of Equilar, Inc. until 2021. He served as President and Chief Executive Officer of the Silicon Valley Leadership Group (“SVLG”) from 1997 to August 2020 and served as Vice President from 1991 to 1995. From 2002 to August 2020, he also served as Executive Director of Silicon Valley Leadership Group Foundation (“SVLG Foundation”). In 2007, the Governor of California appointed Mr. Guardino as a Commissioner of the California Transportation Commission and he is currently serving his fourth term. He also held an executive position in governmental affairs with Hewlett-Packard Corporation from 1995 to 1997. From 1987 to 1990, he served as Chief Assistant for California State Assemblyman Rusty Areias. Mr. Guardino received a Bachelor of Arts in political science from San Jose State University where he is a Distinguished Alumnus.

Age: 60	Committees
Director Since: 2020	● Sustainability Committee
● Nominating & Governance Committee

Key Experience, Qualifications, Attributes and Skills
The principal experience, qualifications and skills that Mr. Guardino brings to the Board of Directors contribute to the Board's oversight of the Corporation's operations in a heavily-regulated industry, its commitment to community involvement, and the Corporation's execution of its overall strategy. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:
●	Experience managing the SVLG, a prominent public policy trade association that represents hundreds of Silicon Valley’s most respected companies
●	Championed public policy at the local, state, and federal level for more than three decades
●	Led a number of successful ballot measures, especially in the areas of transportation and housing

Mary Ann Hanley

Position with the Corporation: Director

Business Experience
Ms. Hanley currently serves as Director of the Valencia Society, the endowment fund for St. Francis Hospital and Medical Center, part of Trinity Health New England since 1998 and liaison for government and community alliances at Trinity Health since 2015. Ms. Hanley served as the Chair of the Board of Oak Hill School until 2021, the largest private non-profit provider of services for people with disabilities in Connecticut, and is a Director of Enders Island, a retreat center, serving on its finance committee since June 2021. Ms. Hanley has been a Director of Goodwin University since 2018 and a member of the Economic and Strategic Development Committee of the University since 2017. Prior to serving on the Board of Directors of the Corporation, Ms. Hanley served as a director of Connecticut Water Service, Inc. ("CTWS") since 1999. From January 1995 to February 1998, she was Legal Counsel to the Governor's Office, State of Connecticut and then Director of the State's Office for Workforce Competitiveness from 1999 to 2010. Ms. Hanley received a Bachelor of Arts from UCONN and a Master's Degree in Public Policy from Trinity College and UCONN School of Law.

Age: 65	Committees
Director Since: 2019	● Audit Committee
● Nominating & Governance Committee

Key Experience, Qualifications, Attributes and Skills
The principal experience, qualifications and skills that Ms. Hanley brings to the Board of Directors contribute to the Board's oversight of the Corporation's governmental relations in New England, legal and risk management, corporate governance, and its commitment to community involvement. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:
●	Over 10 years serving in state government both as a consultant and key government official in the offices of two Connecticut Governors
●	Over 15 years of direct interaction with the Connecticut General Assembly, executive branch agencies and the state's Congressional delegation
●	Negotiated legislative initiatives with members of the Connecticut General Assembly, business leaders and others, including the resolution of a state budget stalemate
●	Served as Secretary/Treasurer for over 10 years of CCEDA (Capitol City Economic Development Authority, now CRDA) that had oversight of a $1B investment in redeveloping downtown Hartford, Connecticut
●	Served as Director of the Office for Workforce Competitiveness for the Connecticut Employment and Training Commission, the statewide workforce board responsible for recommending policy and planning guidance to the Governor and the legislature on workforce related strategies, investments, and programs

Heather Hunt

Position with the Corporation: Director

Business Experience
Ms. Hunt currently serves as an Executive Director of the New England States Committee on Electricity since January 2009. From October 2003 through December 2008, she was an attorney and had a regulatory law practice in Connecticut. Prior to serving on the Board of Directors of the Corporation, Ms. Hunt served as a director of CTWS since 2006. From 2001 to 2003, Ms. Hunt was Director of State and Local Government Affairs at United Technologies Corporation and before that she was with the Southern Connecticut Gas Company in regulatory and public policy capacities, ultimately serving as Vice President. Ms. Hunt served as a Commissioner of the Maine Public Utilities Commission from October 1995 through May 1998 and as a Commissioner of the Connecticut Department of Public Utility Control from October 1993 to July 1995. Ms. Hunt has served on the Living Donor Committee of the Organ Procurement and Transportation Network since 2015, the non-profit organization that manages the nation's organ transplant system under contract with the federal government. She is currently its Chair. Ms. Hunt received a Bachelor of Arts in Politics from Fairfield University and a Juris Doctor from Western New England College School of Law.

Age: 56	Committees
Director Since: 2019	● Executive Compensation Committee
● Nominating and Governance Committee

Key Experience, Qualifications, Attributes and Skills
The principal experience, qualifications and skills that Ms. Hunt brings to the Board of Directors contribute to the Board's oversight of the Corporation's operations in a heavily-regulated industry, legal and risk management, corporate governance, and its commitment to community involvement. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:
●	Experience as a utility regulator in Connecticut and Maine overseeing the rates and services of water and other public utilities
●	Experience interacting with government officials at the state level
●	Served as Vice President for a Connecticut natural gas utility, representing the company's interests before public utility regulators, and managing its government relations activities
●	Served as Director of State and Local Government affairs for Connecticut's then-largest employer
●	Owned a regulatory law practice and represented private and quasi-public entities in utility-related regulatory matters
●	Currently serving as the Executive Director of New England's Regional State Committee ("NESCOE")
●	Founder and president of Live On Organ Donation, Inc., a non-profit organization

Rebecca A. Klein

Position with the Corporation: Director

Business Experience
Rebecca A. Klein is Principal of Klein Energy, LLC, an energy consulting company based in Austin, Texas. Over the last 25 years, she has worked in Washington, D.C. and in Texas in the energy, telecommunications and national security arenas. Ms. Klein’s professional experience also includes service with KPMG Consulting (now Deloitte) where she headed the development of the company’s Office of Government Affairs and Industry Relations in Washington, D.C. She also served as a Senior Fellow with Georgetown University’s McDonough School of Business. In addition, she sits on the boards of Avista Corp., a publicly traded utility in the Pacific Northwest, GroupNIRE, a company focused on developing energy resources from early stage technologies to commercial deployment, and Aiqueous, a water and power software company. She is also the Founder and a director of the Texas Energy Poverty Research Institute. Ms. Klein earned a Juris Doctor from St. Mary’s University School of Law in San Antonio, Texas. She also holds a Master of Arts in National Security Studies from Georgetown University, a Bachelor of Arts in Human Biology from Stanford University, and a Master of Business Administration from MIT. She is a member of the State Bar of Texas.

Age: 57	Committees
Director Since: 2021	● Executive Compensation Committee
● Sustainability Committee

Key Experience, Qualifications, Attributes and Skills
The principal experience, qualifications and skills that Ms. Klein brings to the Board of Directors contribute to the Board's oversight of the Corporation's operations in a heavily-regulated industry, governmental and regulatory affairs, legal and risk management, and corporate governance. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:
●	Founder and Principal of firm addressing regulatory, market dynamic, and capital acquisition matters for water, energy, and telecommunications companies
●	Served as chairman and commissioner of the Public Utilities Commission of Texas
●	Served as chairman and vice chairman of the Lower Colorado River Authority, a government owner and operator of water, electric, and hydropower systems
●	Experience in federal and state executive branches at The White House and in the Office of the Governor of Texas
●	Advisory board of the Stanford Women on Boards Initiative, a non-profit committed to increasing women’s representation on corporate boards
●	25 years of military service as a Lieutenant Colonel in the U.S. Air Force reserve

Gregory P. Landis

Position with the Corporation: Director

Business Experience

Gregory P. Landis, Of Counsel to 3DLaw PLLC (formerly, 300degrees PLLC) since May 2021. Of Counsel to Yarmuth LLP from April 2016 until April 2021. Mr. Landis served as General Counsel and Senior Vice President of TerraPower, LLC from January 2013 until January 2015 and Senior Advisor from January 2015 until December 2018. Mr. Landis also served as a director of Unwired Planet, Inc. from 2013 to 2015. He was General Counsel and then Senior Legal Advisor of Intellectual Ventures from November 2007 until December 2012. Previously, Mr. Landis served as the General Counsel and Executive Vice President of Vulcan Inc. from 2005 to 2007, and from 1995 to 2005 was the General Counsel of AT&T Wireless Services, Inc., where he also served as Executive Vice President and Corporate Secretary. From 1985 until 1995, Mr. Landis was a partner at the law firm of McCutchen, Doyle, Brown & Enersen. Mr. Landis holds a Juris Doctor, cum laude, from Harvard Law School and a Bachelor of Arts, magna cum laude, from Yale University.

Age: 71	Committees
Director Since: 2016	● Audit Committee
● Executive Compensation Committee (Chair)
● Finance Committee

Key Experience, Qualifications, Attributes and Skills
The principal experience, qualifications and skills that Mr. Landis brings to the Board of Directors contribute to the Board's oversight of the Corporation's reporting and compliance requirements, corporate governance, and consideration of potential acquisitions and dispositions by the Corporation. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:
●	Legal, corporate governance, and mergers and acquisitions experience, including nearly 20 years of experience as chief legal officer for public and private corporations and over 18 years in commercial litigation
●	Utility regulatory experience before the California Public Utilities Commission and the Federal Energy Regulatory Commission
●	Leadership of government relations functions at public and private companies
●	Experience serving on the board of directors, chairing the nomination and governance committee and serving on special committees of another publicly traded corporation
●	Service on various non-profit boards, including as board chair, finance committee chair, and strategic planning co-chair
●	Service on various executive committees, including compensation and benefits, business ethics, and recruiting

Daniel B. More

Position with the Corporation: Director

Business Experience
Mr. More currently serves as a Senior Advisor to Guggenheim Securities since November 2015 and as a director of Clearway Energy, Inc. since February 2019. He retired as a Managing Director and Global Head of Utility Mergers & Acquisitions of the Investment Banking Division of Morgan Stanley in 2014. He held such position since 1996. Mr. More has been an investment banker since 1978 and has specialized in the utility sector since 1986. He served as a director of Saeta Yield from February 2015 until July 2018 and served as a director of the New York Independent System Operator from April 2014 until February 2016. Mr. More holds a Bachelor of Arts in Economics from Colby College and a Master of Business Administration in Finance from the Wharton School at the University of Pennsylvania.

Age: 65	Committees
Director Since: 2015	● Audit Committee (Chair)
● Executive Compensation Committee
● Finance Committee (Chair)

Key Experience, Qualifications, Attributes and Skills
The principal experience, qualifications and skills that Mr. More brings to the Board of Directors contribute to the Board's oversight of the Corporation's financial reporting requirements and consideration of potential acquisitions and dispositions by the Corporation. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:
●	Over 30 years of experience in investment banking, including capital raising, privatizations, and mergers and acquisitions with specialization in the utility sector since 1986
●	Experience and knowledge in business strategy, strategic initiatives, corporate governance, and executive recruiting
●	Experience and knowledge of utility regulation, cost of capital proceedings and the rate making process

Eric W. Thornburg

Position with the Corporation: President, Chief Executive Officer and Chairman of the Board

Business Experience
President and Chief Executive Officer of SJW Group and SJW Land Company and Chief Executive Officer of San Jose Water Company and SJWTX, Inc. since November 6, 2017, and Chairman of the Board of SJW Group, San Jose Water Company, SJW Land Company and SJWTX, Inc. since April 25, 2018. Since October 9, 2019, Mr. Thornburg has served as Chairman of the Board of SJWNE LLC and CTWS and all of its subsidiaries. Prior to joining the Corporation, Mr. Thornburg served as President and Chief Executive Officer of CTWS since 2006 and Chairman of the Board of CTWS since 2007. Mr. Thornburg served as President of Missouri-American Water, a subsidiary of American Water Works Corporation from 2000 to 2004. From July 2004 to January 2006, he served as Central Region Vice President-External Affairs for American Water Works Corporation. Mr. Thornburg holds a Bachelor of Arts in Biology and Society from Cornell University and a Master’s Degree in Business Administration from Indiana Wesleyan University.

Age: 61
Director Since: 2017

Key Experience, Qualifications, Attributes and Skills
The principal experience, qualifications and skills that Mr. Thornburg brings to the Board of Directors contribute to the Board's oversight of the Corporation's operations in a heavily-regulated industry, its management of its water supply, and the Corporation's execution of its overall strategy. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:
●	Over 30 years of leadership experience in the investor owned water utility profession across ten states and currently serving as the President, Chief Executive Officer, and Chairman of the Corporation with intimate knowledge and experience with our day-to-day operations
●	Served as President and Chief Executive Officer of another publicly traded water utility for over eleven years, including ten years as Board Chairman
●	Served as President of the National Association of Water Companies ("NAWC") in 2011 and as a Director for over a decade
●	Served as a Trustee of the Water Research Foundation until January 2022

Carol P. Wallace

Position with the Corporation: Director

Business Experience
Ms. Wallace currently serves as a director of Sandstone Group, LLC since 2012. Prior to serving on the Board of Directors of the Corporation, Ms. Wallace served as a director of CTWS since 2003 and as Lead Independent Director of CTWS from 2012 until 2017. She has 24 years of experience from 1994 until 2018 as the Chief Executive Officer of Cooper-Atkins Corporation and as an employee from 1991, a manufacturer of temperature acquisition instruments prior to its new ownership. She served as a Board member of Middlesex Hospital, Middletown, Connecticut from 2013 until February 2018. Ms. Wallace served as a director of Zygo Corporation from 2005 until June 2014. Ms. Wallace received a Bachelor of Arts in Biology from Middlebury College.

Age: 67	Committees
Director Since: 2019	● Finance Committee
● Sustainability Committee

Key Experience, Qualifications, Attributes and Skills
The principal experience, qualifications and skills that Ms. Wallace brings to the Board of Directors contribute to the Board's oversight of the Corporation's executive leadership development, strategic planning, and customer and employee relations. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:
●	Served as CEO of Cooper-Atkins Corporation, a technology company that had $50M in annual sales, and had overall responsibility for all financial activity, audit, executive compensation, real estate, governance, management risk assessment, IT and strategic initiatives
●	Experience with executing acquisitions
●	Familiarity with and knowledge of regulatory activity related to the water industry
●	Past Chair of the Connecticut Business & Industry Association
●	Experience interacting with government officials at the state level

Director Independence
The Board of Directors has affirmatively determined that each of its directors who served during the 2021 fiscal year, current directors and nominees, other than Eric W. Thornburg, the Corporation's President, Chief Executive Officer and Chairman of the Board, is independent within the meaning of the New York Stock Exchange (the "NYSE") director independence standards, as currently in effect.
The Board of Directors has determined that members of the Audit Committee and members of the Executive Compensation Committee also meet the additional independence criteria promulgated by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the NYSE for Audit Committee membership and Executive Compensation Committee membership, respectively.
Board Leadership Structure
Board structures vary greatly among U.S. public corporations, and the Board does not believe that any one leadership structure is more effective at creating long-term stockholder value. The Board believes that an effective leadership structure could be achieved either by combining or separating the

Chair and Chief Executive Officer positions, so long as the structure encourages the free and open dialogue of competing views and provides for strong checks and balances.
The position of Chairman is currently held by Eric W. Thornburg, President and Chief Executive Officer of SJW Group. In 2021, the Board appointed Gregory P. Landis, an independent director, to serve as the Lead Independent Director of the Board until the Annual Meeting. The Board of Directors believes that combining the Chair and Chief Executive Officer positions and having a Lead Independent Director is the appropriate leadership structure for the Corporation at this time. Combining the Chair and Chief Executive Officer roles fosters clear accountability, effective decision-making, and alignment on corporate strategy and value creation. The Board believes that the Chief Executive Officer is in an optimal position to identify and to lead Board discussions on important matters related to business operations. The Board believes this leadership structure is particularly appropriate for the Corporation at this time given Mr. Thornburg's many years of experience in managing companies in the regulated water utility industry and his familiarity with the challenges and intricacies of the regulatory environment in the various jurisdictions in which our company operates.
Pursuant to the organizational documents of the Corporation, the Lead Independent Director assumes the following duties and responsibilities:
i.advise and consult with the Chair regarding the information provided to directors in connection with Board meetings;
ii.ensure that independent directors have adequate opportunities to meet and discuss issues in executive sessions or at separate meetings without management being present and preside at such executive sessions and meetings;
iii.serve as principal liaison between the independent directors and the Chair;
iv.chair the meetings of the Board when the Chair is not present; and
v.respond directly to stockholders and other stakeholder questions and comments that are directed to the Lead Independent Director or to the independent directors as a group.
The Board believes that this leadership structure provides strong, unified leadership of the Corporation while maintaining effective and independent oversight of management. Nevertheless, the Board will continue to consider and assess from time to time whether this leadership structure should be maintained or modified.
Board's Role in Risk Oversight
The Corporation has implemented an internal risk assessment process that focuses on the principal risks that have been identified for the Corporation, including risks associated with the Corporation's regulatory environment, business operations and continuity, compliance requirements, its information technology and data storage and retrieval facilities, cyber risk, insurance coverage, liquidity, credit and other financial risks, internal controls over financial reporting, risks related to potential fraudulent activities and any material risks posed by the Corporation's compensation policies. Potential risks are reviewed and discussed by the Board of Directors and various committees of the Board on a regular basis.
The Audit Committee, pursuant to its charter, meets periodically with senior leadership and other employees to discuss identified risks and the measures taken to control, manage and mitigate those risks, which include, but are not limited to, cyber and information security risk. On the basis of these meetings and discussions regarding such risks, the Chairman of the Audit Committee reports periodically to the full Board.
In addition, the Executive Compensation Committee oversees risk management as it relates to the compensation plans, policies and practices for all employees, including executive officers, particularly whether the compensation programs may create incentives for employees to take excessive or inappropriate risks which could have a material adverse effect on the Corporation.
The Nominating & Governance Committee monitors the effectiveness of the corporate governance guidelines and policies and manages risks associated with the independence of the Board of Directors and qualification of directors and nominees for directors, and the appropriate composition and size of the Board.
Board Committees
The Board of Directors has a standing Audit Committee, Executive Compensation Committee, Nominating & Governance Committee, Finance Committee and Sustainability Committee. The Board has the authority to form additional committees, and has done so from time to time, to address matters specifically identified by the Board.
Audit Committee
The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial reports and other financial information provided by the Corporation to any governmental body or the public, the Corporation's compliance with legal and regulatory requirements, the Corporation's systems of internal controls, the qualifications and independence of the independent accountants, and the quality of the Corporation's accounting and financial reporting processes generally. The Audit Committee also reviews significant accounting policies and the financial results with management and the independent accountants. Ms. Hanley and Messrs. Landis and More are current Audit Committee members, and Mr. More serves as the Chair of the Audit Committee. Until her resignation from the Board effective July 1, 2021, Debra C. Man served on the Audit Committee.
The current Audit Committee members are independent as such term is defined pursuant to the Exchange Act and the corporate governance listing standards of the NYSE with respect to audit committee members. During the term of her service on the Audit Committee, Ms. Man was independent as such term is defined pursuant to the Exchange Act and the corporate governance listing standards of the NYSE with respect to audit committee members. The Board of Directors has determined that Mr. More is an "audit committee financial expert" as defined in SEC rules and all committee members are financially literate. The Audit Committee held eight (8) meetings during fiscal year 2021. The Audit Committee has a written charter which may be found at the Corporation's website at www.sjwgroup.com.
Executive Compensation Committee
The Executive Compensation Committee assists the Board of Directors in its responsibilities with respect to the compensation of the Corporation's executive officers and administers certain employee benefit plans, including the Corporation's Long-Term Incentive Plan and other incentive plans that may be adopted by the Corporation. The Executive Compensation Committee is authorized to approve the compensation payable to the Corporation's executive officers, approve all perquisites, equity incentive awards and special cash payments made or paid to executive officers, and to approve severance packages with cash and/or equity components for the executive officers. Additionally, the Executive Compensation Committee reviews and recommends to the Board of Directors appropriate director compensation programs.
The Executive Compensation Committee retained Mercer (US), Inc. to serve as the committee's independent compensation consultant and provide advice on executive officer and director compensation for the 2021 fiscal year. The role of such consultant, the nature and scope of the consultant’s assignments and the material elements of the instructions or directions given to the consultant with respect to the performance of its duties are more fully set forth below in the section titled "Compensation Discussion and Analysis" that appears later in this Proxy Statement.
Mses. Armstrong, Hunt, and Klein and Messrs. Landis and More are current members of the Executive Compensation Committee, and Mr. Landis serves as the Chair of the Executive Compensation Committee. Ms. Armstrong was not nominated for reelection for director and her term will expire after the Annual Meeting. Accordingly, Ms. Armstrong will not serve as a member the Executive Compensation Committee after the Annual Meeting. Each of these members is independent as such term is defined pursuant to the Exchange Act and the corporate governance listing standards of the NYSE with respect to compensation committee members. The Executive Compensation Committee held eight (8) meetings during fiscal year 2021. The Executive Compensation Committee has a written charter which may be found at the Corporation's website at www.sjwgroup.com.
Nominating & Governance Committee
The Nominating & Governance Committee is charged by the Board of Directors with reviewing and proposing changes to the Corporation's corporate governance policies, developing criteria for evaluating performance of the Board of Directors, determining the requirements and qualifications for members of the Board of Directors and proposing to the Board of Directors, nominees for the position of director of the Corporation. Mses. Armstrong, Hanley, and Hunt and Messrs. Bishop and Guardino are current Nominating & Governance Committee members, and Ms. Armstrong serves as the Chair of the Nominating & Governance Committee. Until the expiration of his term as a director of the Corporation on April 28, 2021, Robert A. Van Valer served on the Nominating and Governance Committee. Ms. Armstrong was not nominated for reelection for director and her term will expire after the Annual Meeting. Accordingly, Ms. Armstrong will not serve as a member and Chair of the Nominating & Governance Committee after the Annual Meeting. The Nominating & Governance Committee held eight (8) meetings during fiscal year 2021.
The Board of Directors has determined that all of the members of the Nominating & Governance Committee are independent as defined under the independence standards for nominating committee members in the listing standards for the NYSE. The Nominating & Governance Committee has a written charter which may be found at the Corporation's website at www.sjwgroup.com. Upon recommendation of the Nominating & Governance Committee, the Board approved Corporate Governance Policies (as amended, the "Corporate Governance Policies") that set forth additional principles and procedures regarding the functions, responsibilities and other governance matters of the Board and its committees and members. Such Corporate Governance Policies may be found at the Corporation's website at www.sjwgroup.com.
Upon recommendation of the Nominating & Governance Committee, the Board of Directors approved the "Policies and Procedures of the Nominating & Governance Committee for Nomination for Directors" (as amended, the "Policies and Procedures"). The Policies and Procedures specify director selection criteria for the Nominating & Governance Committee to consider and the procedures for identifying and evaluating director candidates for the Nominating & Governance Committee to follow when executing its duty to recommend director nominees at the Corporation's annual meeting of stockholders. The Policies and Procedures also specify steps a stockholder must take in order to properly recommend director candidates which the Nominating & Governance Committee will consider. All candidates for director must generally meet the criteria set forth in the Policies and Procedures, a copy of which may be found at the Corporation's website at www.sjwgroup.com.
The criteria addresses the specific qualifications that the Nominating & Governance Committee believes must be met by each nominee prior to recommendation by the committee for a position on the Corporation's Board of Directors. In particular, the criteria addresses the specific qualities or skills that the Nominating & Governance Committee believes are necessary for one or more of the Corporation's directors to possess in order to fill Board, committee chair and other positions, and to provide the best combination of experience and knowledge on the Board and its committees. These criteria include:
•highest professional and personal ethical standards;
•absence of any interests that would materially impair a candidate's ability to exercise judgment or otherwise discharge the fiduciary duties;
•ability to contribute insight and direction to achieve the Corporation's goals;
•skills and expertise relative to the entire make-up of the Board;
•experience in effective oversight and decision-making, including experience on other boards;
•ability and willingness to serve a full term with consistent attendance;
•first-hand business experience and achievement in the industry; and

•independence as determined under the NYSE and SEC rules and regulations.
The Nominating & Governance Committee and the Board of Directors take diversity into account when considering potential nominees for directors, such as differences of viewpoint, varied professional or governmental experience, education and advanced degrees, skill set, diversity characteristics, and other individual qualities and attributes that are likely to contribute to board heterogeneity. The Nominating & Governance Committee and the Board of Directors consider diversity characteristics that may include gender, geographic background, race, ethnicity, age, culture, national origin, gender identity and expression, and sexual orientation in the director nominee process. In 2021, we were fully compliant with California laws that require a minimum number of female directors and a minimum number of directors from underrepresented communities on our Board.
The steps a stockholder must take in order to properly recommend director candidates which the Committee will consider include submission via mail to the attention of the Nominating & Governance Committee at the address of the Corporate Secretary, SJW Group, 110 W. Taylor Street, San Jose, California 95110, of a completed "Stockholder Recommendation of Candidate for Director" form, which can be found at the Corporation's website at www.sjwgroup.com or may be obtained by mailing a request for a copy of the form to the Corporate Secretary of the Corporation at the above address. A completed form must be submitted not earlier than 210 days prior and not later than 120 days prior to the one-year anniversary of the date the Proxy Statement for the preceding annual meeting was mailed to stockholders. In addition to, or in lieu of making a director candidate recommendation via the completed recommendation form, stockholders may nominate directly a person for election as a director at the Annual Meeting by complying with the procedures set out in the Corporation's Bylaws and other applicable federal and state laws governing the election of directors and distribution of proxy materials.
Under the Bylaws, a nominating stockholder must provide the Corporation with advance written notice of a proposed nomination no later than 90 days and no earlier than 120 days prior to the one-year anniversary of the preceding year's Annual Meeting. Such advance notice must include certain information and materials relating to the stockholder and the proposed nominee as prescribed under the Bylaws, including without limitation, the name and qualification of the proposed nominee, the relationship between the nominee and the stockholders, and other information typically required in a proxy statement filed under SEC proxy rules. For more information on the procedure and advance notice requirements for nominating a director, see the Corporation's Bylaws, a copy of which was filed with the SEC.
Finance Committee
The Finance Committee is charged with assisting the Board of Directors in overseeing the Corporation’s strategy and financing. The Finance Committee reviews and makes recommendations to the Board of Directors regarding the Corporation’s long-term growth strategy, public and private financing, any equity repurchase programs, dividend payments and other distributions of equity. The Finance Committee also reviews significant rating agency communications, the Corporation's rating, its debt ratings and business opportunities. The Finance Committee became a standing committee of the Board on October 24, 2018. Prior to this date, the Finance Committee was a special committee of the Board. Ms. Wallace and Messrs. Bishop, Landis and More are current Finance Committee members, and Mr. More serves as the Chair of the Finance Committee. The Finance Committee held seven (7) meetings during fiscal year 2021. The Finance Committee has a written charter which may be found at the Corporation's website at www.sjwgroup.com.
Sustainability Committee
The Sustainability Committee is charged with providing guidance to the Board of Directors regarding plans, programs, and activities related to the health and safety of employees, customers, business partners, and the public related to the Corporation’s operating subsidiaries. The Sustainability Committee also provides guidance to the Board of Directors on plans, programs, and activities related to environmental stewardship and sustainability, water supply and conservation, water quality, climate change, operational efficiency and the Corporation’s established water supply policies and any water supply projects. The Sustainability Committee became a standing committee of the Board on October 24,

2018. Prior to this date, the Sustainability Committee was a special committee of the Board named the Water Supply Committee. Mses. Klein and Wallace and Messrs. Bishop and Guardino are the current Sustainability Committee members, and Mr. Bishop serves as the Chair of the Sustainability Committee. The Sustainability Committee held five (5) meetings during fiscal year 2021. The Sustainability Committee has a written charter which may be found at the Corporation's website at www.sjwgroup.com.
Evaluation of Board and Committee Performance
Annually, the Board and each of our Audit, Executive Compensation, Nominating & Governance, and Sustainability Committees conduct a self-evaluation pursuant to our Corporate Governance Policies, applicable committee charters, or at the discretion of the committee.  In addition, the Nominating & Governance Committee is responsible to report annually to the Board an assessment of the Board’s performance based on such evaluation, which includes a review of the Board’s overall effectiveness and the areas in which the Board or management believes the Board can make an impact on the Corporation.
Communications with the Board
Communications to the Board of Directors may be submitted by email to boardofdirectors@sjwater.com or by writing to SJW Group, Attention: Corporate Secretary, 110 W. Taylor Street, San Jose, California 95110. The Board of Directors relies upon the Corporate Secretary to forward written questions or comments to named directors or committees or the Lead Independent Director, as appropriate. General comments or inquiries from stockholders are forwarded to the appropriate individual within the Corporation, including the President, as appropriate.
Interested parties may make their concerns known to non-management directors or independent directors on a confidential and anonymous basis either online or by calling the Corporation's toll free hotline, 1-888-883-1499.
Code of Conduct
The Corporation has adopted a Code of Conduct (as amended, the "Code") that applies to the directors, officers and employees of the Corporation. A copy of the Code may be found at the Corporation's website at www.sjwgroup.com. In the event that we make any amendments to or grant any waivers of a provision of the Code that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefore, on our website at www.sjwgroup.com.
Board Meetings
During fiscal year 2021, the Board of Directors of SJW Group held four (4) regular meetings and three (3) special meetings, including a strategic planning meeting. Each director attended or participated in 75 percent or more of the aggregate of: (i) the total number of regular and special meetings of the Board of Directors of SJW Group; and (ii) the total number of meetings held by all committees of the Board on which such director served during the 2021 fiscal year. Prior to the expiration of his term as a member of the Board at the 2021 Annual Meeting, as the Lead Independent Director, Robert A. Van Valer presided at all executive sessions of non-management directors or independent directors in 2021. After his appointment as Lead Independent Director, Gregory P. Landis presided at all executive sessions of non-management directors or independent directors in 2021.
Pursuant to the Corporation's Corporate Governance Policies, each member of the Board of Directors is strongly encouraged to attend the Annual Meetings of stockholders. All members of the Board who were nominated for election at the 2021 annual meeting attended such meeting.
Compensation of Directors
The following table sets forth certain information regarding the compensation of each non-employee member of the Board for the 2021 fiscal year:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		Change in Pension Value ($)	Total ($)
Katharine Armstrong	105,500	78,347	(3)	—	183,847
Walter J. Bishop	110,000	78,347	(3)	—	188,347
Carl Guardino	87,500	156,820	(4)	—	244,320
Mary Ann Hanley	98,000	78,347	(3)	—	176,347
Heather Hunt	98,000	78,347	(3)	—	176,347
Rebecca A. Klein (5)	2,681	32,755	(6)	—	35,436
Gregory P. Landis	126,667	78,347	(3)	—	205,014
Debra C. Man (7)	53,792	—		—	53,792
Daniel B. More	132,500	78,347	(3)	—	210,847
Robert A. Van Valer (8)	33,000	—	(9)	—	33,000
Carol P. Wallace	93,500	78,347	(3)	—	171,847
(1)Consists of the annual retainer and meeting fees for service as a member of the Board of Directors of the Corporation for the 2021 fiscal year, including amounts deferred under the Corporation’s Deferral Election Program for Non-Employee Board Members. The respective dollar amounts of the annual retainer and meeting fees are set forth in the table below. For further information concerning such fees, see the section below entitled "Director Annual Retainer and Meeting Fees."

Name	2021 Retainer ($)	2021 Meeting Fees ($)	Total Annual Service Fees ($)
Katharine Armstrong	74,000	31,500	105,500
Walter J. Bishop	74,000	36,000	110,000
Carl Guardino	66,500	21,000	87,500
Mary Ann Hanley	66,500	31,500	98,000
Heather Hunt	66,500	31,500	98,000
Rebecca A. Klein	2,681	—	2,681
Gregory P. Landis	83,167	43,500	126,667
Debra C. Man	38,792	15,000	53,792
Daniel B. More	122,000	10,500	132,500
Robert A. Van Valer	25,500	7,500	33,000
Carol P. Wallace	84,500	9,000	93,500
(2)The applicable grant-date fair value of each award was calculated in accordance with FASB ASC Topic 718 and accordingly determined on the basis of the closing selling price per share of SJW Group’s common stock on the award date as appropriately discounted to reflect the lack of dividend equivalent rights. The reported grant-date value does not take into account any estimated forfeitures related to service-vesting conditions.
(3)Represents the grant-date fair value of a restricted stock unit award covering 1,216 shares of the Corporation's common stock made to the non-employee director on April 28, 2021.
(4)Represents the grant-date fair value of (i) a restricted stock unit award made to Mr. Guardino on April 28, 2021 covering 1,216 shares of the Corporation's common stock and the grant-date fair value of (ii) a restricted stock unit award made to Mr. Guardino on September 8, 2021 covering 1,134 shares of the Corporation's common stock.
(5)Ms. Klein was appointed as a director of the Corporation on December 17, 2021.
(6)Represents the grant-date fair value of a restricted stock unit award made to Ms. Klein on December 17, 2021 covering 467 shares of the Corporation's common stock.
(7)Ms. Man's term as a director of the Corporation ended upon her resignation from the Board, effective July 1, 2021.
(8)Mr. Van Valer's term as a director of the Corporation expired on April 28, 2021.
(9)At the expiration of his term as a director, Mr. Van Valer held deferred stock awards covering 2,705 shares of SJW Group's common stock attributable to his prior participation in certain deferred compensation programs implemented under the Corporation's Long-Term Incentive Plan. In accordance with Mr. Van Valer's prior election, the shares were distributed to him in a lump sum on May 28, 2021. For further information concerning those programs, see the sections below entitled "Deferral Election Program for Non-Employee Board Members" and "Deferred Restricted Stock Program."
Director Annual Retainer and Meeting Fees
The following table sets forth the 2021 annual retainer fees for the non-employee Board members of SJW Group.

2021 Annual Retainer ($)
SJW Group
Chair	100,000
Other Board Members	66,500
Additional Fee for Lead Independent Director	10,000
Audit Committee Chair	15,000
Executive Compensation Committee Chair	10,000
All other Committee Chairs	7,500

The following table sets forth the 2021 per meeting Board and Committee fees for the non-employee Board members of SJW Group.

2021 Per Meeting Fee ($)
SJW Group
Chair and Other Board Members	1,500
Strategic Planning Meeting	1,500
SJW Group Committees
Chair and Other Members	1,500
The meeting fees are the same for attending Board and Committee meetings held telephonically.
In the event a non-employee director attends a scheduled in-person Board or Committee meeting by telephone, they will be entitled to receive the applicable per meeting fee for the first meeting attended by telephone in a calendar year, and half of such meeting fee for each subsequent scheduled in-person meeting attended by telephone in the same calendar year.
Non-employee directors may also receive fees determined on a case-by-case basis by SJW Group's Executive Compensation Committee and ratified by the Board for attending additional meetings other than Board or Committee meetings, such as Board retreats, strategic planning meetings, or other programs organized by SJW Group or its subsidiaries. During fiscal year 2021, each non-employee director was paid $1,500 for attending one strategic planning meeting, except for Mr. Van Valer whose term as a director of the Corporation expired prior to such meeting, Ms. Man who resigned from the Board prior to such meeting, and Ms. Klein who was appointed as a director of the Corporation on December 17, 2021 after the date of such meeting.
Deferral Election Program for Non-Employee Board Members
Pursuant to the Deferral Election Program for Non-Employee Board Members (the “Deferral Election Program”), each non-employee member of the Board has the opportunity to defer: (i) either 50 percent or 100 percent of their annual retainer fees for serving on the Corporation's Board and the board of directors of one or more subsidiaries; and (ii) 100 percent of their fees for attending pre-scheduled meetings of such boards or any committees of such boards on which they serves. The deferral election is irrevocable and must be made prior to the start of the year for which the fees are to be earned.
The fees which a non-employee Board member elects to defer under such program for the fiscal year are credited to a deferral election account pursuant to one of the following alternatives selected by the Executive Compensation Committee: (i) in a lump sum on the first business day of that calendar year or as soon as administratively practicable thereafter; or (ii) periodically when the fees would otherwise become due and payable during such calendar year in the absence of their deferral election for that calendar year in which case the amounts credited shall be fully vested on crediting. In the event of such lump sum credit, the non-employee Board members will vest in the portion of their account attributable to each board or board committee on which they serve during a calendar year in a series of 12 equal monthly installments upon their completion of each calendar month of service on that board or board committee during such calendar year. For the deferral election accounts established for the 2021 calendar year, the periodic credit alternative was utilized.
The deferral election account will be credited with a fixed rate of interest, compounded semi-annually, set at the start of each calendar year at the lower of (i) the then current 30-year long-term borrowing cost of funds to San Jose Water Company (or the equivalent thereof), as measured as of the start of such calendar year, or (ii) 120 percent of the long-term Applicable Federal Rate determined as of the start of such calendar year and based on semi-annual compounding.
Distribution of the vested balance credited to each Board member's deferral election account will be made or commence on the 30th day following their cessation of Board service either in a lump sum or through a series of up to 10 annual installments in accordance with the Board member's payment election.
Mr. More elected to defer all of his 2021 annual retainer fees and pre-scheduled 2021 meeting fees; Ms. Wallace elected to defer 50 percent of her 2021 annual retainer fees and 100 percent of her pre-scheduled 2021 meeting fees; and Mr. Bishop and Ms. Hanley elected to defer 50 percent of their 2021 annual retainer fees.
Deferred Restricted Stock Program
Prior to the 2008 fiscal year, the non-employee directors were able to receive awards of deferred stock, either through the conversion of their deferred Board and Committee fees under the Deferral Election Program into deferred shares of SJW Group common stock or through their participation in the Deferred Restricted Stock Program. Both of those deferred stock programs were implemented under the Corporation's Long-Term Incentive Plan (the "LTIP").
The principal features of the Deferred Restricted Stock Program may be summarized as follows: each non-employee director who commenced Board service on or after April 29, 2003 was granted:
i.a deferred stock award on the first business day of January following their completion of at least six months of service as a Board member; and
ii.annual grants of deferred stock on the first business day of January in each succeeding calendar year through the close of the 2007 calendar year, provided they remained a non-employee member of the Board through such date.
The number of shares of the Corporation's common stock underlying each annual deferred stock award was determined by dividing (i) the aggregate dollar amount of the annual retainer fees, at the levels in effect as of the date of grant, for service on the Board and for service on the Boards of Directors of the Corporation's subsidiaries for the calendar year in which the grant was made by (ii) the fair market value per share of the Corporation's common stock on the grant date.
Prior to 2018, dividend equivalent rights ("DER") accrued on the outstanding deferred stock awards, but no additional DERs are accrued as of January 1, 2018. The shares subject to each deferred stock award are fully vested and will be issued from the LTIP on a distribution commencement date tied to the director's cessation of Board service. The shares may be issued either in a single lump sum or in up to ten (10) annual installments, as elected by the director in accordance with the Deferred Restricted Stock Program.
Restricted Stock Units and the Formulaic Equity Award Program for Non-Employee Board Members
The Company has implemented a Formulaic Equity Award Program for Non-Employee Board Members ("Formulaic Program") under the LTIP which provides that at the close of business on the date of each annual stockholder meeting, each individual who is elected or re-elected to serve as a non-employee Board member will automatically be granted restricted stock units covering that number of shares of common stock (rounded up to the next whole share) determined by dividing the applicable annual amount by the fair market value per share on such date. The applicable annual amount was $80,000 for 2021.
Each restricted unit awarded entitles the non-employee Board member to one share of the Corporation's common stock on the applicable vesting date of that unit. Each restricted stock unit award will vest in full upon the non-employee Board member's continuation of Board service through the day immediately preceding the date of the first annual stockholder meeting following the annual stockholder meeting at which that restricted stock unit award was made, subject to accelerated vesting following a change in control or cessation of Board service by reason of death or permanent disability prior to such vesting date. Each non-employee Board member must retain beneficial ownership of at least 50 percent of the shares of common stock issued in connection with the vesting of such restricted stock units until such time as such individual is in compliance with the equity ownership guidelines that the Corporation from time to time establishes for its non-employee Board members.
Pursuant to the Formulaic Program, on April 28, 2021, each non-employee Board member elected at the 2021 annual stockholder meeting received an award of restricted stock units covering 1,216 shares of common stock.
On September 8, 2021, the Formulaic Program was amended to provide for the grant of restricted stock unit awards to non-employee board members who commence Board service between the Corporation’s annual stockholder meetings. Such amendment provides that non-employee Board members who commence service following the date of an annual meeting of the Corporation’s stockholders commencing with the 2020 annual stockholder meeting and before the date that is two months prior to the next annual stockholder meeting, will automatically be granted a restricted stock unit award based on the annual amount for the year of commencement of Board service, pro-rated for the period of service to the next annual meeting. Such award to any eligible non-employee Board member who commences service following the Corporation’s 2021 annual stockholder meeting will be made on the date of such commencement of service and to the non-employee board member who commenced service between the Corporation’s 2020 and 2021 annual stockholder meetings. In each case, vesting of such equity award for eligible non-employee board members is on the one-year anniversary of the date the award is granted.
Accordingly, pursuant to such amendment of the Formulaic Plan, Mr. Guardino was granted a restricted stock unit award covering 1,134 shares of the Corporation’s common stock on September 8, 2021 and Mr. Klein was granted a restricted stock unit award covering 467 shares of the Corporation’s common stock on December 17, 2021.
Expense Reimbursement Policies
Under the Corporation's Director Compensation and Expense Reimbursement Policies, each non-employee director will be reimbursed for all reasonable expenses incurred in connection with their attendance at Board or committee meetings of SJW Group or its subsidiaries as well as their attendance at certain other meetings held by such companies. Expenses subject to reimbursement for fiscal year 2021 include the expense of traveling first class for any travel within the United States.

Recommendation of the Board of Directors
☑
The Board of Directors unanimously recommends that stockholders vote FOR the election of the nine (9) nominees listed on pages 5-13. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR each of the nine (9) nominees.

PROPOSAL 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION
General
Pursuant to Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Corporation's stockholders are entitled to vote at the Annual Meeting to approve the compensation of the Corporation's named executive officers, as disclosed in this Proxy Statement in accordance with the standards established under Item 402 of Regulation S-K under the Exchange Act. However, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Corporation, the Corporation's Board of Directors, or the Executive Compensation Committee of the Board.
Although the vote is non-binding, the Corporation's Board of Directors and the Executive Compensation Committee value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions affecting the Corporation's executive officers.
In deciding how to vote on this proposal, the Board encourages you to read the "Compensation Discussion and Analysis" section beginning on page 29 and "Summary Compensation Table" beginning on page 48. The Executive Compensation Committee has made numerous enhancements in recent years to better align our executive compensation programs with our strategic objectives, and to respond to changes in the marketplace and feedback received from stockholders and stockholder advisory groups as discussed in the Compensation Discussion and Analysis section of this Proxy Statement.
Resolution
The Corporation's stockholders are being asked to approve by advisory vote the following resolution relating to the compensation of the named executive officers in this Proxy Statement:
"Resolved that the Corporation's stockholders hereby approve the compensation paid to the Corporation's executive officers named in the Summary Compensation Table of this Proxy Statement, as that compensation is disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion included in this Proxy Statement."
The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of the Corporation's named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

Recommendation of the Board of Directors
☑
The Board of Directors unanimously recommends an advisory vote FOR the resolution to approve the compensation of the named executive officers as disclosed in this Proxy Statement in accordance with the standards established under Item 402 of Regulation S-K under the Exchange Act. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the approval of such resolution.

PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
The Audit Committee of the Corporation's Board of Directors has appointed Deloitte & Touche LLP ("Deloitte") as the Corporation's independent registered public accounting firm (the "independent accountants") for the fiscal year ending December 31, 2022. At the virtual Annual Meeting, stockholders are being asked to ratify the appointment of Deloitte as the Corporation's independent registered public accounting firm for fiscal year 2022. In the event the stockholders fail to ratify the appointment of Deloitte, the Audit Committee will reconsider its selection.
Representatives of Deloitte are expected to be present at the virtual Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
On August 11, 2020, the Audit Committee approved the engagement of Deloitte as the Corporation’s independent registered public accounting firm for the Corporation’s fiscal year ended December 31, 2020, subject to execution of an engagement letter. The Corporation and Deloitte executed an engagement letter on September 18, 2020.
The Audit Committee engaged in a competitive auditor selection process that involved several qualified independent registered public accounting firms that the Audit Committee believed would be able to serve as auditor for the Corporation, including KPMG LLP (“KPMG”), which had been engaged as the auditor of the Corporation and its predecessors since 1933.
During the Corporation’s fiscal years ended December 31, 2018 and December 31, 2019, and in the subsequent interim period through August 11, 2020, neither the Corporation nor anyone on its behalf consulted Deloitte regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Corporation’s financial statements, in connection with which either a written report or oral advice was provided to the Corporation that Deloitte concluded was an important factor considered by the Corporation in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).
On August 11, 2020, the Audit Committee approved the dismissal of KPMG as the Corporation’s independent registered public accounting firm, effective immediately. The audit reports of KPMG on the Corporation’s consolidated financial statements as of and for the years ended December 31, 2019 and 2018 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2019 and 2018 did not contain any adverse opinion or disclaimer opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.
During the Corporation’s fiscal years ended December 31, 2018 and December 31, 2019 and in the subsequent interim period prior to August 11, 2020, (i) there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of such disagreement in connection with its reports on the financial statements for such periods and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).
The Corporation has previously provided KPMG with a copy of a Current Report on Form 8-K filed on August 17, 2020, that contained the above disclosure and requested that KPMG furnish the Corporation with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with such disclosure. A copy of KPMG’s letter, dated August 14, 2020, was attached as Exhibit 16.1 to such Form 8-K.
Principal Independent Accountants' Fees and Services
The following table sets forth the approximate aggregate fees billed to the Corporation during or for fiscal years 2021 and 2020:

	2021	2020
Audit Fees (1)	1,595,000	1,533,313
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	38,101
All Other Fees (4)	98,000	200,000
Total Fees	$1,693,000	$1,771,414
(1)Audit Fees: This category consists of the fees billed for those fiscal years for the audit of consolidated financial statements included in the annual report on Form 10-K, review of the condensed consolidated financial statements included in the quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.
(2)Audit-Related Fees: This category consists of fees billed in those fiscal years with respect to assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audit and review of financial statements and are not reported under "Audit Fees."
(3)Tax Fees: This category consists of fees billed in those fiscal years with respect to professional services rendered by the independent registered public accounting firm for tax compliance, tax advice and tax planning. All tax fees, if any, were pre-approved by the Audit Committee.
(4)All Other Fees: This category consists of fees billed in those fiscal years which are not covered by "Audit Fees," "Audit-Related Fees" and "Tax Fees." Other fees for fiscal year 2021 include fees billed for services provided by Deloitte related to the preparation and issuance of comfort letters in connection with public offerings. Other fees for fiscal year 2020 include fees billed for services provided by Deloitte related to tax compliance, tax advice, and tax planning prior to their engagement as the Corporation's independent registered public accounting firm in August 2020.
The Audit Committee considered and concluded that the provision of services described above is compatible with maintaining the independence of Deloitte.
The Audit Committee adopted a pre-approval policy regarding the rendering of audit, audit-related and non-audit services by Deloitte. In general, audit fees are reviewed and approved by the Audit Committee annually. Audit-related and non-audit services are pre-approved by the Audit Committee. The Audit Committee delegated authority to its Chair to pre-approve specific services to be rendered by the independent accountants subject to ratification by the Audit Committee when it next convenes a meeting.

Recommendation of the Board of Directors
☑
The Board of Directors unanimously recommends a vote FOR the adoption of the proposal to ratify the appointment of Deloitte as SJW Group's independent registered public accounting firm for fiscal year 2022. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR this Proposal.

OWNERSHIP OF SECURITIES
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires the executive officers and directors of the Corporation, and persons who own more than 10 percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the NYSE. These persons are required to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons that no other reports were required during 2021, the Corporation believes that all Section 16(a) reporting obligations were met during 2021 except that (i) Carl Guardino filed one late Form 4 reporting one (1) transaction; (ii) Katharine Armstrong filed one late Form 4 reporting five (5) transactions; and (iii) Robert A. Van Valer filed one late Form 3 reporting one (1) transaction.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth, as of March 4, 2022, certain information concerning beneficial ownership of shares of SJW Group common stock by each director of the Corporation, nominee for director, the Corporation's Chief Executive Officer, the Corporation's Chief Financial Officer and each of the Corporation's other executive officers named in the Summary Compensation Table below (the "named executive officers"), all directors, nominees and executive officers as a group, and any beneficial owner of five percent or more of outstanding shares of common stock of SJW Group.
Unless otherwise indicated, the beneficial ownership consists of sole voting and investment power with respect to the shares indicated, except to the extent that spouses share authority under applicable law. None of the shares reported as beneficially owned by the named executive officers, directors and nominees for director have been pledged as security for any loan or indebtedness.
Unless otherwise indicated, the principal address of each of the stockholders below is c/o SJW Group, 110 W. Taylor Street, San Jose, California 95110. The calculations in the table below are based on 30,236,551 shares of common stock issued and outstanding as of March 4, 2022. In addition, shares of common stock that may be acquired by the person shown in the table within 60 days of March 4, 2022, are deemed to be outstanding for the purpose of computing the percentage of ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person shown in the table.

Name	Shares Beneficially Owned	Percent of Class
Directors and Nominees for Directors:
Walter J. Bishop (1)	14,162	*
Carl Guardino (2)	1,216	*
Mary Ann Hanley (3)	2,842	*
Heather Hunt (4)	2,497	*
Rebecca A. Klein	—	*
Gregory P. Landis (5)	6,009	*
Daniel B. More (6)	8,293	*
Eric W. Thornburg, President, Chief Executive Officer and Chairman of the Board (7)	26,119	*
Carol P. Wallace (8)	2,497
Named Executive Officers not listed above:
Andrew R. Gere, President and Chief Operating Officer of SJWC (9)	21,480	*
James P. Lynch, Chief Accounting Officer (10)	23,724	*
Andrew F. Walters, Chief Financial Officer and Treasurer (11)	11,006	*
Maureen P. Westbrook, President of CTWS (12)	10,112	*
All directors, nominees and executive officers as a group (15 individuals) (13)	133,675	0.4%
Beneficial owners of five percent or more not listed above:
Robert A. Van Valer (14) 4360 Worth Street, Los Angeles, CA 90063	3,316,258	11.0%
Nuance Investments, LLC (15) 4900 Main Street, Suite 220, Kansas City, MO 64112	3,238,227	10.7%
BlackRock, Inc. and Certain Subsidiaries (16) 55 East 52nd Street, New York, NY 10055	2,534,494	8.4%
The Vanguard Group (17) 100 Vanguard Blvd., Malvern, PA 19355	1,897,017	6.3%
T. Rowe Price Associates, Inc. (18) 100 E. Pratt Street, Baltimore, MD 21202	1,650,807	5.5%
*    Represents less than one percent of the outstanding shares of SJW Group's common stock.
(1)Includes (i) 10,363 shares of common stock held by the Bishop Family Trust, for which Walter J. Bishop and his spouse are co-trustees and share voting and investment powers with respect to such shares, and (ii) 1,216 shares of common stock subject to a restricted stock unit award which will vest in full upon continuation of board service through the day immediately preceding the date of the annual stockholder meeting to be held on April 27, 2022.
(2)Represents shares of common stock subject to a restricted stock unit award which will vest in full upon continuation of board service through the day immediately preceding the date of the annual stockholder meeting to be held on April 27, 2022.
(3)Includes (i) 1,626 shares of common stock held under an IRA account and (ii) 1,216 shares of common stock subject to a restricted stock unit award which will vest in full upon continuation of board service through the day immediately preceding the date of the annual stockholder meeting to be held on April 27, 2022.
(4)Includes 1,216 shares of common stock subject to a restricted stock unit award which will vest in full upon continuation of board service through the day immediately preceding the date of the annual stockholder meeting to be held on April 27, 2022.
(5)Includes 1,216 shares of common stock subject to a restricted stock unit award, which will vest in full upon continuation of board service through the day immediately preceding the date of the annual stockholder meeting to be held on April 27, 2022.
(6)Includes (i) 4,494 shares of common stock held by the Daniel B. More Revocable Trust, of which Mr. More is the sole trustee, and (ii) 1,216 shares of common stock subject to a restricted stock unit award, which will vest in full upon continuation of board service through the day immediately preceding the date of the annual stockholder meeting to be held on April 27, 2022.

(7)Excludes 54,175 shares of the Corporation's common stock issuable pursuant to restricted stock unit awards that are subject to various performance-vesting and service-vesting schedule requirements. The shares that actually vest under those awards will be issued in accordance with the applicable issuance schedule in effect for those shares.
(8)Includes 1,216 shares of common stock subject to a restricted stock unit award which will vest in full upon continuation of board service through the day immediately preceding the date of the annual stockholder meeting to be held on April 27, 2022.
(9)Includes (i) 20,980 shares of common stock, (ii) 400 shares of common stock held in a Uniform Transfer to Minors Act (UTMA) account for the benefit of Jillian Gere, and (iii) 100 shares of common stock held in a UTMA for the benefit of Robert Gere. The shares held in both UTMA accounts have shared voting and dispositive power. Excludes 9,132 shares of the Corporation's common stock issuable pursuant to restricted stock unit awards that are subject to various performance-vesting and service-vesting schedule requirements. The shares that actually vest under those awards will be issued in accordance with the applicable issuance schedule in effect for those shares.
(10)Includes (i) 9,156 shares of common stock, (ii) 2,500 shares of common stock held under a Roth IRA, and (iii) 12,068 shares of common stock held by Mr. Lynch and his spouse in joint tenancy. Mr. Lynch has shared voting and investment powers with respect to 12,068 shares. Excludes 12,751 shares of the Corporation's common stock issuable pursuant to restricted stock unit awards that are subject to various performance-vesting and service-vesting schedule requirements. The shares that actually vest under those awards will be issued in accordance with the applicable issuance schedule in effect for those shares.
(11)Includes (i) 10,906 shares of common stock and (ii) 100 shares of common stock held by Mr. Walters' spouse. Excludes 9,780 shares of the Corporation's common stock issuable pursuant to restricted stock unit awards that are subject to various performance-vesting and service-vesting schedule requirements. The shares that actually vest under those awards will be issued in accordance with the applicable issuance schedule in effect for those shares.
(12)Includes 10,112 shares of common stock. Excludes 15,033 shares of the Corporation's common stock issuable pursuant to restricted stock unit awards that are subject to various performance-vesting and service-vesting schedule requirements. The shares that actually vest under those awards will be issued in accordance with the applicable issuance schedule in effect for those shares. Excludes 23,932 shares of the Corporation's common stock subject to deferred share units that are vested and will be settled in accordance with an election previously made by Ms. Westbrook.
(13)Includes an aggregate of 8,512 shares of common stock subject to restricted stock unit awards held by non-employee Board members which will vest in full upon continuation of board service through the day immediately preceding the date of the annual stockholder meeting to be held on April 27, 2022. Includes all individuals that are "executive officers" of the Corporation as that term is defined in Rule 3b-7 of the Securities Exchange Act of 1934.
(14)Pursuant to Schedule 13D/A filed with the SEC on February 15, 2022, Robert A. Van Valer has sole power to vote or to direct the vote of 3,316,258 shares of common stock and sole power to dispose or to direct the disposition of 3,316,258 shares of common stock.
(15)Pursuant to Schedule 13G/A filed with the SEC on April 13, 2021, Nuance Investments, LLC has sole power to vote or to direct the vote of 3,238,227 shares of common stock and sole power to dispose or to direct the disposition of 3,238,227 shares of common stock.
(16)Pursuant to Schedule 13G/A filed with the SEC on February 1, 2022, BlackRock, Inc. has sole power to vote or to direct the vote of 2,374,575 shares of common stock and sole power to dispose or to direct the disposition of 2,534,494 shares of common stock.
(17)Pursuant to Schedule 13G/A filed with the SEC on February 10, 2022, The Vanguard Group has sole power to vote or to direct the vote of zero shares of common stock, sole power to dispose or to direct the disposition of 1,836,396 shares of common stock, has shared power to vote or to direct the vote of 35,084 shares of common stock, and shared power to dispose or to direct the disposition of 60,621 shares of common stock.
(18)Pursuant to Schedule 13G/A filed with the SEC on February 14, 2022, T. Rowe Price Associates, Inc. has sole power to vote or to direct the vote of 459,252 shares of common stock and sole power to dispose or to direct the disposition of 1,650,807 shares of common stock.
For further information concerning such restricted stock units and deferred stock awards, please see the sections titled "Compensation of Directors," "Summary Compensation Table," and "Grants of Plan-Based Awards" in this Proxy Statement.
Policy Governing Hedging and Pledging of Common Stock
The Corporation has adopted policies that preclude Board members, executive officers and certain employees, and other individuals, including family members residing in the same household, and entities owned and controlled by the above persons, from engaging in hedging or monetization transactions in the Corporation's common stock such as put and call options and short sales and from pledging the Corporation's common stock or holding such stock in margin accounts. Accordingly, such individuals bear the full risk of economic loss, like any other stockholder, with respect to their equity holdings, whether in the form of actual shares of the Corporation's common stock or restricted stock units that will convert into such shares following the satisfaction of the applicable vesting and payment requirements.

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the principles underlying our executive officer compensation policies and discusses the decisions relating to the named executive officer compensation for the 2021 fiscal year. The Executive Compensation Committee (the "Committee") of the Board of Directors is responsible for reviewing and approving the compensation payable to our executive officers.
Our named executive officers for 2021 are shown below:

2021 Named Executive Officers

Eric W. Thornburg	James P. Lynch	Andrew R. Gere
President, Chief Executive Officer and Chairman of the Board of SJW Group	Chief Accounting Officer of SJW Group	President and Chief Operating Officer of San Jose Water Company ("SJWC")

Andrew F. Walters	Maureen P. Westbrook
Chief Financial Officer and Treasurer of SJW Group	President of Connecticut Water Service, Inc. ("CTWS")

EXECUTIVE SUMMARY
Executive Compensation Highlights
In fiscal year 2021, the compensation of our named executive officers reflects our strong commitment to pay for performance and to provide market competitive and internally fair compensation in line with our compensation philosophy. The target compensation of our named executive officers is aligned with our intended pay positioning relative to our peer group. Our target short-term cash incentive compensation weighting reflects a market-aligned mix, and we have increased target long-term incentive compensation weighting and mix over time to shift towards more performance-based compensation and to be consistent with the market. The peer group of companies used in establishing executive officer compensation reflects only one change in constituent companies from the prior year, with the change being made to better reflect the Corporation's size and industry.

Chief Executive Officer: The 2020 target compensation of Eric W. Thornburg, our President and Chief Executive Officer (“CEO”), was below the peer group median primarily due to the value of his target long-term incentive compensation. For fiscal year 2021, in an effort to better align his compensation with the Corporation's target pay positioning, we increased his base salary by 3 percent compared to his 2020 base salary, maintained Mr. Thornburg’s short-term incentive target compensation to be 75 percent of base salary, and increased his target long-term equity grant as compared to 2020. The projected market positioning of the target total direct compensation for Mr. Thornburg relative to our peer group for 2021 is now at the 50th percentile.

Other Named Executive Officers: In order to maintain competitive market positioning and ensure an appropriate pay mix for the other named executive officers, the following changes were made for fiscal year 2021: base salaries were increased by approximately 3 percent in aggregate, the short-term incentive target compensation for Mr. Lynch, our Chief Accounting Officer, remained at 45 percent of base salary and remained at 35 percent of base salary for the other named executive officers, and no changes were made to target long-term incentive compensation award amounts. Resulting total target compensation increased by approximately 2 percent in aggregate as compared to 2020.
As indicated in the charts below, the 2021 performance-based and long-term incentive compensation for Mr. Thornburg constituted 70 percent of his annual total target direct compensation, and the 2021 performance-based and long-term incentive compensation for our other named executive officers as a group, constituted 49 percent of the officers' annual total target direct compensation. These allocations are generally consistent with the average for our peer group as set forth in the charts below. Accordingly, a significant portion of our named executive officers' compensation is "at risk."
Our compensation program for the named executive officers consisted primarily of base salary, a short-term cash incentive program and a long-term equity incentive program in the form of performance-based restricted stock units ("PSUs") and service-based restricted stock units ("Service RSUs"). The cash and equity incentive programs are driven by metrics that align with the Corporation’s business, short-term strategic operating goals and long-term growth strategy. The only fixed component of pay is base salary. For the 2021 fiscal year, 80 percent of the target performance-based cash incentive award for all the executive officers was based on performance goals tied to diluted earnings per share, capital additions, and several key operational goals measuring the successful operation of the business, and 20 percent of the target performance-based cash incentive award was based on strategic goals.
We introduced diversity, equity and inclusion metrics as part of our strategic goals to align our company strategy with the growing importance of environmental, social, and governance ("ESG") performance in our industry. For the PSU awards, we retained return on equity ("ROE") goals, to maintain focus on absolute levels of long-term financial returns, combined with relative total shareholder return ("rTSR") performance goals to ensure alignment with the long-term interests of our stockholders.

TARGET PAY MIX

Executive Compensation Practices and Governance Highlights

WHAT WE DO
✓	Align our executive pay with performance	✓	Include a "clawback" provision in our performance stock awards
✓	Provide an appropriate balance of annual and long-term incentives and include multiple measures tied to our financial, operational, and strategic goals including ESG and stock price performance	✓	Prohibit hedging and pledging of the Corporation's common stock
✓	Provide change in control payments under the Executive Severance Plan only on a double trigger	✓	Maintain a meaningful equity ownership policy for the executive officers
✓	Include caps on individual payouts in short-term and long-term incentive plans	✓	The Executive Compensation Committee has retained independent compensation consultants
✓	Hold an annual "say-on-pay" advisory vote	✓	Regularly evaluate our peer group and pay positioning
✓	Annually assess risks in our compensation programs

WHAT WE DON'T DO
✗	Pay dividends on unvested equity awards	✗	Provide excessive perquisites
✗	Provide excise tax gross-up to the CEO or to NEOs employed by CTWS nor do we provide tax gross-up to any NEOs on perquisites	✗	Allow short sales or purchases of equity derivatives of our common stock by officers or directors
COMPENSATION OBJECTIVES AND PHILOSOPHY
The Committee seeks to maintain an overarching pay-for-performance compensation philosophy through the use of compensation programs for the Corporation's executive officers that are designed to attain the following objectives:
•Recruit, motivate and retain executives capable of meeting the Corporation's strategic objectives;
•Provide incentives to achieve superior executive performance and successful operational and financial results for the Corporation; and
•Align the interests of executives with the long-term interests of stockholders.
The Committee seeks to achieve these objectives by:
•Establishing a compensation structure that is both market competitive and internally fair;
•Linking a substantial portion of compensation to the Corporation's operational and financial performance and the individual's contribution to that performance;
•Maintaining a compensation structure that is designed to provide below-target compensation for underachievement and upward leverage for exceptional performance; and
•Providing long-term equity-based incentives and requiring direct stock ownership by executive officers.
The Committee is not authorized to delegate any of its authority with respect to executive officer compensation, other than with respect to routine administrative functions. However, the Committee may from time to time consult with other independent Board members regarding executive compensation matters and is authorized to hire independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Corporation's executive officers and other key employees.
DISCUSSION AND ANALYSIS
This section provides detailed information about our named executive officers' 2021 compensation and the Committee's decision making process.
Components of Compensation
The following sections relate to the compensation of our named executive officers. For the 2021 fiscal year, the principal components of the Corporation's executive compensation program are shown below:

Base salary	Annual short-term cash incentives	Long-term equity incentive awards	Retirement benefit accruals
It is the Committee's objective to set a competitive annual rate of base salary for each executive officer. The Committee believes that such competitive base salaries are necessary to attract and retain top quality executives.
	The annual cash incentive awards are designed to reward superior corporate and executive performance while reinforcing the Corporation's short-term strategic operating goals.	Long-term incentive awards are typically made to executive officers in the form of RSUs and leveraged PSUs covering shares of the Corporation's common stock.	Executive officers are eligible to participate in tax-qualified pension plans and supplemental retirement plans or agreements, as applicable to the individual executive officer.
There is no policy for the allocation of compensation between cash and non-cash (equity) components or between short-term and long-term components, and there are no pre-established ratios between the CEO's compensation and that of the other named executive officers. The named executive officers are also provided with market competitive benefits and perquisites and are entitled to certain severance benefits in the event their employment terminates under certain defined circumstances, as more fully set forth below in this section and in the section entitled "Employment Agreements, Offer Letters, Termination of Employment and Change in Control Arrangements" that appears later in this Proxy Statement.
Base Salary
2021 Base Salary for the CEO: Mr. Thornburg's base salary for 2021 fiscal year was set at $803,400 by the Committee. Pursuant to Mr. Thornburg's employment agreement, his base salary for calendar year 2017 was set at $700,000. No adjustment had been made to Mr. Thornburg's salary since 2017 until 2020 when his base salary was increased to $780,000 for that calendar year. See section titled “Target Pay Positioning” below for a discussion of the Committee’s decision regarding the CEO’s pay.
2021 Base Salary of the Other Named Executive Officers: In setting the 2021 fiscal year base salaries for the other named executive officers, the Committee considered each executive officer's tenure and responsibilities with the Corporation, competitive market data for the officer's position, the cost of living, internal pay equity considerations, and the other components of the officer's total direct compensation for the year. The Committee approved salary increases that averaged 2.9 percent for such named executive officers.
Accordingly, the base salary levels in effect for the 2020 and 2021 fiscal years for all of the named executive officers are as follows:

Name	2020 Salary ($)	2021 Salary ($)
Eric W. Thornburg	780,000	803,400
Andrew R. Gere	475,000	484,500
James P. Lynch	480,000	496,800
Andrew F. Walters	415,000	427,450
Maureen P. Westbrook (1)	390,000	401,700
(1)Ms. Westbrook was not a named executive officer of the Corporation for the 2020 fiscal year.
Annual Cash Incentive Compensation
Target Incentive Amounts
Each year, the Committee establishes target annual incentive cash compensation for each named executive officer tied to either a percentage of base salary or a specific dollar amount. Pursuant to Mr. Thornburg's employment agreement, as amended in 2019, his target annual cash incentive is set at 75 percent of base salary. See section titled “Target Pay Positioning” below for a discussion of the Committee’s decision regarding the CEO’s pay and pay positioning.
With respect to the other named executive officers, the Committee set the target annual incentive cash compensation to 45 percent of base salary for Mr. Lynch and 35 percent of base salary for Mr. Gere, Mr. Walters, and Ms. Westbrook representing no change as compared to 2020 in order to continue alignment with peer practices and maintain overall pay competitiveness. See section titled “Target Pay Positioning” below for a discussion of the Committee’s decision regarding the other named executive officers’ pay and pay positioning.
The target annual cash incentive compensation levels in effect for the 2020 and 2021 fiscal years for all of the named executive officers, based on their base salaries for the respective year and the applicable percentage increases for the 2021 fiscal year, are shown in the table below.

	Annual Incentive Cash Compensation
Name	2020 Target ($)	2021 Target ($)	Increase (%)
Eric W. Thornburg	585,000	602,500	3.0
Andrew R. Gere	166,250	169,575	2.0
James P. Lynch	216,000	223,560	3.5
Andrew F. Walters	145,250	149,608	3.0
Maureen P. Westbrook (1)	136,500	140,595	3.0
(1)Ms. Westbrook was not a named executive officer of the Corporation for the 2020 fiscal year.
Performance Goals
The performance goals set by the Committee for the 2021 fiscal year were comprised of financial, operational, and strategic goals, with the portion of target annual cash incentive compensation allocated to each goal as set forth in the table below. The actual annual cash incentive compensation attributable to each performance goal could have ranged from 0 percent to 150 percent of the portion of the target annual cash incentive compensation amount allocated to that goal with up to an additional 50 percent of target annual cash compensation for the named executive officers, other than the CEO, based on exceptional individual performance. If the actual level of attainment of any such performance goal was between two of the designated levels, then the annual cash incentive compensation potential with respect to that goal would be interpolated on a straight-line basis.

Performance Criteria	Allocation (%)
SJW Group Diluted EPS (1)	25
SJW Group 2021 Capital Additions (2)	20
SJW Group Key Operational Goals (3)	35
Strategic Goals (4)	20
(1)Diluted EPS as reported in the 2021 Annual Report adjusted for certain compensation-related items, and non-recurring items such as merger-related costs. The target, threshold, and maximum goals, respectively, are $2.31, $2.08, and $2.54 or more, per diluted share.
(2)2021 Capital Additions represents capital expenditures made in 2021 by SJW Group's water utility subsidiaries including the cost to retire facilities. The target, threshold, and maximum goals, respectively, are $214,200,000, $190,400,000, and $238,000,000 or more.
(3)2021 operational goals for each of the Corporation’s water utility subsidiaries represent a mix of quantitative goals covering key business objectives used to manage the business that are critical to achieving and maintaining superior performance in the public utilities industry and are comprised of four (4) key performance indicators related to: (a) customer satisfaction measured based on the overall customer satisfaction score on a percentage basis as reported in the annual customer satisfaction survey. Goals ranged between 80% customer satisfaction score at threshold, 84% at target, and 88% or more at maximum; (b) employee engagement measured based on the overall employee engagement and satisfaction score, on a percentage basis, as reported in the annual employee engagement survey. Goals raged between 78% employee engagement and satisfaction score at threshold, 82% at target, and 86% or more at maximum; (c) wildfire mitigation for our SJWC watershed lands which includes (i) securing grant funding and development of a watershed fuels treatment plan at threshold, (ii) threshold achievement, plus filing necessary permits at target; and (iii) threshold and target achievement plus securing $5,000,000 of grant funding at maximum; and (d) local utility operating metrics which include achieving supplier diversity targets and limiting distribution system water loss, and employee safety incident rate goals for each of SJWC, SJWTX, Inc., The Connecticut Water Company and The Maine Water Company.
(4)The Strategic Goals include target, threshold, and maximum levels of achievement with pertaining to: (i) a Strategic Water Supply Assessment for San Jose Water Company, (ii) 2021 Diversity, Equity and Inclusion goals, and (ii) development of customer information system ("CIS") requirements for SJW Group's water utility subsidiaries and a strategic CIS roadmap.
For fiscal year 2021, the Committee kept earnings per share as a short-term incentive performance metric to ensure an appropriate focus on cost management and corporate earnings within the context of a balance of financial, operational and strategic goals and to align management and stockholder interests. Capital additions continued to be included as a short-term incentive performance metric to ensure long-term stewardship of our water distribution systems and the efficient and effective deployment of capital expenditures for the health and vitality of these systems, to realize the return on investment of such expenditures, and to promote our earnings growth strategy. Our 2021 strategic goals reflect our commitment to provide high-quality water service and our strategic focus on water supply, ESG performance, and customer systems.
The Committee established operational short-term incentive performance metrics for fiscal year 2021 in the following categories for the reasons discussed below:
•Customer Satisfaction: High-quality water service as measured by customer satisfaction is a focus of state utility commissions. Measuring the satisfaction of our customers aids us in meeting our mission to deliver high-quality water service.
•Employee Engagement and Satisfaction: It is our view that engaged and satisfied employees deliver high quality service to our customers, serve as ambassadors for our companies, and reflect management effectiveness.
•Local Supplier Diversity: We believe that supplier diversity promotes strong communities, aligns with our values, enhances competition and creates partnerships with quality suppliers, which enhances competitive procurement processes.
•Local Distribution System Water Loss: Reducing system losses lowers operating expenses and conserves natural resources. Given that water is a limited resource, this metric is also related to our environmental stewardship.

•Employee Safety Reportable Incidence Rates: We are strongly committed to the safety and well-being of our workforce which we believe is consistent with our company’s values and is the right thing to do.
•Wildfire Mitigation: This metric reinforces our strong commitment to environmental stewardship highlighted in our Corporation's Sustainability Report. Our environmental stewardship is valued by all of our stakeholders, affects our cost structure and improves our return on equity.
2021 Fiscal Year Payout
In February 2022, the Committee determined, on the basis of the Corporation's performance in relation to the performance criteria listed above and the executive officer's individual performance, that the cash incentive compensation for the 2021 fiscal year should be paid to the named executive officers in the amount of 92 percent of target based on achievement ranging from zero percent to 34.6 percent of the allocation to each goal described above.
Discretionary Bonuses: The CEO recommended, and the Committee approved, cash bonus awards in the amount of $25,000 for exceptional performance and contributions during 2021 for each of the named executive officers, other than the CEO. These officers successfully led the Company through a series of significant challenges in 2021 including a second year of the COVID-19 pandemic in which coronavirus variants emerged, a series of critical regulatory proceedings, a major winter freeze event in Texas, a tropical storm in New England, and an extreme drought in California. Their exceptional response planning and execution protected Company employees, assured business continuity and protected the public’s health and safety. These named executive officers successfully managed to navigate this highly unusual series of challenges and risks while delivering total earnings in the upper range of the earnings per share guidance provided to investors.
The table below sets forth the fiscal year 2021 cash incentive target compensation and actual cash incentive compensation payout amounts for each of the named executive officers on the basis of the performance criteria listed above, excluding the $25,000 cash bonus awards described above.

	2021 Incentive Cash Compensation
Name	Target ($)	Actual ($)	Actual (% Target)
Eric W. Thornburg	602,500	554,173	92
Andrew R. Gere	169,575	155,960	92
James P. Lynch	223,560	205,611	92
Andrew F. Walters	149,608	137,596	92
Maureen P. Westbrook	140,595	129,307	92
Equity Compensation
A significant portion of each named executive officer's compensation is provided in the form of long-term incentive equity awards under the Corporation's Long-Term Incentive Plan. Service RSUs granted to date have vesting schedules that provide a meaningful incentive for the executive officer to remain in the Corporation's service. Leveraged PSUs are also used to pay out at increasing rates based on the level of attainment of specified performance goals. None of the PSU or Service RSU awards granted in 2021 to the named executive officers include dividend equivalent rights.
2021 Fiscal Year Grants: For fiscal year 2021, the target long-term incentive amount for the named executive officers, other than the CEO, was held consistent with the target 2020 long-term incentive amount in order to maintain alignment with the market as related to our peers. The target long-term incentive amount for the CEO was increased over the target 2020 long-term incentive amount to reduce the gap between his total direct compensation and the peer group median and to bring his compensation more in alignment with the Corporation's target pay positioning. See section titled “Target Pay Positioning” below for a discussion of the Committee’s decision regarding the CEO’s and other named executive officers' pay and pay positioning.
For 2021, the Committee again determined that the target allocation of the award at 30 percent for RSUs, 70 percent for PSU awards for the CEO, and 40 percent for Service RSUs and 60 percent PSU awards for the other named executive officers was appropriate. These allocations for the restricted stock unit awards were unchanged as compared to the 2020 target allocations. The performance metrics for the PSUs were total relative shareholder return (“rTSR”), weighted 57 percent for the CEO and 50 percent for the other named executive officers, and long-term return on equity (“ROE”), weighted 43 percent for the CEO and 50 percent for the other named executive officers. These allocations for the PSUs were unchanged as compared to the 2020 target allocations. The increase in long-term incentive target grant values for the CEO, high allocation to PSUs, and the weighting among performance-based awards for all of the executive officers ensure appropriate stockholder alignment and focus on stockholder value creation, as deemed appropriate by the Committee for the CEO and the other named executive officers.
On January 4, 2021, each named executive officer was granted a Service RSU award, covering the number of shares of the Corporation's common stock shown in the table below, that vests in three equal installments upon completion of each year of service over the 3-year period measured from the grant date.
In addition, on January 26, 2021, each named executive officer was granted the following PSU awards covering the target number of shares specified in the table below:
•rTSR Award: The rTSR award vests based on rTSR over the performance period measured from January 1, 2021 to December 31, 2023 and the officer's continued service through December 31, 2023. The number of shares issuable under such rTSR PSU award will range between 0 percent to 200 percent of the target number of shares based on the level of actual attainment of the specified performance goals.
•ROE Award: The ROE award vests based on the level of attainment of the Corporation’s average ROE over the performance period measured from January 1, 2021 through December 31, 2023 and the officer’s continued service through December 31, 2023. The attainment of the ROE goal for any fiscal year in the performance period is based on adjusted net income, as measured in accordance with U.S. generally accepted accounting principles, adjusted to exclude certain compensation-related items and non-recurring items such as merger-related costs. The corresponding number of shares issuable to an individual under each such ROE PSU award is 50 percent, 100 percent, and 150 percent of the target number of shares specified for such individual at threshold, target and maximum levels of performance, respectively, and no shares would be issuable if the threshold level of performance is not attained.
The rTSR and ROE awards each provide that in the event of certain involuntary terminations or retirement during the performance period, the officer will vest in the award, earned based on performance, on a pro-rata basis for the period of service completed during the performance period.
The table below indicates the number of shares of the Corporation's common stock underlying the RSU awards granted to each named executive officer in January 2021.

Name	Number of Shares subject to Service RSU Award (1)	Target Number of Shares for rTSR PSU Award (2)	Target Number of Shares for ROE PSU Award (3)
Eric W. Thornburg	6,108	7,029	6,333
Andrew R. Gere	1,509	977	1,174
James P. Lynch	2,109	1,365	1,636
Andrew F. Walters	1,509	977	1,174
Maureen P. Westbrook	1,509	977	1,174

(1)The aggregate number of shares was determined by dividing a designated dollar amount by $68.29, the closing selling price of the Corporation's common stock on the January 4, 2021 grant date. The designated dollar amount was $417,076 for Mr. Thornburg, $103,031 for Mr. Gere, $143,959 for Mr. Lynch, $103,031 for Mr. Walters, and $103,031 for Ms. Westbrook.
(2)The target number of shares was determined by dividing a designated dollar amount by $67.82, the closing selling price of the Corporation's common stock on the January 26, 2021 grant date. The designated dollar amount was $476,658 for Mr. Thornburg, $66,234 for Mr. Gere, $92,545 for Mr. Lynch, $66,234 for Mr. Walters, and $66,234 for Ms. Westbrook.
(3)The target number of shares was determined by dividing a designated dollar amount by $65.86, the closing selling price of the Corporation's common stock on the January 28, 2021 grant date. The designated dollar amount was $417,076 for Mr. Thornburg, $77,273 for Mr. Gere, $107,696 for Mr. Lynch, $77,273 for Mr. Walters, and $77,273 for Ms. Westbrook.
The Committee believes the rTSR and ROE goals for the PSU awards are challenging and difficult to achieve, but attainable with significant skill and effort on the part of the executive team.
2019 ROE Awards Earned: In January 2019, the Committee granted each of Messrs. Thornburg, Gere, Lynch and Walters, PSU awards covering 4,100, 1,030, 1,081, and 944 target shares, respectively, under ROE awards granted in 2019. Such awards were to vest based on ROE for the thee-year period measured from January 1, 2019 through December 31, 2021 and the ROE goals for such period at threshold, target and maximum levels were 8.59, 9.67, and 10.74 percent, respectively, and continued service through December 31, 2021.
In February 2022, the Committee determined that Messrs. Thornburg, Gere, Lynch and Walters vested in 4,100, 1,030, 1,081, and 944 shares of common stock, respectively, under the 2019 ROE Awards. The calculated ROE for the performance period was 9.52 percent. In accordance with the terms of the awards, in determining the number of shares that vested, the Committee approved the awards at a ROE of 9.67 percent to partially mitigate the impact of a regulatory decision related to San Jose Water Company’s 2018 water conservation memorandum account that was not anticipated at the time that the 2019 ROE target was established. Each such officer's service with the Corporation through the end of the performance period and the adjustment resulted in the performance of the awards being met at the target level.
2019 rTSR Award Earned: In January 2019, the Committee granted each of Messrs. Thornburg, Gere, Lynch, and Walters, PSU awards covering 4,958, 927, 978, and 858 target shares, respectively which were to vest based on the Corporation's rTSR compared to a list of water company peer companies over a period from January 1, 2019 to December 31, 2021 and continued service through December 31, 2021. The number of shares issuable under such awards were to range between 0 percent to 200 percent of the target number of shares based on the level of actual attainment of the specified performance goal. In February 2022, the Committee determined that Messrs. Thornburg, Gere, Lynch and Walters vested in 2,479, 464, 489, and 429 shares of common stock, respectively, or 50% of the target number of shares under such award based on rTSR ranked sixth relative to the peer companies and each such officer's service with the Corporation through the end of the rTSR performance period.
Retirement Benefits and Deferred Compensation: Executive officers employed by San Jose Water Company ("SJWC") are eligible to receive retirement benefits under SJWC's Retirement Plan, a tax-qualified defined benefit plan covering a broad spectrum of the company's employees. Executive officers hired by SJWC before March 31, 2008, are eligible to receive additional retirement benefits under the SJWC Executive Supplemental Retirement Plan ("SJWC SERP"), and executive officers hired by SJWC on or after March 31, 2008, are eligible to receive additional retirement benefits under the SJWC Cash Balance Executive Supplemental Retirement Plan ("SJWC Cash Balance SERP"). Both of the plans are non-qualified plans in which only senior officers and other designated members of management may participate, and such individuals remain general creditors of SJWC with respect to their accrued benefits under the plans until the benefits are paid. A description of the plans and the benefits payable to each named executive officer upon retirement is set forth in the Pension Benefits table and the accompanying narrative that appears later in this Proxy Statement.

Mr. Gere was hired prior to March 31, 2008, and participates in the SJWC SERP. The pension benefits payable to Mr. Gere under the SJWC SERP increase in correlation with increases in his compensation levels and years of service. However, the present value of his accrued pension benefit under the SJWC SERP will not only reflect such increases, but will also fluctuate from year to year based on the mortality tables and the interest rate used to discount anticipated future payments so that when interest rates decrease, for example, the present value associated with the underlying benefit may increase.
Messrs. Thornburg, Lynch, and Walters commenced employment with the Corporation after March 31, 2008, and accordingly participate in the SJWC Cash Balance SERP. Under that plan, each participant will receive compensation credits and interest credits on a quarterly basis to the book account maintained for him under the plan. The amount of the compensation credit each quarter will be tied to his compensation for that quarter and his years of credited service, and the percentage of compensation to be credited on such quarterly basis will increase as the participant's years of credited service increase.
For Mr. Thornburg, (i) the percentage of compensation credited to his SJWC Cash Balance SERP account each quarter until the quarter he turns 65 will be at 39 percent of his quarterly compensation in lieu of the lower percentage levels in effect for other participants and (ii) he will vest in his accrued benefit under such plan once he turns 65 instead of the regular 10-year vesting schedule in effect for the other participants. As of December 31, 2021, Mr. Thornburg had not vested in his accrued benefit under such plan. For Mr. Lynch, the percentage of compensation credited to his SJWC Cash Balance SERP account for the first 20 years of credited service will be at 15 percent of his quarterly compensation in lieu of the lower percentage levels in effect for other participants. Prior to January 7, 2020, when he became an employee of The Connecticut Water Company ("CWC"), a wholly owned subsidiary of the Corporation, Mr. Walters was an employee of SJWC and accrued benefits under the SJWC Cash Balance SERP. As an employee of CWC, Mr. Walters is not eligible to receive additional benefits based on quarterly compensation under the SJWC Cash Balance SERP, however his SJWC Cash Balance SERP benefit accrued prior to January 7, 2020, continues to receive interest credits. Messrs. Lynch and Walters vested in their accrued benefit under the SJWC Cash Balance SERP after three (3) years of service.
Prior to joining the Corporation on November 6, 2017, Mr. Thornburg served as President and Chief Executive Officer of CTWS. In connection with this service, Mr. Thornburg is eligible to receive additional supplemental retirement benefits under the terms of a Supplemental Executive Retirement Agreement with CWC (the “CWC SERP Agreement”) for benefits accrued during his prior service with CTWS from March 1, 2006 through October 15, 2017, and under a CWC deferred compensation agreement providing supplemental retirement benefits (the “Deferred Compensation Plan II”) accrued during his service with CTWS from January 1, 2012 through October 15, 2017.
Mr. Walters is eligible for discretionary non-elective benefits under the CWC Deferred Compensation Plan, a non-qualified plan. Mr. Walters' CWC Deferred Compensation Plan account is credited semi-annually with an amount equal to a percentage of his salary and any bonus paid in the period prior to the semi-annual crediting date, contingent on Mr. Walters' continued employment through the semi-annual crediting date. Mr. Walters is fully vested in his CWC Deferred Compensation Plan account. A description of the plan and the benefits payable to Mr. Walters upon retirement is set forth in the Pension Benefits table and the accompanying narrative that appears later in this Proxy Statement.
Ms. Westbrook is eligible to receive retirement benefits under the CWC Employees Retirement Plan (the "CWC Retirement Plan"), a tax-qualified defined benefit plan covering a broad spectrum of the company's employees. She is also eligible to receive additional retirement benefits under the terms of Supplemental Executive Retirement Agreements entered into between Ms. Westbrook and CWC ("CWC SERP Agreements"). The CWC SERP Agreement provides non-qualified retirement benefits. Such benefits are unfunded and the executive officers remain general creditors of CWC with respect to their accrued benefits under the plan until the benefits are paid. Descriptions of the CWC Retirement Plan and the SERP Agreements and the benefits payable upon retirement are set forth in the Pension Benefits table and the accompanying narrative that appears later in this Proxy Statement.
The retirement benefits payable to Ms. Westbrook under the CWC SERP Agreement increase in correlation with increases in her compensation levels and years of service. However, the present value accrued pension benefit under the CWC SERP Agreement will not only reflect such increases, but will also fluctuate from year to year based on the mortality tables and the interest rate used to discount anticipated future payments so that when interest rates decrease for example, the present value associated with the underlying benefit may increase.
For further information concerning the retirement plans, SERP, Cash Balance SERP, and the CWC SERP Agreements, see the section entitled "Pension Benefits" that appears later in this Proxy Statement. For further information concerning the CWC Deferred Compensation Agreements, see the section entitled "CWC Deferred Compensation Agreement" that appears later in this Proxy Statement. For further information concerning the CWC Deferred Compensation Plan, see the section entitled "Non-Qualified Deferred Compensation" that appears later in this Proxy Statement.
Broad-Based Employee Benefit Plans: Executive officers employed by SJWC are also eligible to participate in SJWC's Salary Deferral Plan, a tax-qualified 401(k) defined contribution plan. SJWC matches each participant's contributions up to four percent of eligible compensation, subject to certain statutory limits. Such plan is open to all employees and officers under the same terms and conditions. Mr. Walters has an account under the SJWC Salary Deferral Plan from his period of employment with SJWC, but is not eligible to make or receive additional contributions under such plan.
Mr. Walters and Ms. Westbrook, as employees of CWC, are eligible to participate in the Savings Plan of The Connecticut Water Company, a tax-qualified 401(k) defined contribution plan. CWC makes a non-elective contribution equal to three percent of eligible compensation for each year, subject to certain statutory limits. An additional non-elective contribution equal to one and one-half percent of eligible compensation is made with respect to employees hired on or after January 1, 2009, who are not eligible to participate in the CWC Employees Retirement Plan. The plan is open to all CWC employees and officers under the same terms and conditions.
Mr. Walters receives a non-elective contribution equal to four and one-half percent of eligible compensation and Ms. Westbrook, who was hired prior to January 1, 2009, receives a non-elective contribution equal to three percent of eligible compensation. In connection with his prior service at CWC, Mr. Thornburg had an account balance in the Savings Plan of The Connecticut Water Company. In January, 2021, Mr. Thornburg took a full distribution of his account under such plan and no longer has a benefit payable under that plan.
Elective Deferral Plans: The named executive officers employed by SJWC and certain other highly compensated SJWC employees may participate in SJWC's Special Deferral Election Plan pursuant to which eligible participants may defer up to 50 percent of their base salary and up to 100 percent of their cash incentive compensation. The deferred amounts are credited with a fixed rate of interest, compounded semi-annually and reset at the beginning of each calendar year at the lower of (i) the then current 30-year long-term borrowing cost of funds to SJWC (or the equivalent thereof), as measured as of the start of such calendar year, or (ii) 120 percent of the long-term Applicable Federal Rate determined as of the start of such calendar year and based on semi-annual compounding.
Ms. Westbrook, certain other highly compensated and management employees of CWC were eligible to participate in the 2017 Connecticut Water Company Deferred Compensation Plan and under specific frozen deferred compensation agreements (the "Deferred Compensation Plan II”) in 2021. Both of these arrangements are non-qualified plans in which only senior officers and other designated members of management may participate, and such individuals remain general creditors of CWC with respect to their accrued benefits under the plan until the benefits are paid. Eligible employees may elect to defer up to 50 percent of base salary and 100 percent of cash incentive pay under the 2017 Connecticut Water Deferred Compensation Plan. The deferred amounts are credited with earnings based on the participant’s notional investments among six index funds and a fixed rate alternative currently crediting 2.75 percent. The Deferred Compensation Plan II is closed to new contributions, but participants continue to have their accounts credited each January 1 and July 1 with earnings equal to 50 percent of the product of (i) the recent AAA Corporate Bond Yield Average published by Moody's, plus four percentage points and (ii) the participant’s existing deferred compensation account balance.

Other Benefits and Perquisites: The named executive officers are provided with certain market competitive benefits and perquisites. It is the Committee's belief that such benefits are necessary for the Corporation to remain competitive and to attract and retain top caliber executive officers, since such benefits are commonly provided by peer group companies. All administrative employees of SJWC, including executive officers, are eligible to receive standard health care, dental care, disability, life and travel insurance, professional development benefits, and time off with pay for vacation and sick leave. In addition, SJWC provides certain executives from time to time with (i) vehicles for business use and personal commutes and (ii) club memberships. The company also purchases season tickets to sporting and cultural events which the executive officers and personnel of the company may use for non-business purposes on occasions. Mr. Thornburg is entitled to reimbursement for reasonable business related personal expenses incurred and approved by the Chair of the Committee up to $40,000 per calendar year.
All full-time employees of CWC are eligible to participate in employee benefits including health, dental, short-term disability, long-term disability, group term life insurance coverage, and time off with pay for vacation and sick leave. In addition to such benefits, CWC maintains a supplemental long-term disability policy for Ms. Westbrook that when combined with the standard long-term disability policy benefit provided to other employees, provides a benefit equal to 60 percent of their base compensation in the event that they become disabled.
The Corporation does not provide tax gross-ups for any imputed income in connection with providing these particular benefits and perquisites.
Setting Executive Compensation for 2021
This section relates generally to the setting of the 2021 compensation of the named executive officers. The principal factors that the Committee considered when setting the 2021 fiscal year compensation levels for the named executive officers were as follows:
•Competitive benchmarking;
•Long-term retention;
•CEO's recommendations;
•Advice from the Committee's independent compensation consultant and other compensation advisors;
•Results of the last "say-on-pay" proposal;
•Feedback from stockholders and stockholder advisory groups;
•Comparison of the Corporation's performance against certain operational and qualitative goals identified in the Corporation's strategic plan;
•Individual performance as assessed by the Committee, with input from the CEO as to the named executive officers other than himself;
•The cost of living and cost of labor; and
•Tenure, future potential, and internal pay equity.
Major compensation decisions for each fiscal year, including base salary adjustments, the determination of target annual incentive cash compensation opportunities and the determination of the size of long-term equity incentive awards, are generally made by the Committee during the last quarter of the prior year or during the first quarter of the current year.
Benchmarking: The Committee made a number of decisions regarding 2021 fiscal year compensation for the named executive officers on the basis of the executive compensation benchmarking reports prepared by Mercer in October 2020, with respect to the named executive officers. The reports benchmarked the compensation paid by the peer group, as described below, to their executive officers.

Target Pay Positioning: For the 2021 calendar year, the Committee continued to target total annual direct compensation between the median and the 75th percentile of the peer group in light of the highly competitive talent market and the relative cost of living and cost of labor in the markets in which the Corporation's executives are located as compared to its peers. The Committee uses the peer group compensation as just one of the factors in its pay decisions. Individual positioning relative to market data also gives consideration to tenure, performance, potential and internal equity.
For 2021, the Committee adjusted Mr. Thornburg's compensation as part of a strategy to bring his compensation into alignment over time with the stated target pay positioning range and better align the CEO's pay mix with peer group practices. Accordingly, the Committee set Mr. Thornburg's 2021 base salary at $803,400, maintained his target annual cash incentive at 75 percent of his base salary, and increased Mr. Thornburg's target 2021 long-term incentive amount over his target 2020 long-term incentive amount. These increases were intended to position Mr. Thornburg's 2021 target total direct compensation at the median of the peer group.
The Committee determined to adjust compensation for the other named executive officers for 2021 to maintain positioning of total direct compensation within the target pay positioning described above relative to the Corporation’s peer group. Specifically, we increased the base salaries for the other named executive officers to maintain competitive pay positioning and held consistent the amount of both target short-term incentive compensation and long-term incentive awards to continue to reflect a total pay opportunity and pay mix in alignment with the market. The resulting increases in target total compensation were intended to align each of the other named executive officers between median and 75th percentile of the peer group.
The table below shows the projected market positioning of the target 2021 total direct compensation for our named executive officers relative to the peer group based on data provided by Mercer to the Committee in October 2020.

Name	Title	Percentile Level of Total Target Direct Compensation for 2021 Fiscal Year
Eric W. Thornburg	President, Chief Executive Officer and Chairman of the Board	50th
Andrew R. Gere	President and Chief Operating Officer of SJWC	70th
James P. Lynch	Chief Accounting Officer	50th
Andrew F. Walters	Chief Financial Officer and Treasurer	57th
Maureen P. Westbrook	President of CTWS	52nd
Peer Group: Each year, the Committee works with its independent compensation consultant, Mercer, to determine the appropriate peer group for benchmarking our executive compensation program. The peer group is generally comprised of companies that are U.S. publicly traded utility companies of similar size and companies that are identified externally as the Corporation's peers.  Mercer recommended a change to the 2020 peer group in consideration of the size of the Corporation given its industry. Based on such recommended change, the Committee approved the peer group set forth below which excluded Essential Utilities and included Allete. The peer group below was used in establishing the executive officers' 2021 compensation, and the Committee believed that all of the peer companies represent primary competitors for executive talent and investment capital.

Peer Group
American States Water	Avista Corp.	Black Hills Corporation	California Water Service Group
Chesapeake Utilities	El Paso Electric	Allete	MGE Energy
Middlesex Water	NorthWestern Corporation	Northwest Natural Gas	PNM Resources Inc.
	South Jersey Industries	Unitil
Role of External Advisors: The Committee engaged Mercer as the Committee's independent compensation consultant. Mercer provided the following services:
•Advised the Committee in selecting a peer group to be used for benchmarking compensation;
•Conducted a competitive review of officer compensation levels and practices relative to the peer group, including consideration of impact of location on cost of living and cost of labor;
•Advised the Committee in determining the appropriate base salary, annual incentive and equity compensation terms for the named executive officers, including Mr. Thornburg, and other executive officers;
•Advised the Committee regarding short and long-term incentive compensation design changes; and
•Advised the Committee regarding regulatory developments, governance updates, and market trends, including the impact of the COVID-19 pandemic on executive, employee and Board compensation.
Representatives of Mercer attended certain Committee meetings and provided guidance and expertise on competitive pay practices and plan designs consistent with the Corporation's key objectives. The Committee determined that Mercer was independent and that its work did not raise any conflict of interest. The Committee made such determinations primarily on the basis of the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Rule 10C-1(b)(4) under the Securities Exchange Act of 1934. The Committee will apply the same factors, together with any factors identified by the NYSE and any other factors the Committee may deem relevant under the circumstances, in determining whether any other person from whom the Committee seeks advice relating to executive compensation matters is independent or whether any potential conflicts exist.
Role of Management: Mr. Thornburg provided the Committee with recommendations regarding 2021 fiscal year compensation levels for each of the named executive officers other than himself. Such recommendations included base salary adjustments, target annual incentive cash compensation opportunities and payout levels, and the size of long-term incentive awards. Mr. Thornburg provided the Committee with his assessment of the individual performance of each of the other named executive officers.
OTHER COMPENSATION MATTERS
Impact of 2021 "Say-on-Pay" Vote
We held our last "say-on-pay" vote in 2021 and over 97 percent of the votes cast on such proposal were in favor of the compensation of the named executive officers.
The Committee will continue to take into account future stockholder advisory votes on executive compensation and other relevant market developments affecting executive officer compensation in order to determine whether any subsequent changes to our programs and policies are warranted to reflect stockholder concerns or to address market developments.

Risk Assessment
The Committee, with the input and assistance of the Corporation's Human Resources Department, reviewed the various compensation programs maintained by the Corporation and its subsidiaries to determine whether any of those programs, including those maintained for the named executive officers, encouraged excess risk taking that would create a material risk to the Corporation's economic viability. Based on that review and the fact that the Corporation operates in a heavily-regulated environment, the Committee concluded it was not reasonably likely that any of the Corporation's compensation programs, including the executive officer compensation programs, would have a material adverse effect upon the Corporation. For further information concerning the overall compensation risk assessment process, please see the section to this Proxy Statement entitled "Executive Compensation and Related Information - Risk Assessment of Compensation Policies and Practices," which appears later in this Proxy Statement.
Other Key Executive Arrangements
Employment Agreements
The Corporation entered into an employment agreement with Mr. Thornburg, which is described more fully in the section titled "Employment Agreements, Offer Letters, Termination of Employment and Change in Control Arrangements."
CTWS and CWC entered into an amended and restated employment agreement with Ms. Westbrook upon closing of the merger with CTWS (the "Merger") on October 9, 2019 (the "Closing Date"), which is described more fully in the section titled "Employment Agreements, Offer Letters, Termination of Employment and Change in Control Arrangements" that appears later in this Proxy Statement.
Executive Severance Plan and Severance Programs
Executive Severance Plan: The Corporation maintains an Executive Severance Plan under which Mr. Thornburg and the other named executive officers, other than Ms. Westbrook, will become entitled to certain severance benefits on a double trigger basis in the event their employment were to terminate under certain defined circumstances in connection with a change in control of the Corporation. Accordingly, such benefits would be triggered in connection with such a change in control only if the executive officer's employment is terminated by the Corporation other than for good cause or such executive officer resigns in connection with (i) a significantly adverse change in the nature or the scope of their authority or overall working environment, (ii) the assignment of duties materially inconsistent with their present duties, responsibilities or status, (iii) a reduction in the sum of their base salary and target annual incentive cash compensation, or (iv) a relocation of their principal place of employment by 55 miles or more.
The Executive Severance Plan is designed to serve two primary purposes: (i) encourage the executive officers to remain in the Corporation's employ in the event of an actual or potential change in control transaction; and (ii) align the interests of the Corporation's executive officers with those of the stockholders by enabling the executive officers to consider transactions that are in the best interests of the stockholders and provide opportunities for the creation of substantial stockholder value without undue concern over whether those transactions may jeopardize their employment or their existing compensation arrangements.
The Executive Severance Plan also allows the Corporation to maintain a standard set of severance benefits for new and existing executive officers and limit the instances where one-off arrangements will be negotiated with individual executive officers.
Based on the foregoing considerations and the many years of service that most of the executive officers have rendered to the Corporation, the Committee believes that the benefits provided under the Executive Severance Plan, including any tax gross-up payment to cover the parachute payment taxes the executive officers, except for Mr. Thornburg, may incur under the federal tax laws with respect to one or more severance benefits provided under the plan, have been set at a fair and reasonable level and appropriately balance the respective interests of the various stakeholders.
For further information regarding the Executive Severance Plan and the severance benefits provided thereunder, please see the section entitled "Employment Agreements, Offer Letters, Termination of Employment and Change in Control Arrangements" that appears later in this Proxy Statement.
Severance Benefits for Messrs. Thornburg and Lynch: Pursuant to the terms of his employment agreement, Mr. Thornburg will become entitled to severance benefits should his employment terminate under certain defined circumstances in the absence of a change in control. Mr. Lynch will, as part of his negotiated compensation package with the Corporation, become entitled to severance benefits should his employment terminate under certain defined circumstances in the absence of a change of control. The Committee believes that such protections are typical for chief executive officers and chief financial officers in the peer group companies. For further information concerning Messrs. Thornburg's and Lynch's potential severance benefits, see the section titled "Employment Agreements, Offer Letters, Termination of Employment and Change in Control Arrangements" that appears later in this Proxy Statement.
Severance Benefits for Ms. Westbrook: Ms. Westbrook will become entitled to severance benefits under her amended and restated employment agreement should her employment terminate under certain defined circumstances. For further information concerning Ms. Westbrook’s potential severance benefits, see the section titled "Employment Agreements, Offer Letters, Termination of Employment and Change in Control Arrangements" that appears later in this Proxy Statement.
Executive Officer Stock Ownership Guidelines
In 2006, the Committee established a policy requiring executive officers to achieve specific security ownership guidelines within five years. The Committee believes that such a policy is consistent with its philosophy of encouraging executive officer stock ownership and will serve to further align the interests of the executive officers with those of stockholders. Pursuant to the policy, executive officers are expected to own shares of the Corporation's common stock with an aggregate value equal to two times the annual base salary for the CEO and one times the annual base salary for the other named executive officers. Shares of the Corporation's common stock owned outright, shares underlying restricted stock units, and shares underlying deferred stock units, including deferred shares resulting from dividend equivalent rights, all count as shares owned for purposes of the guidelines. Until the guideline is met, each executive is required to hold any shares of the Corporation's common stock issued upon the vesting of RSUs, net of any shares withheld or sold to cover statutory withholding taxes and other applicable taxes. As of December 31, 2021, all the named executive officers had complied with the policy. The following table shows each named executive officer's stock ownership as of December 31, 2021:

Name	Title	Security Ownership ($)(1)	Security Ownership Guideline ($)(2)
Eric W. Thornburg	President, Chief Executive Officer and Chairman of the Board	4,535,765	1,606,800
Andrew R. Gere	President and Chief Operating Officer of SJWC	2,088,762	484,500
James P. Lynch	Chief Accounting Officer	2,430,533	496,800
Andrew F. Walters	Chief Financial Officer and Treasurer	1,313,647	427,450
Maureen P. Westbrook	President of CTWS	3,354,463	401,700
(1)This amount is calculated by multiplying (i) the sum of the shares of the Corporation's common stock actually owned and shares underlying restricted stock units by (ii) $73.20 the closing selling price of the common stock on December 31, 2021.
(2)This amount is equal to two times the base salary in effect for Mr. Thornburg for the 2021 fiscal year and one times the base salary in effect for the other named executive officers for such year.

IRC Section 162(m) Compliance
For years prior to 2018, Section 162(m) of the Internal Revenue Code generally disallowed a federal income tax deduction for publicly-traded companies such as the Corporation for compensation paid to the CEO and the three other highest paid executive officers (other than the chief accounting officer) to the extent that such compensation exceeded one million dollars per officer in any one year and did not otherwise qualify as performance-based compensation.
The exemption for qualified performance-based compensation has been repealed and the class of affected executives has been expanded effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of one million dollars will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Because of the uncertainties as to the scope and application of the transition relief, no assurances can be given that compensation intended to satisfy the requirements for exemption under Section 162(m) will in fact be fully deductible. The Committee will continue to consider the tax impact of the Corporation's compensation programs but reserves the right to pay compensation that is not tax deductible.

Summary Compensation Table
The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Corporation and its subsidiaries for the fiscal years ended December 31, 2019, December 31, 2020, and December 31, 2021, by the Corporation's Chief Executive Officer, the Corporation's Chief Financial Officer, and the Corporation's other three most highly compensated executive officers whose total compensation for the 2021 fiscal year was in excess of $100,000 and who were serving as executive officers at the end of the 2021 fiscal year. No executive officers who would have otherwise been includable in such table on the basis of total compensation for the 2021 fiscal year have been excluded by reason of their termination of employment or change in executive status during that year. The listed individuals are herein referred to as the "named executive officers."

Name and Principal Position (1)	Year	Salary ($)(2)	Bonus ($)(2)(3)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compen-sation ($)(2)(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)		All Other Compen- sation ($)(6)	Total ($)
Eric W. Thornburg President, Chief Executive Officer and Chairman of the Board of SJW Group	2021	803,400	—	1,282,631	554,173	634,950	(7)	13,732	3,288,886
	2020	780,000	—	1,152,286	472,717	791,763	(8)	16,983	3,213,749
	2019	700,000	—	798,174	392,000	700,204	(8)	19,041	2,609,419
Andrew R. Gere President and Chief Operating Officer of San Jose Water Company	2021	484,500	25,000	238,816	155,960	37,986	(7)	18,713	960,975
	2020	475,000	—	245,312	134,341	1,300,628	(8)	18,889	2,174,170
	2019	475,000	—	313,207	148,960	1,660,828	(8)	24,735	2,622,730
James P. Lynch Chief Accounting Officer of SJW Group	2021	496,800	25,000	333,443	205,611	118,393	(7)	14,900	1,194,147
	2020	480,000	—	342,759	174,542	272,577	(8)	17,258	1,287,136
	2019	467,000	—	329,167	146,720	256,260	(8)	37,657	1,236,804
Andrew F. Walters Chief Financial Officer and Treasurer of SJW Group	2021	427,450	25,000	238,816	137,596	—	(7)	13,050	841,912
	2020	415,000	—	245,312	117,371	138,879	(8)	49,964	966,526
	2019	—	—	—	—	—		—	—
Maureen P. Westbrook President of Connecticut Water Service, Inc.	2021	401,700	25,000	238,816	129,307	180,520	(7)	10,304	985,647
	2020	390,000	—	245,312	110,301	783,825	(8)	8,550	1,537,988
	2019	75,958	156,625	1,234,682	—	671,473	(8)	2,361	2,141,099
(1)On January 26, 2022, Mr. Walters was appointed the Chief Financial Officer and Treasurer of the Corporation and James P. Lynch was appointed the Chief Accounting Officer of the Corporation. Mr. Walters was not a named executive officer of the Corporation for the 2019 fiscal year. Ms. Westbrook was not a named executive officer of the Corporation for the 2020 fiscal year.
(2)Includes amounts deferred under (i) the San Jose Water Company's Special Deferral Election Plan, a non-qualified deferred compensation plan for officers and other select management personnel, and (ii) the San Jose Water Company's Salary Deferral Plan and the Savings Plan of The Connecticut Water Company ("CWC Savings Plan"), qualified deferred compensation plans under section 401(k) of the Internal Revenue Code. For Mr. Walters, disclosure includes amounts deferred under the Connecticut Water Company 2017 Deferred Compensation Plan (CWC 2017 DCP), a non-qualified deferred compensation plan for selected management and highly compensated employees and the CWC Savings Plan. For Ms. Westbrook, disclosure includes amounts deferred under the CWC 2017 DCP and the CWC Savings Plan and for 2019 disclosure is limited to amounts earned by or payable to Ms. Westbrook after October 9, 2019, the closing date of the merger with Connecticut Water Service, Inc. ("CTWS"), in accordance with SEC rules.
(3)The amount disclosed in the "Bonus" column in 2021 for Messrs. Gere, Lynch, and Walters, and Ms. Westbrook, represents a discretionary special bonus in the amount of $25,000 for exceptional individual performance for the 2021 fiscal year. For Ms. Westbrook in 2019, represents: (i) the 2019 short-term cash incentive award and the portion of the 2019 long-term incentive cash award that vested on March 15, 2020, and (ii) portions of the 2018 and 2017 long-term incentive cash award that vested on March 14, 2020, and March 10, 2020, respectively. Such awards were granted by CTWS to Ms. Westbrook prior to the merger with CTWS (the “Merger”) as performance-based awards but were converted into service-based awards in connection with the Merger and assumed by the Corporation. The amount of the annual cash incentive compensation payable to each named executive officer based on attainment of the corporate performance goals is reported in the "Non-Equity Incentive Compensation" column.
(4)Except as discussed below with respect to the disclosure for 2019 for Ms. Westbrook, the dollar amount reported in the Stock Awards column is equal to the aggregate grant-date fair value of the service-based ("Service RSU") and performance-based

("PSU") restricted stock unit awards made during each reported fiscal year, calculated in accordance with FASB ASC Topic 718, without taking into account any estimated forfeitures related to service-vesting conditions. For Service RSU awards, the grant date fair value was determined using the closing share price of the Corporation's common stock on the date of grant, as appropriately discounted to reflect the lack of dividend equivalent rights. For the PSU awards that vest based on return on equity or earnings per share, the total grant-date fair value is calculated using the probable outcome of the attainment of the pre-established performance objectives as of the grant date at 100% of target, as appropriately discounted to reflect the lack of dividend equivalent rights. The grant date fair value of PSU awards that vest based on relative total shareholder return was estimated utilizing the Monte Carlo valuation model, using the fair value of the Corporation's common stock with the effect of market conditions and no dividend yield on the date of grant, and assumes the performance goals will be attained. See also Note 6 to the Corporation's consolidated financial statements included in its quarterly report on Form 10-Q for the quarter ended March 31, 2021 and in Note 2 to the Corporation's consolidated financial statements included in its annual report on Form 10-K for the 2021 fiscal year. For Ms. Westbrook in 2019, the dollar amount reported in the Stock Awards column is the incremental fair value recognized by the Corporation in connection with the assumed CTWS restricted stock unit awards that were modified at the time of assumption to provide for accelerated vesting on a termination without cause within 12 months following the Merger.
The grant-date fair values of the 2021 performance-based restricted stock unit awards assuming maximum attainment of the performance goals are as follows:

Grant Date Fair Value at Maximum Attainment ($)
Eric W. Thornburg	1,585,092
Andrew R. Gere	247,546
James P. Lynch	345,462
Andrew F. Walters	247,546
Maureen P. Westbrook	247,546
For further information concerning the service-based and performance-based restricted stock unit awards, see the section below entitled "Grants of Plan-Based Awards."
(5)Represents the portion of the annual cash incentive compensation which is based on the level of attainment of corporate performance goals.
(6)Consists of the benefits shown below received by each executive officer, as applicable: (i) club memberships; (ii) personal use of company vehicle; (iii) 401(k) employer matching contributions under the San Jose Water Salary Deferral Plan and 401(k) employer non-elective contributions under the Savings Plan of Connecticut Water Company; and (iv) supplemental long-term disability policy premium.

For the Year Ended December 31, 2021
Description	Thornburg	Gere	Lynch	Walters	Westbrook
Club Memberships	—	631	—	—	—
Personal Use of Company Vehicle	2,132	6,482	3,300	—	—
401(k) Employer Contributions	11,600	11,600	11,600	13,050	8,700
Supplemental Long-Term Disability Policy Premium	—	—	—	—	1,604
Total ($)	13,732	18,713	14,900	13,050	10,304
(7)Consists of the change in the actuarial present value of each named executive officer's accrued pension benefits under all pension plans recorded for the 2021 fiscal year and above-market earnings on non-qualified deferred compensation for Ms. Westbrook, in accordance with SEC rules. Except for Mr. Walters whose present value decreased by $11,273 below the present value of the close of fiscal year 2020, the actuarial present value of accrued pension benefits increased for the named executive officers above the present value at the close of fiscal year 2020. The present value for each of the accrued pension benefits fluctuates from year-to-year based on additional years of service, changes in compensation and increased age. In addition, such fluctuations may also occur due to the interest rate used to discount anticipated future payments so that when interest rates decrease for example, the present value associated with the underlying benefit may increase. Prior to his 2020 transfer to CWC, Mr. Walters accrued pension benefits under the SJWC Retirement Plan and the SJWC Cash Balance Executive Supplemental Retirement plan (“SJWC Cash Balance SERP”). He does not accrue additional pension benefits under such plans for his service at CWC. See discussion under “Pension Benefits,” which appears later in this Proxy Statement.
SJWC's Retirement Plan and SERPs: All of the named executive officers other than Ms. Westbrook participate in the SJWC plans. For the 2021 fiscal year calculations, the discount rates applied were 2.74% for the SJWC Retirement Plan and 2.65% for the SJWC Executive Supplemental Retirement Plan ("SJWC SERP") and "SJWC Cash Balance SERP." For the 2020 fiscal year calculations, the discount rates applied were 2.38% for the Retirement Plan and 2.29% for the SJWC SERP and SJWC Cash Balance SERP.
The mortality rate tables, all published by the Society of Actuaries, used for the 2021 fiscal year are described as follows: for the Retirement Plan, the Pri-2012 Total Dataset Amount-Weighted Mortality with MP-2021, and for the 2020 fiscal year the Pri-2012 Total Dataset Amount-Weighted Mortality Table with MP-2020.

For the SJWC SERP and SJWC Cash Balance SERP, for the 2021 fiscal year, the Pri-2012 White Collar Amount-Weighted Mortality with MP-2021 projection scale, and for the 2020 fiscal year the Pri-2012 White Collar Amount-Weighted Mortality with MP-2020 projection scale. Messrs. Thornburg's and Lynch's SJWC Cash Balance SERP benefit is based on a contribution rate of 39% and 15%, respectively, of their quarterly compensation (as defined in the plan), offset by their accrued benefit under the SJWC Retirement Plan.
CWC Retirement Plan, CWC SERP Agreements, and CWC Deferred Compensation Agreements: Ms. Westbrook participates in the CWC Retirement plan. For the 2021 fiscal year calculations shown above, discount rates of 2.82% for the Connecticut Water Employees' Retirement Plan ("CWC Retirement Plan") and 2.76% for the Connecticut Water Company SERP Agreements ("CWC SERP Agreements") and CWC Deferred Compensation Agreements were applied. For the 2020 fiscal year calculations, the discount rates applied were 2.48% for the CWC Retirement Plan and 2.39% for the CWC SERP Agreements and CWC Deferred Compensation Agreements.
The mortality rate tables used for the 2021 fiscal year are described as follows: Pri-2012 Private Retirement Plans Amount Weighted Mortality Tables, projected using Scale MP 2021 for annuities, and IRS Applicable Mortality Table for lump sums for the CWC Retirement Plan, and for the 2020 fiscal year, Pri-2012 Private Retirement Plans Amount Weighted Mortality Tables, projected using Scale MP-2020 for annuities, and IRS Applicable Mortality Table for lump sums.
For the CWC SERP Agreements and CWC Deferred Compensation Agreements, for the fiscal year 2021, Pri-2012 Private Retirement Plans White Collar Amount-Weighted Mortality Tables, projected using Scale MP 2021, and for the 2020 fiscal year Pri-2012 Private Retirement Plans White Collar Amount-Weighted Mortality Tables, projected using Scale MP 2020.
The table below indicates the actuarial present value of the pension benefits accrued as of the close of the 2021 and 2020 fiscal years, respectively, by each named executive officer. For further information concerning the pension benefits, see the section entitled "Pension Benefits" which appears later in this Proxy Statement.

Actuarial Present Value of Retirement Benefits	Thornburg	Gere	Lynch	Walters	Westbrook
Accrued as of the close of the 2021 fiscal year	2,600,070	6,053,582	1,391,773	485,427	4,443,542
Accrued as of the close of the 2020 fiscal year	1,965,120	6,015,596	1,273,380	496,700	4,263,022
Change in Pension Value ($)	634,950	37,986	118,393	(11,273)	180,520
(8)Consists of the change in the actuarial present value of the named executive officer’s accrued pension benefits recorded for the 2020 and 2019 fiscal years, respectively.

Grants of Plan-Based Awards
The following table provides certain summary information concerning each grant of an award made to a named executive officer in the 2021 fiscal year under a compensation plan:

Name	Grant Date	Date of Pre- Authori- zation	Potential Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		Grant Date Value ($)(3)
			Thre- shold ($)	Target ($)	Maxi- mum ($)	Thre- shold (#)	Target (#)	Maxi- mum (#)
Eric W. Thornburg	—	—	301,250	602,500	903,750	—	—	—		—		—
	1/4/2021	10/27/2020	—	—	—	—	—	—		6,108	(4)	392,256
	1/28/2021	—	—	—	—	3,166	6,333	9,499	(5)	—		391,316
	1/26/2021	—	—	—	—	3,514	7,029	14,058	(6)	—		499,059
Andrew R. Gere	—	—	84,788	169,575	254,363	—	—	—		—		—
	1/4/2021	10/27/2020	—	—	—	—	—	—		1,509	(4)	96,908
	1/28/2021	—	—	—	—	587	1,174	1,761	(5)	—		72,541
	1/26/2021	—	—	—	—	488	977	1,954	(6)	—		69,367
James P. Lynch	—	—	111,780	223,560	335,340	—	—	—		—		.
	1/4/2021	10/27/2020	—	—	—	—	—	—		2,109	(4)	135,440
	1/28/2021	—	—	—	—	818	1,636	2,454	(5)	—		101,088
	1/26/2021	—	—	—	—	682	1,365	2,730	(6)	—		96,915
Andrew F. Walters	—	—	74,804	149,608	224,412	—	—	—		—		—
	1/4/2021	10/27/2020	—	—	—	—	—	—		1,509	(4)	96,908
	1/28/2021	—	—	—	—	587	1,174	1,761	(5)	—		72,541
	1/26/2021	—	—	—	—	488	977	1,954	(6)	—		69,367
Maureen P. Westbrook	—	—	70,298	140,595	210,893	—	—	—		—		—
	1/4/2021	10/27/2020	—	—	—	—	—	—		1,509	(4)	96,908
	1/28/2021	—	—	—	—	587	1,174	1,761	(5)	—		72,541
	1/26/2021	—	—	—	—	488	977	1,954	(6)	—		69,367
(1)Reflects potential payouts under the annual cash incentive compensation program tied to attainment of corporate performance goals; the entire cash incentive compensation for all of the named executive officers was tied to the attainment of these goals. Each potential level of payout based on the corporate performance goals was tied to the attained level of the performance goals for the 2021 fiscal year established by the Executive Compensation Committee. The goals were tied to a SJW Group diluted earnings per share objective, a SJW Group capital additions objective, designated key SJW Group operational goal objectives used to achieve and manage superior performance in the public utilities industry, and strategic objectives. The diluted earnings per share was attained below the threshold level, the capital additions objective was attained between the target and maximum levels, the key operational goals were attained between the threshold and maximum levels, and the strategic objectives were attained at the maximum level, resulting in an actual cash incentive compensation to Messrs. Thornburg, Gere, Lynch, and Walters, and Ms. Westbrook in the dollar amount of $554,173, $155,960, $205,611, $137,595, and $129,307, respectively, representing 92% of their target cash incentive compensation for 2021. These amounts are reported in the Non-Equity Incentive Compensation column in the Summary Compensation Table.
(2)Reflects grants of restricted stock units under the Corporation's Long-Term Incentive Plan as more fully described in the footnotes below. The restricted stock units do not include dividend equivalent rights. A portion of the vested shares which become issuable under the units will be withheld by the Corporation to cover the applicable withholding taxes.
(3)The grant-date value is calculated in accordance with FASB ASC Topic 718, and accordingly determined on the basis of the closing selling price per share of the Corporation's common stock on the applicable grant date, as appropriately discounted to reflect the lack of dividend equivalent rights. For the PSU awards that vest based on return on equity ("ROE"), the total grant-date fair value is calculated using the probable outcome of the attainment of the pre-established performance objectives as of the grant date at 100% of target, as appropriately discounted to reflect the lack of dividend equivalent rights. The grant date fair value of the PSU awards that vest based on relative total shareholder return ("rTSR") were estimated utilizing the Monte Carlo valuation model, using the fair value of the Corporation's common stock with the effect of market conditions and no dividend yield on the date of grant, and assumes the performance goals will be attained. The reported grant-date value does not take into account any estimated forfeitures relating to service-vesting conditions.

(4)On January 4, 2021, Messrs. Thornburg, Gere, Lynch, and Walters, and Ms. Westbrook were each granted Service RSU awards covering the number of shares of the Corporation's common stock specified in the table. Each restricted stock unit entitles the officer to receive one share of the Corporation's common stock on the applicable vesting date of that unit. The restricted stock units vest in a series of three successive equal annual installments upon such officer's completion of each year of service with the Corporation over the three-year period measured from the grant date. The units will vest in full, and the underlying shares will become immediately issuable, on an accelerated basis if (i) the officer's service terminates by reason of death or disability; or (ii) the officer is involuntarily terminated other than for good cause, or resigns for good reason, within 24 months after a change in control. Immediate vesting will also occur in the event there is a change in control of the Corporation in which the units are not assumed or otherwise continued in effect.
(5)On January 28, 2021, Messrs. Thornburg, Gere, Lynch, and Walters, and Ms. Westbrook were each granted PSU awards covering the target number of shares specified in the table. Each such PSU award will vest based on the level of achievement of a performance goal based on ROE over the period measured from January 1, 2021 to December 31, 2023. The maximum number of shares issuable to an individual under each such performance-based award is 150% of the target number of shares specified for such individual and no shares are issuable if the threshold level of performance is not attained. If the officer’s employment terminates prior to the completion of the performance period by reason of death, disability or retirement or if the officer is involuntarily terminated other than for good cause or resigns for good reason, then following completion of the performance period the officer will vest in the number of shares the officer would have vested based on actual performance pro-rated based on the number of months of service (rounded up) the officer completed during the performance period. In the event a change in control occurs during the performance period, the award will vest with respect to the target number of shares (i) upon the change in control if the award is not assumed, replaced or converted; or (ii) at the end of the performance period if the award is assumed, replaced or continued, subject to accelerated vesting on an earlier termination by reason of death or disability or involuntary termination other than for good cause or resignation for good reason.
(6)On January 26, 2021, Messrs. Thornburg, Gere, Lynch, and Walters, and Ms. Westbrook were each granted PSU awards covering the target number of shares specified in the table. Each such performance-based award will vest based on the level of achievement of a performance goal based on rTSR performance over the period measured from January 1, 2021 to December 31, 2023. The number of shares issuable under such award will range between 0% to 200% of the target number of shares and will vest based on the level of actual attainment of the specified performance goal. If the officer’s employment terminates prior to the completion of the performance period by reason of death, disability or retirement or if the officer is involuntarily terminated other than for good cause or resigns for good reason, then following completion of the performance period the officer will vest in the number of shares the officer would have vested in based on actual performance pro-rated based on the number of months of service (rounded up) the officer completed during the performance period. In the event a change in control occurs during the performance period the award will vest with respect to the target number of shares (i) upon the change in control if the award is not assumed, replaced or converted; or (ii) at the end of the performance period if the award is assumed, replaced or continued, subject to accelerated vesting on an earlier termination by reason of death, disability or involuntary termination other than for good cause or resignation for good reason.
2021 Incentive Cash Compensation Program
This summary relates to the incentive cash compensation program for our named executive officers.
In February 2021, the Executive Compensation Committee set the cash incentive compensation potential for the named executive officers for the 2021 fiscal year. Eighty percent of the target cash incentive award for the named executive officers was based on performance goals tied to SJW Group diluted earnings per share, capital additions, and several key operational goals measuring the successful operation of the business and 20 percent of the target award was based on strategic objectives.
At threshold level attainment, Mr. Thornburg's cash incentive compensation potential was set at $301,250 (37.5 percent of base salary); for target level attainment, the cash incentive compensation potential was $602,500 (75 percent of base salary); and at above-target level attainment, the applicable cash incentive compensation potential was $903,750 (113 percent of base salary). The actual cash incentive compensation amount could accordingly vary from 0 percent to 150 percent of the target amount based on the level at which the various performance goals were attained.
The actual cash incentive compensation amount that any other named executive officer could have earned for the 2021 fiscal year ranged from 0 percent to 200 percent of the officer's target amount based on the Corporation's performance and the Committee's assessment of the named executive officer's individual performance for such year. The actual percentage within that range was to be determined as follows: (i) up to 150 percent of the target amount could be earned, weighted 80 percent based on performance goals tied to SJW Group diluted earnings per share, capital additions, and several key operational goals measuring the successful operation of the business and 20 percent based on strategic objectives; and (ii) up to 50 percent of target could be earned for exceptional individual performance.

Further information concerning the cash incentive compensation program established for Mr. Thornburg and the other named executive officers is set forth in the "Compensation Discussion and Analysis" section that appears earlier in this Proxy Statement.
Risk Assessment of Compensation Policies and Practices
The Executive Compensation Committee, with input and assistance from the Human Resources Department, annually assesses the various compensation programs, policies and practices maintained by the Corporation and its subsidiaries for the executive officers and other employees throughout the organization to determine whether any of those programs, policies and practices encouraged excess risk taking that would create a material risk to the Corporation's economic viability. As part of that process for the 2021 fiscal year, in January 2021, the Executive Compensation Committee reviewed a detailed inventory of the Corporation's compensation plans and programs prepared by the Human Resources Department summarizing the principal features of each plan, the potential risk factors (if any) associated with each plan and the mitigation factors designed to address those risks.
Based on that review and the fact that as public utilities, the Corporation's wholly owned subsidiaries operate in a heavily-regulated environment, the Executive Compensation Committee concluded it was not reasonably likely that any of the compensation programs, policies and practices of the Corporation or its subsidiaries, whether individually or in the aggregate, would have a material adverse effect upon the Corporation. In reaching such conclusion, the Executive Compensation Committee took into account the following factors, including factors specifically analyzed in terms of the compensation programs, policies and practices for the Corporation's executive officers:
•For most of the employee base, compensation is primarily in the form of base salary. Certain employees are also eligible to receive cash incentive compensation tied to both financial and non-financial metrics and individual performance, with a maximum payout potential of up to $105,000 for employees, other than officers of the Corporation or its subsidiaries, for the 2021 fiscal year.
•The compensation program for officers provides a balanced mix of cash and equity and annual and long-term incentives designed to align the interests of our officers with our long-term interests.
•We use different performance measures for our annual cash incentive programs and our long-term incentive plans and we set performance goals that we believe are challenging but attainable without taking excessive risks.
•Under the cash incentive compensation program for officers, we use a number of different financial and operational performance measures as well as individual goals with meaningful caps on the potential pay-outs; we believe this structure mitigates any tendency for an officer to focus exclusively on the specific financial metrics.
•Each of the officers, including the executive officers, receives equity compensation in the form of restricted stock unit awards that derive their value from the market price of the Corporation's common stock, and the value of those awards increases as the price of the common stock appreciates and stockholder value is thereby created. Accordingly, the equity component is structured to encourage long-term growth and appreciation in the value of the Corporation's business and stock price.
•The Corporation uses restricted stock unit awards (service-based and performance-based) rather than stock options because they provide varying levels of compensation as the market price of the Corporation's common stock fluctuates over time (and retain value even if the stock price declines) which should reduce the incentive for excessive risk taking. Currently, there are no outstanding stock options outstanding granted by the Corporation.
•The Service RSU awards vest over a period of three (3) years and this vesting element encourages the recipients of those awards to focus on sustaining the Corporation's long-term performance. The PSU awards granted in 2021 are tied to financial performance measured over three years with a payout capped at 200 percent of target share. Because such awards are made annually, the officers always have unvested awards outstanding that could decrease significantly in value if the business of the Corporation and its subsidiaries is not managed for the long term.
•Pursuant to the terms of Mr. Thornburg's employment agreement, his compensation is subject to recoupment as required under applicable law and regulations. In addition, any shares, cash or other property issued to the other executive officers pursuant to their performance-based restricted stock unit awards is subject to recoupment as required under applicable laws and regulations.
•The Corporation maintains four tax-qualified retirement plans. Two tax-qualified retirement plans are sponsored by San Jose Water Company ("SJWC") and provide benefits for all SJWC employees who meet minimum service requirements. One of the SJWC-sponsored plans is a defined benefit pension plan and the other is a defined contribution 401(k) plan. Employees of SJWTX, Inc. a wholly-owned subsidiary of the Corporation also participate in the SJWC-sponsored 401(k) plan. The defined benefit plan has two benefit formulas, one for employees hired on or after March 31, 2008 and one for employees hired before March 31, 2008.
Two tax-qualified retirement plans are sponsored by The Connecticut Water Company, a wholly-owned subsidiary of the Corporation ("CWC"). One is a defined contribution 401(k) plan and the other is a defined benefit pension plan. The defined contribution 401(k) plan provides benefits for all employees of CWC and MWC who meet minimum service requirements. The defined benefit plan provides benefits to employees of CWC hired prior to January 1, 2009, and employees of The Maine Water Company ("MWC"), formerly Aqua Maine, Inc., including Consumers Maine Water Company or related entities, hired prior to April 1, 2003. Employees of the Biddeford and Saco Water Company ("BSWC"), now employees of MWC, hired and eligible to participate before March 1, 2012, also participate in the CWC defined benefit plan. Different benefit formulas apply under the CWC defined benefit plan for CWC employees, MWC employees and BSWC employees (now MWC employees).
Each of the four plans is designed and operated in accordance with applicable federal laws that impose coverage, vesting, and funding requirements and maximum dollar limitations on the annual retirement benefit that can be accrued under such plan. The respective plan sponsors, SJWC and CWC, regularly monitors the administration, including the funding, of these plans.
•The Corporation also maintains two executive supplemental retirement plans for certain officers and other selected executives of SJWC. These plans supplement the eligible executive’s retirement benefits under the applicable tax-qualified defined benefit plan. Each eligible officer and other selected employees participate in only one of the plans. The benefit formula under each plan generally follows the applicable tax-qualified pension plan benefit formula but without application of compensation limits. Benefits payable under the supplemental retirement plan are offset by the benefits payable under the tax-qualified pension plan. Unlike the qualified retirement plan benefits, participants in these two supplemental retirement plans are general creditors of the Corporation who would lose substantially all of their accrued benefits under the supplemental plans were the Corporation to become insolvent.
In addition, CWC maintains amended and restated supplemental executive retirement agreements for certain executives. Under the amended and restated supplemental executive retirement agreements, an executive that meets the age and any applicable service requirements under such an agreement receives an annual retirement benefit equal to 60 percent of average earnings, as defined under the CWC defined benefit pension plan, but without application of the maximum compensation limits imposed on tax-qualified plans, offset by the benefit payable under the tax-qualified defined benefit plan and in certain instances, prior company pension benefits. The amended and restated supplement executive retirement agreements also provide for an unreduced supplemental retirement plan benefit in the event of a termination prior to attainment of age 62.
•The Corporation has also instituted stock ownership guidelines which require the executive officers to maintain a substantial ownership interest in the Corporation. By requiring that a meaningful amount of their personal wealth be tied to long-term holdings in the Corporation's common stock, the Corporation has further aligned their interests with those of the stockholders and mitigated the risk of excessive risk taking.
•Finally, the Corporation has adopted policies that preclude certain employees and other individuals, including officers and family members residing in the same household, from engaging in hedging or monetization transactions in the Corporation's stock such as put and call options and from pledging the Corporation's stock or holding such stock in margin accounts. Accordingly, the executive officers bear the full risk of economic loss, like any other stockholder, with respect to their equity holdings, whether in the form of actual shares of the Corporation's common stock or restricted stock units that will convert into such shares following the satisfaction of the applicable vesting requirements.
For the foregoing reasons, the Executive Compensation Committee concluded that it was not reasonably likely that the overall employee compensation structure of the Corporation and its subsidiaries, as in effect in January 2021, when analyzed either in terms of its organization-wide application or its specific application to various major business units, would have any material adverse effect upon the Corporation.

Outstanding Equity Awards at Fiscal Year-End
The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2021:

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Eric W. Thornburg	3,572	(2)	261,470	5,030	(3)	368,196
	6,108	(4)	447,106	2,879	(5)	210,743
				3,514	(6)	257,225
				6,333	(7)	463,576
Andrew R. Gere	488	(8)	35,722	1,066	(3)	78,031
	1,006	(2)	73,639	458	(5)	33,526
	1,509	(4)	110,459	488	(6)	35,722
				1,174	(7)	85,937
James P. Lynch	512	(8)	37,478	1,484	(3)	108,629
	1,408	(2)	103,066	641	(5)	46,921
	2,109	(4)	154,379	682	(6)	49,922
				1,636	(7)	119,755
Andrew F. Walters	451	(8)	33,013	1,066	(3)	78,031
	1,006	(2)	73,639	458	(5)	33,526
	1,509	(4)	110,459	488	(6)	35,722
				1,174	(7)	85,937
Maureen P. Westbrook	5,901	(9)	431,953	1,066	(3)	78,031
	1,006	(2)	73,639	458	(5)	33,526
	1,509	(4)	110,459	488	(6)	35,722
				1,174	(7)	85,937
(1)The reported market value of the shares underlying the unvested units is based on the $73.20 closing selling price of the Corporation's common stock on December 31, 2021, the last trading day in the 2021 fiscal year.
(2)Represents Service RSU awards granted on January 2, 2020, covering: 5,357 for Mr. Thornburg; 1,508 for Mr. Gere; 2,112 for Mr. Lynch; 1,508 for Mr. Walters; and 1,508 for Ms. Westbrook. As of December 31, 2021, two thirds of the units were unvested.
(3)Represents PSU awards granted on January 28, 2020, covering a target number of shares: 5,030 for Mr. Thornburg; 1,066 for Mr. Gere; 1,484 for Mr. Lynch; 1,066 for Mr. Walters; and 1,066 for Ms. Westbrook. The underlying shares vest based on the level of achievement of a performance goal based on ROE over the period measured from January 1, 2020 to December 31, 2022, and continued service through December 31, 2022. The number of shares issuable under such awards will range between 0% to 150% of the target number of shares based on the level of actual attainment of the specified performance goals. The reported number and market value of the shares underlying those unvested units assumes attainment at target level.
(4)Represents Service RSU awards granted on January 4, 2021, covering: 6,108 for Mr. Thornburg; 1,509 for Mr. Gere; 2,109 for Mr. Lynch; 1,509 for Mr. Walters; and 1,509 for Ms. Westbrook. The underlying shares vest and become issuable in three successive equal annual installments over the three-year period of service measured from the date of grant. As of December 31, 2021, all of the units were unvested.
(5)Represents PSU awards granted on January 28, 2020, covering a target number of shares: 5,758 for Mr. Thornburg; 917 for Mr. Gere; 1,282 for Mr. Lynch; 917 for Mr. Walters; and 917 for Ms. Westbrook. The underlying shares vest based on the level of achievement of a performance goal based on rTSR performance over the period measured from January 1, 2020 to December 31, 2022 and continued service through December 31, 2022. The number of shares issuable under such awards will range between 0% to 200% of the target number of shares based on the level of actual attainment of the specified performance goals. The reported number and market value of the shares underlying those unvested units assumes attainment at threshold level.
(6)Represents PSU awards granted on January 26, 2021, covering a target number of shares: 7,029 for Mr. Thornburg; 977 for Mr. Gere; 1,365 for Mr. Lynch; 977 for Mr. Walters; and 977 for Ms. Westbrook. The underlying shares vest based on the level of achievement of a performance goal based on rTSR performance over the period measured from January 1, 2021 to December 31, 2023, and continued service through December 31, 2023. The number of shares issuable under such awards will range between 0% to 200% of the target number of shares based on the level of actual attainment of the specified performance goals. The reported number and market value of the shares underlying those unvested units assumes attainment at threshold level.
(7)Represents PSU awards granted on January 28, 2021, covering a target number of shares: 6,333 shares for Mr. Thornburg, 1,174 shares for Mr. Gere; 1,636 shares for Mr. Lynch; 1,174 shares for Mr. Walters; and 1,174 shares for Ms. Westbrook. The underlying shares vest and become issuable in three successive equal annual installments over the three-year period. The underlying shares vest based on the ROE over the period measured from January 1, 2021 to December 31, 2023, and continued service through December 31, 2023. The number of shares issuable under such awards will range between 0% to 150% of the target number of shares based on the level of actual attainment of the specified performance goals. The reported number and market value of the shares underlying those unvested units assumes attainment at target level.
(8)Represents Service RSU awards granted on January 2, 2019, covering: 1,462 shares for Mr. Gere; 1,535 shares for Mr. Lynch; and 1,352 shares for Mr. Walters. The underlying shares vest and become issuable in three successive equal annual installments over the three-year period of service measured from the date of grant. As of December 31, 2021, one third of the units were unvested.
(9)Represents restricted stock units granted on October 9, 2019. The underlying shares vest and become issuable in three successive equal annual installments over the three-year period of service measured from the date of grant. As of December 31, 2021, one third of the units were unvested.

Option Exercises and Stock Vested
The following table sets forth, for each of the named executive officers, the number and value of shares of the Corporation's common stock subject to each deferred restricted stock or restricted stock unit award that vested during the year ended December 31, 2021. No option or stock appreciation rights were exercised by the named executive officers during the 2021 fiscal year, and none of such officers held any option or stock appreciation rights as of December 31, 2021.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Eric W. Thornburg	1,785		123,808
	1,456		106,579
	4,100	(2)	300,120
	2,479	(3)	181,463
Andrew R. Gere	429		29,755
	487		33,778
	502		34,819
	1,030	(2)	75,396
	464	(3)	33,965
James P. Lynch	468		32,460
	512		35,512
	704		48,829
	1,081	(2)	79,129
	489	(3)	35,795
Andrew F. Walters	389		26,981
	451		31,281
	502		34,819
	944	(2)	69,101
	429	(3)	31,403
Maureen P. Westbrook	486	(4)	32,223
	5,900		400,138
	502		36,746
(1)The value realized is determined by multiplying (i) the market price of the Corporation's common stock on the applicable vesting date by (ii) the number of shares which vested on such date.
(2)Represents awards of restricted stock units under the Corporation's Long-Term Incentive Plan covering 4,100, 1,030, 1,081, and 944 target shares of the Corporation's common stock, respectively, granted to each of Messrs. Thornburg, Gere, Lynch and Walters on January 29, 2019. The goal for the award was ROE measured over the three-year period from January 1, 2019 through December 31, 2021 at threshold, target, and maximum levels of 8.59%, 9.67%, and 10.74%, respectively. The awards vested based on an adjustment of the performance of the awards from the calculated ROE of 9.52% to 9.67% and continued service through December 31, 2021. The awards were certified on February 23, 2022.
(3)Represents awards of restricted stock units under the Corporation's Long-Term Incentive Plan covering 4,958, 927, 978, and 858 target shares of the Corporation's common stock, respectively, granted to each of Messrs. Thornburg, Gere, Lynch and Walters on January 29, 2019. The award vested based on the relative total shareholder return (“rTSR”) over the period measured from January 1, 2019 to December 31, 2021 (the "rTSR Performance Period") and continued service with the Corporation through the end of the rTSR Performance Period. The number of shares issuable under the award ranged from 0% to 200% of the target number of shares based on the Corporation’s rTSR ranking relative to eight water utility peer companies. Based on rTSR ranked sixth relative to the peer companies and service with the Corporation through the end of the rTSR Performance Period, Messrs. Thornburg, Gere, Lynch and Walters vested in 2,479, 464, 489 and 429 shares of common stock, respectively, or 50% of the target number of shares under such award. The awards were certified on February 23, 2022.
(4)Represents shares underlying deferred stock units ("DSUs") credited pursuant to dividend equivalent rights accrued on outstanding DSUs granted by CTWS and assumed by the Corporation in connection with the Merger.

Pension Benefits
Three separate defined benefit plans are maintained for employees of San Jose Water Company ("SJWC"): (i) SJWC's Retirement Plan, a tax-qualified pension plan (the "SJWC Retirement Plan"); (ii) the SJWC Executive Supplemental Retirement Plan, a non-qualified supplemental pension plan (the "SJWC SERP"); and (iii) the SJWC Cash Balance Executive Supplemental Retirement Plan, a non-qualified pension plan (the "SJWC Cash Balance SERP").
Three separate defined benefit plans are maintained for employees of The Connecticut Water Company, a wholly-owned subsidiary of the Corporation ("CWC"): (i) the CWC Employees’ Retirement Plan, a tax-qualified pension plan (the CWC Retirement Plan"); (ii) individual supplemental executive retirement agreements with certain executives that provide non-qualified supplemental pension benefits ("CWC SERP Agreements"); and (iii) supplemental retirement benefits provided under individual deferred compensation agreements (“CWC Deferred Compensation Agreements”). Except for Ms. Westbrook, none of the named executive officers participate in the CWC Employees' Retirement Plan ("CWC Retirement Plan"). Mr. Thornburg and Ms. Westbrook have respective CWC SERP Agreements and CWC Deferred Compensation Agreements.
The following table sets forth as of December 31, 2021, each plan that provides for payments or other benefits in connection with the retirement of each of the named executive officers, the number of years of service credited to the named executive officer under the plan, the actuarial present value of the named executive officer's accumulated benefit under each applicable plan, and the dollar amount of any payments and benefits paid to the named executive officer during the Corporation's last completed fiscal year.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Eric W. Thornburg	SJWC Retirement Plan	4	78,589	—
	SJWC Cash Balance SERP	4	2,521,481	—
	CWC SERP Agreement	12	1,917,484	100,065
	CWC Deferred Compensation Agreement	6	151,267	8,516
Andrew R. Gere	SJWC Retirement Plan	26	2,109,230	—
	SJWC SERP	26	3,944,352	—
James P. Lynch	SJWC Retirement Plan	11	248,203	—
	SJWC Cash Balance SERP	11	1,143,570	—
Andrew F. Walters	SJWC Retirement Plan	8	132,869	—
	SJWC Cash Balance SERP	8	352,558	—
Maureen P. Westbrook	CWC Retirement Plan	34	2,355,762	—
	CWC SERP Agreement	33	1,745,091	—
	CWC Deferred Compensation Agreement	24	342,689	—
(1)The number of years of credited service has been rounded to the nearest whole number. The present value of accumulated benefits is based on the actual period of service credited. In January 2020, Mr. Walters’ employment with SJWC ended, and he became employed by CWC. His service with CWC, which began on January 7, 2020, does not count towards additional benefit accruals under the SJWC Retirement Plan or the SJWC Cash Balance SERP.
The pension benefits payable to the executive officers increase in correlation with increases in salary and years of service. The present value of the accrued pension benefit will also fluctuate from year-to-year based on the age of the participant and the interest rate used to discount anticipated future payments so that when interest rates decrease for example, the present value associated with the underlying benefit may increase.

The actuarial and economic assumptions used above to value the pension plan benefits under plans that cover employees of SJWC are as follows: for the 2021 fiscal year calculations, the discount rates applied were 2.74 percent for the SJWC Retirement Plan and 2.65 percent for the SJWC SERP and the SJWC Cash Balance SERP. For the 2020 fiscal year calculations, the discount rates applied were 2.38 percent for the SJWC Retirement Plan and 2.29 percent for the SJWC SERP and SJWC Cash Balance SERP.
The mortality rate tables, all published by the Society of Actuaries, used for the 2021 fiscal year are described as follows: for the SJWC Retirement Plan, the Pri-2012 Total Dataset Amount-Weighted Mortality with MP-2021, and for the 2020 fiscal year the Pri-2012 Total Dataset Amount-Weighted Mortality Table with MP-2020. For the SJWC SERP and Cash Balance SERP, for the 2021 fiscal year, the Pri-2012 White Collar Amount-Weighted Mortality with MP-2021 projection scale, and for the 2020 fiscal year the Pri-2012 White Collar Amount-Weighted Mortality with MP-2020 projection scale.
The actuarial and economic assumptions used above to value to pension plan benefits under plans that cover employees of CWC are as follows: for the 2021 fiscal year calculations shown above, discount rates of 2.82 percent for the CWC Retirement Plan and 2.76 percent for the CWC SERP Agreements and CWC Deferred Compensation Agreements were applied. For the 2020 fiscal year calculations, the discount rates applied were 2.48 percent for the CWC Retirement Plan and 2.39 percent for the CWC SERP Agreements and CWC Deferred Compensation Agreements.
The mortality rate tables used for the 2021 fiscal year are described as follows: for the CWC Retirement Plan, Pri-2012 Private Retirement Plans Amount Weighted Mortality Tables, projected using Scale MP 2021 for annuities, and IRS Applicable Mortality Table for lump sums and for the 2020 fiscal year, Pri-2012 Private Retirement Plans Amount Weighted Mortality Tables, projected using Scale MP-2020 for annuities, and IRS Applicable Mortality Table for lump sums.
For the CWC SERP Agreements and CWC Deferred Compensation Agreements, for the fiscal year 2021, Pri-2012 Private Retirement Plans White Collar Amount-Weighted Mortality Tables, projected using Scale MP 2021, and for the 2020 fiscal year Pri-2012 Private Retirement Plans White Collar Amount-Weighted Mortality Tables, projected using Scale MP 2020.
There is no assumption for pre-retirement mortality or cessation of service, and retirement is assumed to occur at the earliest age at which each named executive officer can receive the pension benefits without actuarial reductions. For further information concerning actuarial assumptions for the SJWC SERP, SJWC Cash Balance SERP, CWC Retirement Plan and CWC SERP Agreements please see Note 11 to the Corporation's consolidated financial statements included in its annual report on Form 10-K for the 2021 fiscal year.
SJWC Retirement Plan Benefit
Benefit accruals under the SJWC Retirement Plan differ depending on whether an employee first commenced status as an employee with SJWC: (i) before March 31, 2008 or (ii) on or after March 31, 2008. Mr. Gere commenced service before March 31, 2008. Messrs. Thornburg, Lynch, and Walters commenced service after March 31, 2008.
Mr. Walters was an employee of SJWC until January 6, 2020. Effective January 7, 2020, Mr. Walters became an employee of CWC. As a result of such transition, Mr. Walters no longer accrued benefits under SJWC's Cash Balance SERP, although he remained an executive officer of the Corporation.
The monthly retirement benefit under the SJWC Retirement Plan payable at age 65 (the plan's normal retirement age) to each named executive officer who commenced employee status before March 31, 2008 will be equal to 1.6 percent of their average monthly compensation (as determined in the manner indicated below) for each year of service completed after January 1, 1978. However, the SJWC Retirement Plan provides a minimum benefit to each participant with at least 30 years of service equal to 50 percent of their average monthly compensation, less 50 percent of their monthly old-age insurance benefit under Section 202 of the Social Security Act. For participants with less than 30 years of service, the minimum benefit described in the preceding sentence will be reduced 1/30 for each year by which their years of service are less than 30 years (adjusted to give credit for partial years of service).
For participants who commenced employee status before March 31, 2008, the SJWC Retirement Plan also contains a special benefit calculation when their combined age and service equals or exceeds 75. Accordingly, the special benefit for each of those named executive officers who commenced employee status before March 31, 2008, and completed at least 30 years of service will be equal to 60 percent of their average monthly compensation, less 50 percent of their monthly old-age insurance benefit under Section 202 of the Social Security Act. For named executive officers with less than 30 years of service, the special benefit described in the preceding sentence will be reduced one-thirtieth for each year by which their years of service are less than 30 years (adjusted to give credit for partial years of service).
For purposes of the applicable benefit calculation under the SJWC Retirement Plan, (i) a participant's average monthly compensation will be determined on the basis of their three highest years of compensation (whether or not consecutive) prior to attainment of age 65 (or earlier retirement or termination) and will generally be based upon the amount reported on their Form W-2 for federal income tax purposes for each year included in such calculation, plus amounts deferred under the 401(k) plan and certain other limited deferrals, and (ii) the annual compensation taken into account for benefit accrual purposes for each such year may not exceed the annual compensation limit for that year determined in accordance with the Internal Revenue Code (the "Code"). No lump sum payment of accumulated retirement benefits is provided under the SJWC Retirement Plan for employees who first commenced status as an employee before March 31, 2008, except that a lump sum distribution may become payable to the surviving beneficiary of a deceased participant under certain circumstances. In-service distributions are allowed for: (i) a participant who has attained age 70 and a half years; and (ii) a participant who commenced status as an employee before March 31, 2008, if such participant has attained age 65 and their age and years of service equal at least 100; provided, if such a participant was not employed by the Company on December 31, 2013, and is subsequently re-hired on or after January 1, 2014, they will not be entitled to an in-service distribution.
The retirement benefits accrued by SJWC employees who first commence service on or after March 31, 2008, including Messrs. Thornburg, Lynch, and Walters are determined under the cash balance portion of the SJWC Retirement Plan and will be based upon the compensation credits and interest credits made to a hypothetical bookkeeping account established for each such participant. Compensation credits will be made on behalf of each participant each plan quarter in which the participant is an eligible employee with at least one hour of service for that quarter. The amount of the compensation credit for that quarter will be based on the compensation paid to the participant for that quarter and their years of credited service, as determined in accordance with the following schedule:

Years of Credited Service	Percent of Compensation (%)
Less than 5	5
5 but less than 10	6
10 but less than 15	7
15 but less than 20	9
20 or more	11
For purposes of determining the amount of each participant's compensation credit, (i) compensation is generally based upon the amount that would otherwise be reported on the participant's Form W-2 for federal income tax purposes during the quarter, plus amounts deferred for that quarter under the 401(k) plan and certain other limited deferrals and (ii) the annual compensation taken into account may not exceed the annual compensation limit determined in accordance with the Code.
Interest credits are also generally made on behalf of each participant each plan quarter. The amount of each interest credit is determined by multiplying the balance of the participant's account as of the last day of that plan quarter by the lesser of: (i) the greater of one quarter of (a) the minimum three and a quarter percent annual interest rate or (b) the annual yield on 30-year Treasury bonds, determined as of the month of October preceding the first day of the plan year; and (ii) one quarter of the six (6) percent maximum annual interest rate.
Benefits accrued under the SJWC Retirement Plan may be paid as (i) a fixed monthly pension for life, (ii) a reduced monthly benefit payable for life but with a minimum payment period of 10 years for the participant or their designated beneficiary, or (iii) a reduced joint and survivor annuity for the participant and their surviving spouse. For participants who commence employee status on or after March 31, 2008, the accrued benefits may be paid in a lump sum, or pursuant to any of the forms described above, following attainment of the applicable age and service requirements.
Mr. Gere is not currently eligible to receive early retirement benefits. Messrs. Thornburg, Lynch and Walters joined the Corporation after March 30, 2008, participate in the cash balance portion of the SJWC Retirement Plan, and are eligible to receive early retirement benefits upon termination of employment, provided that they are vested. Participants who are credited with an hour of service on or after March 31, 2008, will become fully vested following the earlier of three years of service or age 65. As of December 31, 2021, all the named executive officers employed by SJWC are vested under the SJWC Retirement Plan. Mr. Walters became an employee of CWC in January 2020, but is vested under the cash balance portion of the SJWC Retirement Plan as of December, 31, 2020.
CWC Retirement Plan Benefit
All employees of CWC hired prior to January 1, 2009, including Ms. Westbrook, participate in the CWC Retirement Plan, a noncontributory qualified defined benefit plan. The plan also covers eligible employees of certain subsidiaries hired before March 1, 2012. Retirement benefits for eligible employees of CWC are based on the employee’s years of credited service and average earnings, which is defined to mean the highest average annual regular basis compensation received by an individual from CWC during any 60 consecutive months. Different retirement benefits apply to certain legacy groups. Participants are eligible for normal retirement as of the first day of the month coinciding with or following attainment of age 65. An early retirement benefit, based on the normal retirement benefit subject to reduction factors for retirement before age 62, may be taken upon attainment of age 55 and completion of 10 years of credited service.
The monthly retirement benefit under the CWC Retirement Plan is equal to one half of the greatest of (i) 1.6 percent of the participant’s average earnings multiplied by years of credited service and (ii) $1,000 per year of credited service proportionally reduced for less than 10 years of credited service, but in no event shall the benefit be less than the benefit accrued as of December 31, 2000. The benefit is not reduced for old-age insurance benefits under Section 202 of the Social Security Act. Benefits vest with five years of service. Ms. Westbrook is fully vested in her benefits under the CWC Retirement Plan.
SJWC SERP Benefit
The SJWC SERP provides participants with a monthly pension benefit that supplements the pension they earn under the SJWC Retirement Plan. Each officer of the Corporation employed by SJWC who commenced employee status before March 31, 2008, is eligible for participation under the SJWC SERP. Eligible employees selected for SJWC SERP participation by the Executive Compensation Committee of the SJW Group Board of Directors (the "Committee") will become a participant on the first day of the first calendar month next following their selection date or such later date as the Committee may specify. Mr. Gere is the only named executive officer that participates in the SJWC SERP.
The SJWC SERP is designed to supplement the retirement income by providing an additional monthly pension in excess of the pension benefit under the SJWC Retirement Plan. Effective as of January 1, 2010, the dollar amount of that monthly pension for each participant credited with an hour of service on or after January 1, 2010, is determined on the basis of the following normal retirement benefit payable as a single-life annuity commencing at age 65: 2.2 percent of final average monthly compensation multiplied by the years of service, up to a total monthly retirement benefit not to exceed 60 percent of final average monthly compensation (as determined in the manner indicated below), less the monthly retirement benefit payable to such individual under the SJWC Retirement Plan as a single-life annuity commencing at normal retirement age. Accordingly, the maximum retirement benefit is limited to 60 percent of final average compensation, less a participant's normal retirement benefit under the SJWC Retirement Plan.
For purposes of such calculation, participants receive credit for partial years of service, and each participant's final average monthly compensation will be their average monthly compensation for the consecutive 36-month period within their last 10 years of service with the Corporation for which such average monthly compensation is the highest. A participant's average monthly compensation is calculated on the basis of their earned salary for that month and the amount of the annual cash incentive compensation that is actually paid to the participant during that month or that would have been paid at that time in the absence of a deferral election.
The SJWC SERP benefit will commence following the later of (i) the participant's separation from service with the Corporation or (ii) their attainment of age 55, unless the participant makes a timely election of a later attained age. SJWC SERP benefits which commence prior to the participant's attainment of age 65 will be subject to actuarial reduction for the early commencement date, except under prescribed circumstances. No lump sum benefit distributions are provided under the SJWC SERP.
SJWC SERP participants may, for purposes of their benefit calculations, receive special age and service credits under the Executive Severance Plan should their employment terminate under certain circumstances following a change in control. See the discussion of the Executive Severance Plan in the section below entitled "Employment Agreements, Offer Letters, Termination of Employment and Change in Control Arrangements" for further information.
The accrued SJWC SERP retirement benefit for Mr. Gere will not be reduced for early commencement if such commencement occurs on or after his attainment of (i) age 60 or (ii) a combined age and years of service equal to 85. A participant will vest in their SJWC SERP benefit upon completion of 10 years of service or in the event the participant becomes entitled to a severance benefit under the Executive Severance Plan by reason of a qualifying termination. As of December 31, 2021, Mr. Gere is vested in his SJWC SERP benefit.
SJWC Cash Balance SERP Benefit
The SJWC Cash Balance SERP is a supplemental retirement benefit plan for executive officers and other key management personnel employed by SJWC who commence employment on or after March 31, 2008, and are accordingly ineligible to participate in the SJWC SERP. The actual participants are selected from time to time by the Committee. Messrs. Thornburg and Lynch participate in and accrue benefits under the SJWC Cash Balance SERP. Eligible employees selected for SJWC Cash Balance SERP participation by the Committee will become a participant on the first day of the first quarter next following the date of their selection date or such later date as the Committee may specify, except that the plan was amended to allow Mr. Thornburg to become a participant in the plan as of November 6, 2017, his first day of employment with the company.
An account balance will be maintained for each participant in the SJWC Cash Balance SERP and will be periodically credited with a percentage of their compensation for the applicable period based on their years of credited service. The plan was amended effective October 24, 2018, granting the Committee the discretion to designate a different formula (as to years of credited service and/or percent of compensation) for any participant, provided no such action shall reduce any accrued benefit as of the date of such action. Except for Messrs. Thornburg and Lynch, compensation credits are made in accordance with the following formula:

Years of Credited Service	Percent of Compensation (%)
Less than 5	10
5 but less than 10	11
10 but less than 15	12
15 but less than 20	14
20 or more	16
The account balance will also be credited periodically with interest pursuant to a pre-established formula. The benefit accrued under the SJWC Cash Balance SERP will be offset by a portion of the participant's benefit accrued under the SJWC Retirement Plan. Accordingly, at such time as the participant becomes entitled to receive their retirement benefit under the SJWC Cash Balance SERP, a portion of their accrued benefit under the SJWC Retirement Plan will be applied as an offset to their vested accrued benefit under the SJWC Cash Balance SERP.
A participant's accrued benefit for plan quarters ending before January 1, 2014, and associated interest credits accrued after December 31, 2013, shall be paid in a single lump sum beginning on the first day of the seventh month following the participant's separation from service. Pursuant to the SJWC Cash Balance SERP amended as of October 30, 2013, a participant's accrued benefit for plan quarters ending after January 1, 2014, and all associated interest credits shall be paid in a single lump sum beginning on the first day of the seventh month following the participant's separation from service unless a timely election is made by the participant to receive their benefit in annual installments over a 10-year period beginning on the first business day of the seventh month following their separation from service. Mr. Lynch elected to receive his accrued benefit for plan quarters ending after January 1, 2014, and all associated interest credits in annual installments over a 10-year period.
The SJWC Cash Balance SERP also provides a death benefit should the participant die with a vested accrued benefit. The amount of the death benefit will be calculated in the same manner as if the participant had survived and will be payable in a lump sum to their beneficiary.
A participant will vest in their SJWC Cash Balance SERP benefit upon completion of 10 years of service or in the event the participant becomes entitled to a severance benefit under the Executive Severance Plan by reason of a qualifying termination. At the time of Mr. Lynch's entry into the plan, the plan was amended to provide him with: (i) a higher rate of company contributions during his first 20 years of service equal to 15 percent of his quarterly compensation during that period; and (ii) full vesting of his accrued benefit under the plan upon completion of three years of service.
The plan was amended effective January 31, 2014, to provide Mr. Walters with full vesting of his accrued benefit under the plan upon completion of three years of service. As a result of Mr. Walters' transition to being an employee of CWC, effective January 7, 2020, he is no longer accrues benefits under the SJWC Cash Balance SERP.
The plan was amended effective November 6, 2017, for Mr. Thornburg to provide that: (i) the percentage of compensation credited to his SJWC Cash Balance SERP account each quarter until the quarter he turns 65 shall be 39 percent of his quarterly compensation; (ii) the special sign-on bonus specified in his employment agreement will be included in his compensation for the plan quarter in which it is paid; and (iii) he will vest in his accrued benefit under such plan once he turns 65. As of December 31, 2021, each of the named executive officers who participates in the SJWC Cash Balance SERP, except for Mr. Thornburg, is vested in the SJWC Cash Balance SERP benefit.
CWC SERP Agreement
The CWC SERP Agreements are designed to supplement the executive’s retirement income by providing retirement benefits in excess of the pension benefit under the CWC Retirement Plan. If the executive meets the age and any applicable service requirements, the CWC SERP Agreements provide the covered executive with a retirement benefit equal to approximately 60 percent of the participant’s average earnings, as defined under the CWC Retirement Plan but without the compensation limit under the Code, offset by their benefit payable under the CWC Retirement Plan. If benefits commence prior to the executive’s attainment of age 62, benefits are reduced by four (4) percent for each complete year by which such benefit commencement precedes the executive’s attainment of age 62. If the participant retires after attaining age 62, average earnings also include the value of cash units, restricted stock, and performance share units awarded under the CTWS 1994 (as amended and restated in 2002), 2004 or 2014 Performance Stock Programs. If the executive undergoes a “separation from service” with CWC either without cause (as defined in each participant’s employment agreement) or due to death or disability at any time before the attainment of age 62, the participant’s supplemental retirement benefit under the CWC SERP Agreement will generally be treated as if the “separation from service” occurred after the participant attained age 62 in two respects: (1) the executive’s supplemental retirement benefit will not be reduced by an early retirement factor and (2) the components of compensation used to calculate average earnings for purposes of the supplemental retirement benefit will be consistent with the components used following a “separation from service” after attaining age 62. Ms. Westbrook has attained age 62 and is fully vested in her CWC SERP Agreement benefits.
Prior to joining the Corporation on November 6, 2017, Mr. Thornburg served as President and Chief Executive Officer of CTWS. In connection with this service, Mr. Thornburg accrued a benefit under a CWC SERP Agreement. Mr. Thornburg took a complete distribution of his benefit payable under the CWC Retirement Plan in 2018. Consistent with the terms of the CWC SERP, Mr. Thornburg commenced receiving his CWC SERP Agreement benefit in May, 2018.
CWC Deferred Compensation Agreement
Eligible employees have entered into deferred compensation agreements with CWC collectively referred to as the "CWC Deferred Compensation Agreements.” Such agreement provides a lifetime benefit intended to supplement the executive’s retirement income. CWC Deferred Compensation Agreement participants were provided the opportunity to defer up to 12% of their compensation annually, and to have the deferred compensation credited with earnings each January 1 and July 1 in an amount equal to 50 percent of the product of (i) the recent AAA Corporate Bond Yield Average published by Moody's, plus 4 percentage points and (ii) the participant’s existing deferred compensation account balance. Interest continues to be credited until the employee commences distribution. Benefits are paid in the form of a life annuity. The CWC Deferred Compensation Agreements are closed to new participant elective deferral contributions, but participants continue to have their accounts credited with earnings. Ms. Westbrook is a CWC Deferred Compensation Agreement participant and is accruing a benefit under a CWC Deferred Compensation Agreement.
During his service as President and Chief Executive Officer of CTWS, Mr. Thornburg accrued a benefit under a CWC Deferred Compensation Agreement. Under the CWC Deferred Compensation Agreement, Mr. Thornburg deferred amounts from his compensation beginning January 1, 2012 until December 31, 2016. During his employment with CTWS which ended on October 15, 2017, these elective deferral contributions were credited with earnings using the Interest Factor as described above. Consistent with the terms of the CWC Deferred Compensation Agreement, Mr. Thornburg commenced receiving a life annuity under the CWC Deferred Compensation Agreement in May, 2018 computed on the basis of the mortality table and Interest Factor described above.
Non-Qualified Deferred Compensation
The named executive officers, other than Messrs. Thornburg and Gere, participated in deferred compensation arrangements with respect to the 2021 fiscal year.
In 2021, Mr. Lynch deferred compensation under the San Jose Water Company Special Deferral Election Plan ("SJWC Deferral Plan"). Mr. Walters and Ms. Westbrook participate in the 2017 Connecticut Water Deferred Compensation Plan ("CWC Deferred Compensation Plan"), and Ms. Westbrook holds deferred units of the Corporation's common stock, as described in footnote 1 to the table below reporting deferred compensation activity for Ms. Westbrook for the 2021 fiscal year attributable to the deferred shares of the Corporation's common stock. Mr. Walters' CWC Deferred Compensation Plan account is credited semi-annually with an amount equal to a percentage of his salary and any bonus paid in the period prior to the semi-annual crediting date, contingent on Mr. Walters' continued employment with CWC through the semi-annual crediting date. Mr. Walters is fully vested in his CWC Deferred Compensation Plan account.
The following tables show the deferred compensation activity for Messrs. Lynch and Walters and Ms. Westbrook during the 2021 fiscal year attributable to the named executive officer's participation in the SJWC Deferral Plan and the CWC Deferred Compensation Plan as applicable to each such named executive officer.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance at Last FYE ($)
James P. Lynch	24,840	—	197	—	25,037
Andrew F. Walters	—	39,732	80,704	—	128,047
Maureen P. Westbrook	107,963	—	81,955	(11,017)	773,094
(1)For Mr. Lynch, represents contributions made under the Deferral Plan in the 2021 fiscal year. For Ms. Westbrook, represents contributions made under the CWC Deferred Compensation Plan.
(2)Represents contributions made to the CWC Deferred Compensation Plan in the 2021 fiscal year pursuant to Mr. Walters' employment agreement with CWC.
(3)Includes the amount of interest that was accrued for the 2021 fiscal year on the named executive officer's outstanding balance under the CWC Deferred Compensation Plan.
The following table shows the deferred compensation activity for Ms. Westbrook for the 2021 fiscal year attributable to the deferred shares of the Corporation's common stock awarded or credited during such year:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance at Last FYE ($)(2)
Maureen P. Westbrook	—	35,571	166,550	—	1,742,014
(1)Represents (i) the $35,571 fair market value as of December 31, 2021, of the shares underlying additional deferred share units credited to Ms. Westbrook for the 2021 fiscal year as a result of the dividend equivalent rights under her assumed deferred share units and (ii) a $130,979 increase in the fair market value of the shares underlying accumulated deferred share units since the beginning of the 2021 fiscal year.
(2)The reported aggregate balance is based on the $73.20 closing selling price of the common stock on December 31, 2021. Ms. Westbrook is fully vested in her balance.
SJWC Special Deferral Election Plan
The San Jose Water Company Special Deferral Election Plan (the "Deferral Plan") allows certain key employees, including each of the named executive officers employed by SJWC, the opportunity to accumulate an additional source of retirement income through the deferral of up to 50 percent of their base salary each year and up to 100 percent of their annual cash incentive compensation or other incentive compensation each year. For the compensation deferred each year, the individual may designate a separate distribution event and form of payment (lump sum or annual installments over a five or 10-year period). Distribution events include separation from service, the expiration of a designated deferral period of at least five years or the occurrence of a change in control. Withdrawals are also permitted in the event of a financial hardship. Each deferred account balance is credited with a rate of interest each year, compounded semi-annually, equal to the lower of (i) the 30-year long-term borrowing cost of funds to San Jose Water Company, as such rate is measured as of the start of each calendar year; or (ii) 120 percent of the applicable federal long-term rate, measured as of the start of each calendar year.

2017 CWC Deferred Compensation Plan
Eligible CWC employees may elect to defer up to 50 percent of base salary and 100 percent of cash incentive pay under the 2017 CWC Deferred Compensation Plan. The deferred amounts are credited with earnings based on the participant’s notional investments among 6 index funds and a fixed rate alternative currently crediting 2.75 percent.
Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our, President, Chief Executive Officer, and Chairman, Eric W. Thornburg ("CEO").
For fiscal year ended December 31, 2021, our last completed fiscal year:
•The median of the annual total compensation of all employees of the Corporation (other than our CEO) was $100,044; and
•The annual total compensation of our CEO, as reported in the Summary Compensation Table included earlier in this Proxy Statement, was $3,288,886.
Based on this information, the ratio of the annual total compensation of our CEO, to the median of the annual total compensation of all employees for 2021 was 33 to 1.
There has been no change in the Corporation’s employee population or employee compensation arrangements for 2021 as compared to 2020 that the Corporation believes would significantly impact the pay ratio disclosure. Accordingly, as permitted by Item 402(u) of Regulation S-K, the Corporation used the same median employee as identified for 2020 to determine the median of the annual total compensation of all employees for 2021.
We took the following steps to identify the median employee in 2020:
•We determined that, as of November 30, 2020, our employee population consisted of approximately 742 individuals, not including the CEO, with all of these individuals located in the United States. This population consisted of our full-time, part-time, temporary and seasonal employees.
•We selected November 30, 2020, which is within the last three months of 2020, as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.
•To identify the “median employee” from our employee population, we compared the amount of salary, wages, and tips of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2020. We excluded equity awards and bonus payments from our compensation measure because we did not widely distribute such awards and bonus payments to our employees. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.
We combined all of the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $100,044.
Employment Agreements, Offer Letters, Termination of Employment and Change in Control Arrangements
Mr. Thornburg's Employment Agreement: In September 2017, the Corporation entered into an employment agreement pursuant to which Mr. Thornburg agreed to serve as the President and Chief Executive Officer effective November 6, 2017. The agreement was amended on December 31, 2019, and the material terms of such agreement, as amended, are summarized below:
•Mr. Thornburg's annual base salary for the 2017 and 2018 calendar years was established at $700,000.

•Pursuant to the December 31, 2019 amendment to his employment agreement, Mr. Thornburg's target annual incentive cash compensation shall be no less than 75 percent of his base salary starting with the 2020 fiscal year.
•Mr. Thornburg received a sign-on cash bonus in the amount of $310,000 in the first quarter of 2018. This bonus was intended in part to offset the 2017 cash incentive award forfeited by Mr. Thornburg in light of his move to the Corporation.
•Mr. Thornburg is eligible to receive enhanced severance benefits under the Executive Severance Plan (but not a tax gross-up as described below) and enhanced retirement benefits under the SJWC Cash Balance SERP.
•Mr. Thornburg is entitled to severance benefits upon an involuntary termination (under certain circumstances where he is not eligible for benefits under the Executive Severance Plan) in an amount equal to the sum of (i) (A) two times the sum of his annual base salary and target annual cash incentive compensation as in effect for the fiscal year of termination if such termination occurs on or prior to December 31, 2019, or (B) one times the sum of his annual base salary and target annual cash incentive compensation as in effect for the fiscal year of termination if such termination occurs after December 31, 2019, and (ii) his annual bonus for the year of termination based on actual performance, pro-rated for the number of days of employment during the year of termination.
•If any payments or benefits payable to Mr. Thornburg would become subject to excise tax under Section 4999 of the Code, then such payments and benefits will be subject to reduction if such reduction would provide him with a greater after-tax benefit.
•Mr. Thornburg's compensation is subject to clawback in accordance with applicable laws and regulations.
•Mr. Thornburg was reimbursed for reasonable temporary housing expenses in the San Jose area (for up to 12 months) and reasonable moving and travel expenses incurred in connection with his relocation to the San Jose area. Mr. Thornburg is also eligible to receive a company-provided motor vehicle and maintenance thereof and the same perquisites as the other senior executive officers of the Corporation. In addition, effective January 1, 2018, Mr. Thornburg is entitled to reimbursement for reasonable business-related personal expenses approved by the Chair of the Executive Compensation Committee.
•Equity awards under the agreement include the following:
◦Three initial restricted stock unit awards granted in January 2018, covering an aggregate of 12,424 shares, of which, 6,716 are fully vested and the remaining units did not vest under the terms of such awards; and
◦A special grant of restricted stock units on November 6, 2017, covering 14,552 shares that are fully vested. This special grant was in recognition of the value of unvested equity awards that were forfeited by Mr. Thornburg in light of his move to the Corporation.
Mr. Lynch's Offer Letter: Under the terms of his offer letter, Mr. Lynch is entitled to (i) a company car and reimbursement of membership fees for one local health club; and (ii) separation pay in the form of 12 months of salary continuation should his employment be involuntarily terminated without cause. However, should Mr. Lynch's employment terminate under circumstances that would otherwise entitle him to separation pay and severance benefits under the Executive Severance Plan, there will be no duplication of benefits under the two arrangements, and Mr. Lynch will only receive the severance benefits provided under the Executive Severance Plan. Mr. Lynch's base salary was $496,800 for the 2021 calendar year.
Ms. Westbrook’s Employment Agreement: Prior to the closing date of the Merger on October 9, 2019 (the "Closing Date"), Ms. Westbrook had entered into an employment agreement with CTWS and CWC that became effective at the closing of the Merger for a continuously renewing period of three years (the “Westbrook Employment Agreement”). Under the Westbrook Employment Agreement, Ms.

Westbrook was entitled to certain compensation and benefits for services to CTWS and severance benefits covering a three year period payable upon a qualifying termination which included Ms. Westbrook’s right to terminate her employment for any reason within 13 months following closing of the Merger.
The Executive Compensation Committee (the "Committee") and the CTWS Board of Directors approved the amendment and restatement of the Westbrook Employment Agreement effective as of October 9, 2019, to establish Ms. Westbrook’s compensation and benefits for her continued service to the Corporation for a term of three years following the Merger. Under the amended and restated agreement, Ms. Westbrook will be entitled to receive severance benefits payable only upon an involuntary termination during the term and she does not have a right to receive severance benefits if she voluntarily terminates her employment. The severance benefits for Ms. Westbrook are the same whether her qualifying termination occurs in connection with, or without, a change in control, except with respect to the accelerated vesting of certain of her restricted stock unit awards.
Ms. Westbrook's cash severance is based on when the involuntary termination occurs during the term; the remaining severance benefits, including the enhanced retirement benefits and excise tax gross-up, as applicable, were benefits already provided for in the Westbrook Employment Agreement as approved by CTWS prior to the Merger.
The material terms of the amended and restated Westbrook Employment Agreement dated October 9, 2019, are as follows:
i.A three year fixed term following the Closing Date (the “Term”);
ii.A base salary of no less than $340,000;
iii.Commencing in 2020, target annual cash incentive compensation of no less than $119,000;
iv.Commencing in 2020, an annual RSU grant covering a target number of shares of the Corporation’s common stock equal to at least $136,000 divided by the closing price on the grant date, each such award being in the form of service-vesting RSUs that vest based on Ms. Westbrook’s continued service and/or performance-based RSUs that vest based on achievement of performance goals, as determined by the Committee, and Ms. Westbrook’s continued service;
v.A special retention RSU award granted on the Closing Date covering 17,701 shares of the Corporation’s common stock, which was determined by dividing $1,250,000 by the closing price of the Corporation’s common stock on the Closing Date, and which will vest in three equal annual successive installments upon the completion of each year of Ms. Westbrook’s continued service with the Corporation over the three-year period measured from the Closing Date, subject to accelerated vesting under certain prescribed circumstances;
•Severance upon a termination without cause or due to disability, or resignation for good reason, subject to her execution of a release of claims, as follows: Severance in an amount equal to (i) base salary and target bonus for the year of termination times (ii) the Multiplier, with such amount paid in equal installments over the remaining Term, and with the Multiplier being (A) three for termination at any time before the first anniversary of the Closing Date, (B) two for termination at any time during second year of employment under the amended and restated Westbrook Employment Agreement but before the second anniversary of the Closing Date and (C) one for termination at any time during third year of employment under the amended and restated Westbrook Employment Agreement;
•Full vesting of all CTWS incentive awards assumed by the Corporation in the Merger;
•Contributions to any defined contribution retirement plan for the remainder of the Term, payable in a lump sum on the second anniversary of the termination date;
•Interest equivalent deferrals under the Deferred Compensation Plan II as if Ms. Westbrook had remained employed for the remainder of the Term, payable in a lump sum on the second anniversary of the termination date; and

•Enhanced retirement benefits, as described in the amended and restated Westbrook Employment Agreement:
•Contributions for life, health, disability, and similar welfare plans and perquisites for the remainder of the Term payable in a lump sum on the first day of the month following termination;
•Reimbursement for reasonable legal or accounting fees and expenses incurred by Ms. Westbrook to obtain or enforce any right or benefit provided to her under the amended and restated Westbrook Employment Agreement;
•Reasonable outplacement services for a period of up to one year;
•Gross-up for any taxes or penalties imposed under Section 280G of the Code as applicable; and
•If her termination is due to her disability, benefits payable in accordance with any disability plan maintained by CWC, for which she is eligible.
Executive Severance Plan: Officers of the Corporation or its subsidiaries (other than officers who are CTWS employees or employees of any of CTWS' subsidiaries, unless specifically designated for participation by the Committee) who are serving in such capacity at the time of a change in control ("CIC") of the Corporation may become entitled to severance benefits under the Corporation's Executive Severance Plan if their employment terminates under certain circumstances in connection with such change.
Accordingly, should (a) such officer's employment be terminated by the Corporation for any reason other than good cause, as defined in the Executive Severance Plan, after the Corporation enters into an agreement to effect the CIC but before such agreement is terminated or prior to the expiration of a 24-month period following the effective date of the CIC, or (b) they resign for good reason (as defined in such plan) within the 24-month period following the effective date of the CIC (the "CIC Protection Period"), then (i) such officer will be entitled to a cash severance benefit consisting of three times the sum of the annual base salary and target annual cash incentive compensation, as in effect for the fiscal year of such cessation of employee status or, if higher, immediately before the CIC, (ii) for Mr. Thornburg, also an amount equal to the annual bonus for the year of termination based on actual performance, pro-rated for the number of days of employment during the year of termination, (iii) their outstanding stock options will immediately vest and other equity awards may immediately vest in accordance with the terms of the award agreements, (iv) they will be reimbursed for the cost of COBRA continuation coverage under the company's group health care plans for the officer, their spouse, and eligible dependents until the earlier of (x) the date of the last annual installment of their cash severance benefit or (y) the first date on which the officer is covered under another employer's health benefit program without exclusion for any pre-existing medical condition, and (v) they will be deemed to be three years older and be given three additional years of service for purposes of calculating their pension benefit under the SJWC SERP (the "Enhanced Pension Benefit").
If an officer, other than Mr. Thornburg, qualifies for benefits under the Executive Severance Plan and any payment made in connection with a CIC or the subsequent termination of the officer's employment becomes subject to an excise tax under Section 4999 of the Code (the "Excise Tax"), then such payment or benefit will be grossed-up to ensure that such officer does not incur any out-of-pocket cost with respect to such Excise Tax, and such officer will accordingly receive the same net after-tax benefit they would have received had no Excise Tax been imposed. Pursuant to the terms of Mr. Thornburg’s employment agreement, if any compensation payments, including payments under the Executive Severance Plan, would become subject to the Excise Tax, the payments may be reduced if such reduction would provide him with a greater net after-tax benefit.
The benefits payable under the Executive Severance Plan are conditioned upon the named executive officer's execution of a general release of all employment-related claims against the Corporation and a non-solicitation covenant pursuant to which such officer may not induce any representative, agent or employee to terminate their employment or service relationship with the Corporation.

For purposes of the various payments and benefits which may be triggered under the Executive Severance Plan in connection with a CIC, the following transactions will be deemed to constitute a CIC event:
•A merger, consolidation or other reorganization, unless 50 percent or more of the outstanding voting power of the successor entity is owned, in substantially the same proportions, by the persons who were the Corporation's stockholders immediately prior to the transaction;
•A sale of all or substantially all of the Corporation's assets, unless 50 percent or more of the outstanding voting power of the acquiring entity or parent thereof is owned, in substantially the same proportions, by the persons who were the Corporation's stockholders immediately prior to the transaction;
•Certain changes in the composition of the Corporation's Board of Directors; or
•The acquisition of the Corporation's outstanding securities by any person so as to make that person the beneficial owner of securities representing 30 percent or more of the total combined voting power of the Corporation's outstanding securities.
Accelerated Vesting of Equity Awards: The Service RSU awards granted to the named executive officers vest in full on a CIC if they are not assumed, replaced or otherwise continued. If such awards are assumed, replaced or otherwise continued following a CIC, then the awards will continue to vest over the service period subject to vesting in full on a termination without good cause or resignation for good reason during the 24-month period following the effective date of the CIC. The awards also vest in full on termination by reason of death or permanent disability during the vesting period even if there is no CIC.
The PSU awards granted to the named executive officers will vest with respect to the target number of shares on a CIC if the awards are not assumed, replaced or otherwise continued. If such awards are assumed, replaced or otherwise continued following a CIC, then the awards will vest at target level at the end of the performance period or an earlier termination without good cause or resignation for good reason or by reason of death or permanent disability following the CIC. The awards also vest pro-rata based on actual performance and period of service during the performance period upon a termination without good cause or resignation for good reason or by reason of death or permanent disability other than in connection with a CIC.
Potential Payments Upon Termination with a CIC: The table below indicates the potential payments that each named executive officer, other than Ms. Westbrook, would receive upon a qualifying termination following a CIC. The potential payments to the executive officers shown in the table below are based upon the following assumptions:
i.There is a qualifying termination of employment on December 31, 2021; and
ii.The CIC is assumed to have occurred on December 31, 2021 at a price per share payable to the holders of the Corporation's common stock equal to $73.20 per share, the closing selling price of such common stock on December 31, 2021, the last trading day in the 2021 fiscal year.

Name	Cash Severance Payment ($)(1)	Present Value of Enhanced Pension Benefit ($)(2)		Estimated Value of Reimbursed COBRA Continuation Health Care Coverage ($)	Accelerated Vesting of Restricted Stock Unit Awards ($)(3)	Excise Tax Gross-Up ($)(4)	Total ($)
Eric W. Thornburg (5)	4,772,023	2,521,481		51,977	2,476,356	—	9,821,837
Andrew R. Gere	1,962,225	265,573		88,427	522,429	1,403,780	4,242,434
James P. Lynch	2,161,080	—	(6)	74,853	717,067	1,365,822	4,318,822
Andrew F. Walters	1,731,174	—	(6)	96,748	519,720	1,067,901	3,415,543

(1)Represents three times Mr. Thornburg's annual salary of $803,400, plus three times his target annual cash incentive compensation of $602,500, plus his annual cash incentive for the 2021 fiscal year, based on actual performance of $554,173; represents three times Mr. Gere's annual salary of $484,500 plus three times his target annual cash incentive compensation of $169,575; represents three times Mr. Lynch's annual salary of $496,800 plus three times his target annual cash incentive compensation of $223,560; and represents three times Mr. Walters' annual salary of $427,450 plus three times his target annual cash incentive compensation of $149,608.
(2)Represents the present value of the Enhanced Pension Benefit described above. The actuarial and economic assumptions used above to value the pension plan benefits under plans of employees of SJWC and CWC are summarized in the Summary Compensation Table and Pension Benefits section in this Proxy Statement.
(3)Represents the value of the accelerated vesting of unvested restricted stock unit awards. As described above, if the awards are assumed, replaced or otherwise continued in connection with a CIC, then the unvested Service RSU awards vest in full on a qualifying termination occurring during the CIC Protection Period and the PSU awards vest at target level upon a qualifying termination if such termination occurs after the CIC but prior to the end of the measurement period.
All reported dollar values in this column are based on the $73.20 closing selling price per share of the Corporation's common stock on December 31, 2021, the last trading day in the 2021 fiscal year and include Service RSU and PSU awards for each named executive officer.
(4)For executive officers other than Mr. Thornburg, calculated based on (i) W-2 wages for the five-year period 2016 through 2020, (ii) an effective tax rate of 52.65% (Federal, 37%; State, 13.3%; and Medicare, 2.35%), and (iii) the vesting of all outstanding unvested stock unit awards on the assumed December 31, 2021 CIC/separation from service date.
(5)As discussed above, Mr. Thornburg is not entitled to receive a tax gross-up under the Executive Severance Plan. However, if any payments or benefits payable to him would become subject to the excise tax under Section 4999 of the Code, such payments and benefits will be reduced if such reduction would provide him with a greater after-tax benefit.  The total amount shown for Mr. Thornburg has not been reduced, as he would have a greater benefit on a net after-tax basis if paid the full amount owed. This determination is based on calculations using (i) W-2 wages for the five-year period 2016 through 2020, (ii) an effective tax rate of 52.65% (Federal, 37%; State, 13.3%; and Medicare, 2.35%), and (iii) the vesting of all outstanding unvested stock unit awards on the assumed December 31, 2021 CIC/separation from service date.
(6)There would be no enhancement to Mr. Lynch’s or Mr. Walters' benefits under the SJWC Cash Balance SERP, whether in the form of additional compensation credits or contributions or additional years of service credit, triggered by the CIC event or the termination of his employment in connection therewith.
Potential Payments Upon Termination without a CIC: In the event of a qualifying termination on December 31, 2021, Mr. Thornburg would be entitled to a payment equal to the sum of (i) his annual base salary of $803,400 for the 2021 fiscal year plus his target annual cash compensation of $602,500 and (ii) his annual cash incentive of $554,173 for the 2021 fiscal year based on actual performance, which in total equals $1,960,073. In the event of a qualifying termination on December 31, 2021, Mr. Lynch would be entitled to a payment of his annual base salary for the 2021 fiscal year of $496,800.
As described above in the section titled “Accelerated Vesting of Equity Awards,” the unvested Service RSU awards vest in full on a termination by reason of death or permanent disability and the PSU awards vest pro-rata based on actual performance and period of service during the performance period upon a termination without good cause or resignation for good reason or by reason of death or permanent disability during the performance period. The payout value for each named executive officer's service-based awards and performance-based awards, assuming a qualifying termination on December 31, 2021, other than in connection with a CIC, and assuming that actual performance under the performance-based awards was at target level, are $1,561,063 for Mr. Thornburg, $369,075 for Mr. Gere, $503,128 for Mr. Lynch; and $366,366 for Mr. Walters. All reported dollar values are based on the $73.20 closing selling price per share of the Corporation's common stock on December 31, 2021, the last trading day in the 2021 fiscal year. Payments upon termination without a CIC for Ms. Westbrook are provided below.
Potential Payments Upon a CIC: In the event of a CIC without termination where equity awards are not assumed, replaced or otherwise continued, the named executive officers would potentially be entitled to acceleration of their restricted stock unit awards as set forth in the table above but would not be entitled to the other potential payments listed in such table.
Potential Payments to Ms. Westbrook Upon Termination with a CIC: The table below indicates the potential payments that Ms. Westbrook would receive upon a qualifying termination following a CIC. The potential payments to Ms. Westbrook shown in the table below are based upon the following assumptions:

i.There is a qualifying termination of employment on December 31, 2021; and
ii.The CIC is assumed to have occurred on December 31, 2021 at a price per share payable to the holders of the Corporation's common stock equal to $73.20 per share, the closing selling price of such common stock on December 31, 2021, the last trading day in the 2021 fiscal year.

Name	Cash Severance Payment ($)(1)	Qualified Plan Contributions ($)(2)	Interest Equivalent on Deferred Compensation Amounts ($)(3)	Additional Retirement Benefits ($)(4)	Accelerated Vesting of Restricted Restricted Stock Unit Awards (5)	Health & Welfare Benefits & Reasonable Outplacement Services ($)(6)	Excise Tax Gross- Up ($)(7)	Total ($)
Maureen P. Westbrook	542,295	8,682	11,446	264,016	918,660	31,305	—	1,776,404
(1)Represents Ms. Westbrook's annual salary of $401,700 plus her target annual cash incentive compensation of $140,595 under the terms of the amended and restated Westbrook Employment Agreement.
(2)Represents employer contributions to the Savings Plan of Connecticut Water Company, plus related earnings, as if Ms. Westbrook, had continued to be employed through the third anniversary of the effective date of the amended and restated Westbrook Employment Agreement.
(3)Represents interest Ms. Westbrook would have received under the Deferred Compensation Plan II, plus related earnings as if she had continued to be employed through the third anniversary of the effective date of the amended and restated Westbrook Employment Agreement.
(4)Represents the present value of additional pension benefits under the CWC Retirement Plan and the CWC SERP Agreements as if Ms. Westbrook had continued to be employed through the third anniversary of the effective date of the amended and restated Westbrook Employment Agreement.
(5)Represents the value of the accelerated vesting of Ms. Westbrook’s unvested restricted stock unit awards. All reported dollar values in this column are based on the $73.20 closing price per share of the Corporation's common stock on December 31, 2021, the last trading day in the 2021 fiscal year. As described above, the Special Retention Award accelerates in full on a qualifying termination regardless of whether the termination occurs in connection with or without a CIC. In the event Ms. Westbrook experiences a qualifying termination following a CIC in which her other unvested restricted stock units are assumed, replaced or otherwise continued, then her unvested Service RSU awards would vest in full on a qualifying termination occurring during 24-month period following the effective date of the CIC and her PSU awards would vest at target level upon a qualifying termination if such termination occurs after the CIC but prior to the end of the measurement period.
(6)Represents CWC’s contributions on behalf of Ms. Westbrook for coverage under CWC’s health and welfare benefit plans as if Ms. Westbrook had continued employment through the third anniversary of the effective date of the amended and restated Westbrook Employment Agreement, and $25,000 of outplacement services.
(7)Represents the excise tax gross-up Ms. Westbrook is entitled to, as applicable, and is based on (i) W-2 wages for the five-year period 2016 through 2020 and (ii) an effective tax rate of 46.34% (Federal, 37%; State, 6.99%; and Medicare, 2.35%).
Potential Payments to Ms. Westbrook Upon Termination without a CIC: In the event of a qualifying termination on December 31, 2021, other than in connection with a CIC, Ms. Westbrook would be entitled to the same severance payments and benefits as if Ms. Westbrook was terminated in connection with a CIC set forth in the table above, except that the value of the accelerated vesting of Ms. Westbrook’s unvested restricted stock unit awards would be $765,306 (based on the full vesting of the Special Retention Award and the vesting of her other restricted stock unit awards as described in the section above titled “Accelerated Vesting of Equity Awards”) and she would not be entitled to an excise tax gross-up. Accordingly, the total severance benefits would be $1,623,050.
Potential Payments to Ms. Westbrook Upon a CIC: In the event of a CIC without termination where Ms. Westbrook’s equity awards are not assumed, replaced or otherwise continued, Ms. Westbrook would potentially be entitled to acceleration of her restricted stock unit awards as set forth in the table above but would not be entitled to the other potential payments listed in such table.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information as of December 31, 2021, with respect to the shares of the Corporation's common stock that may be issued under the Corporation's existing equity compensation plans:

	A		B		C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders (1)	168,721	(2)	—	(3)	870,702	(4)(5)
Equity Compensation Plans Not Approved by Stockholders (6)	N/A		N/A		—
Total	168,721	(2)	—	(3)	870,702	(4)(5)
(1)Consists of the Corporation's Long-Term Incentive Plan and 2014 Employee Stock Purchase Plan.
(2)Includes 168,721 shares of common stock underlying deferred stock awards and restricted stock units that will entitle each holder to the issuance of one share of common stock for each deferred share or restricted stock unit that vests following the applicable performance-vesting or service-vesting requirements. Excludes outstanding purchase rights under the 2014 Employee Stock Purchase Plan. Excludes restricted stock units and deferred stock unit awards assumed by SJW in connection with the Merger.  As of December 31, 2021, a total of 56,609 shares of common stock were issuable under such assumed awards of which 4,570 shares were subject to unvested restricted stock units and 52,039 shares were subject to vested restricted stock units that will be issued in accordance with the participant’s deferral election. No additional awards may be granted under those assumed arrangements.
(3)Calculated without taking into account the 168,721 shares of common stock subject to outstanding deferred stock awards or restricted stock units that will become issuable upon or following the vesting of those awards or units, without any cash consideration or other payment required for such shares.
(4)Consists of 685,193 shares of common stock available for issuance under the Long-Term Incentive Plan and 185,509 shares of common stock available for issuance under the 2014 Employee Stock Purchase Plan.
(5)The shares under the Long-Term Incentive Plan may be issued pursuant to stock option grants, stock appreciation rights, restricted stock or restricted stock unit awards, performance shares, dividend equivalent rights, and stock bonuses.
(6)The Corporation does not have any outstanding equity compensation plans which are not approved by stockholders.
Compensation Committee Interlocks and Insider Participation
No member of the Executive Compensation Committee was at any time during the 2021 fiscal year, or at any other time, an officer or employee of the Corporation or any of its subsidiaries. No executive officer of the Corporation served during the 2021 fiscal year as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving as a member of the Corporation's Board or Executive Compensation Committee. Messrs. Landis and More and Mses. Armstrong, Hunt, and Klein served on the Executive Compensation Committee during the 2021 fiscal year. None of the Executive Compensation Committee members had a relationship requiring disclosure under Item 404 of Regulation S-K.

COMMITTEE REPORTS
The following reports of the Audit Committee and the Executive Compensation Committee shall not be deemed incorporated by reference into any previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, nor are such reports to be incorporated by reference into any future filings.
Annual Report of the Audit Committee
In connection with the audited consolidated financial statements for the year ended December 31, 2021, the Audit Committee (1) reviewed and discussed the audited consolidated financial statements of SJW Group and subsidiaries with management and the independent accountants, (2) discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 1301 Communications with Audit Committees, and (3) received the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding an independent registered public accounting firm's communications with the Audit Committee concerning independence and non-audit services, and has discussed with the independent registered public accounting firm its independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of SJW Group and subsidiaries be included in the SJW Group Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the Securities and Exchange Commission.
Audit Committee
Daniel B. More, Committee Chair
Mary Ann Hanley
Gregory P. Landis

Annual Report of the Executive Compensation Committee
The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management, and based on such review and such discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis, as contained herein, be included in this Proxy Statement.
Executive Compensation Committee
Gregory P. Landis, Committee Chair
Katharine Armstrong
Heather Hunt
Rebecca A. Klein
Daniel B. More

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Since January 1, 2021, there have be no transactions and there are no currently proposed transactions in which the Corporation was or is a participant and the amount involved exceeds $120,000 and in which any related person (as defined under Item 404(a) of Regulation S-K) had or will have a direct or indirect material interest.
The Audit Committee reviews related party transactions as such term is defined under Item 404(a) of Regulation S-K pursuant to the Audit Committee Charter. The Audit Committee evaluates all such transactions and determines whether or not it serves the best interest of the Corporation and its stockholders and whether the relationship should be continued or eliminated. In addition, SJW Group has a written Related Party Transactions Policy which provides that any request for review submitted to the Audit Committee must describe the material terms of the proposed transaction and the related party's interest. Such policy further provides that when review of a related party transaction is required between regular Audit Committee meetings, the Audit Committee may do so at a special telephonic committee meeting or by written consent, including by email.
STOCKHOLDER PROPOSALS
Stockholder proposals intended to be presented at next year's annual meeting of stockholders must comply with all applicable SEC rules and regulations, including Rule 14a-8 of the Securities Exchange Act, as amended, and be received by the Corporation by November 15, 2022 for inclusion in the Corporation's proxy materials relating to that meeting. In addition, for a stockholder proposal to be properly brought before next year's annual meeting by a stockholder (and not pursuant to the SEC Rule 14a-8 for inclusion in the proxy materials), the stockholder must comply with the advance notice and other provisions in our Bylaws. In general, for a stockholder proposal to be timely under such advance notice provision, the proposal must be delivered to the Secretary of the Corporation at its principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary of this year's annual meeting date.
The proxy solicited by the Board of Directors for the 2023 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at the meeting for which the Corporation did not have notice on or prior to January 27, 2023.

FORM 10-K
SJW GROUP WILL MAIL, WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF SJW GROUP'S FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2021, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES, AND LIST OF EXHIBITS, AND ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. REQUESTS SHOULD BE SENT TO: SJW GROUP, 110 W. TAYLOR STREET, SAN JOSE, CALIFORNIA 95110, ATTENTION: CORPORATE SECRETARY. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT THE CORPORATION'S WEBSITE AT WWW.SJWGROUP.COM.
OTHER MATTERS
The Board of Directors is not aware of any matters to be presented for stockholder action at the Annual Meeting other than as set forth herein. If any other matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment. Whether or not you intend to be present at the meeting, you are urged to complete, sign and return your proxy card promptly.

BY ORDER OF THE BOARD OF DIRECTORS
Willie Brown
Vice President, General Counsel, and Corporate Secretary

San Jose, California
March 8, 2022

SJW GROUP
ANNUAL MEETING OF STOCKHOLDERS
April 27, 2022
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned revokes all previous proxies, acknowledges receipt of the notice of the virtual Annual Meeting of Stockholders to be held on April 27, 2022, and the accompanying Proxy Statement, and appoints Eric W. Thornburg and James P. Lynch, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of SJW Group that the undersigned is entitled to vote, either on their own behalf or on behalf of an entity or entities, at the virtual Annual Meeting of Stockholders of SJW Group to be held on April 27, 2022 at 9:00 AM Central Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could have if personally present thereat.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED "FOR" EACH OF THE NINE NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS, AND "FOR" PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.
Continued and to be signed on the reverse side.

NAME:	CONTROL #:	SHARES:

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

DURING THE MEETING - Go to www.virtualshareholdermeeting.com/SJW2022
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS IN BLUE OR BLACK INK AS FOLLOWS: ☒

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Form of Proxy and the Annual Report for the year ended on December 31, 2021, are available at
https://www.proxydocs.com/SJW

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
SJW Group
The Board of Directors recommends you vote FOR each of the following director nominees:

1. ELECTION OF DIRECTORS

Nominees:
		For	Against	Abstain
1a	W. J. Bishop	☐	☐	☐
1b.	C. Guardino	☐	☐	☐
1c.	M. Hanley	☐	☐	☐
1d.	H. Hunt	☐	☐	☐
1e.	R. A. Klein	☐	☐	☐
1f.	G. P. Landis	☐	☐	☐
1g.	D. B. More	☐	☐	☐
1h.	E. W. Thornburg	☐	☐	☐
1i.	C. P. Wallace	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To approve, on an advisory basis, the compensation of the named executive officers as disclosed in the accompanying proxy statement.	☐	☐	☐

	For	Against	Abstain
3. Ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for fiscal year 2022.	☐	☐	☐

NOTE: Act upon such other business as may properly come before the Annual Meeting or any adjournment of postponement thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date